                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Southwest Gas Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $1.00 per share ("Common Stock"), of Southwest Gas Corporation; performance shares of Southwest Gas Corporation and options to acquire Common Stock

     (2)  Aggregate number of securities to which transaction applies:
          31,200,000 shares of Common Stock; 190,000 performance shares and 711,820 stock options

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): based upon the cash merger price of $30.00 per share, determined as follows: sum of (i) $30.00 times the estimated number of shares of Common Stock which will be outstanding on the date the merger is consummated, (ii) $30.00 times the number of performance shares, (iii) the difference between the average option exercise price of $17.37 and $30.00 times 593,820, and (iv)the difference between the average option exercise price of $26 and $30.00 times 118,000.

     (4)  Proposed maximum aggregate value of transaction: $949,671,947

     (5)  Total fee paid: $189,934

[X]  Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

               $189,934
          ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

               Preliminary Proxy Statement
          ---------------------------------------------------------------------

     (3)  Filing Party:

               Southwest Gas Corporation
          ---------------------------------------------------------------------

     (4)  Date Filed:

               May 11, 1999
          ---------------------------------------------------------------------

SOUTHWEST GAS LOGO

                                                                   June 30, 1999

Michael O. Maffie, President and CEO

Dear Shareholder:

     You are cordially invited to the Annual Meeting of Shareholders of Southwest Gas Corporation scheduled to be held on Tuesday, August 10, 1999, in the auditorium of the Company's Headquarters office building, 5241 Spring Mountain Road, Las Vegas, Nevada, commencing at 3:00 p.m. Your Board of Directors looks forward to greeting personally those of you able to attend.

     At the Annual Meeting, the shareholders will be asked to approve the principal terms of the merger of a wholly owned subsidiary of ONEOK, Inc. and the Company in exchange for $30.00 per share in cash. The Board of Directors approved the merger, subject to shareholder approval and the satisfaction of other conditions. THE BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL (2), APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER.

     I appreciate that you may have a number of questions regarding the proposed merger with ONEOK, especially in light of the unsolicited offer from Southern Union that was unanimously rejected by your Board of Directors. To assist you, we have included a separate supplement that answers some commonly asked questions regarding the proposed merger with ONEOK and our rejection of the Southern Union proposal. I encourage you to review these questions and answers.

     Your Board of Directors believes the merger with ONEOK is in your best interest for several reasons, including:

     - the merger will allow you to realize immediately the future value of the Company's long-term prospects, rather than continue to experience reduced rates of return on investment resulting from the significant capital investment required to service the substantial growth in our service territory and the inherent lag and uncertainty in recovery of those costs through rate increases;

     - the $30.00 per share to be received in the merger represents a 54% premium over the closing price of our Common Stock on September 15, 1998 (the approximate date our discussions with ONEOK moved beyond the exploratory stage) and a 23% premium over the closing price of our Common Stock on the last trading day before the merger was announced; and

     - we believe ONEOK is likely to obtain all regulatory approvals necessary to allow this transaction to close in the fourth quarter of 1999. In fact, on June 21, 1999, this transaction was approved by the Public Utilities Commission of Nevada, nearly two months faster than was required by law. Furthermore, on June 25, 1999, a settlement was reached with the staff of the Arizona Corporation Commission and the Regulatory Utility Consumers Office in Arizona, a prelude to regulatory approval in Arizona. Preliminary settlement discussions have also been held in California. No other utility regulatory approvals are required.

     Your Board of Directors rejected the offer from Southern Union because it believed that the higher price did not adequately compensate you for the increased financial and regulatory risks associated with this offer. The Board believed that these risks substantially increased the likelihood that the transaction proposed by Southern Union would not be consummated.

     At the meeting you will also be asked to consider and approve the election of 11 directors and the continued retention of Arthur Andersen LLP as the Company's independent public accountants.

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN AND WHETHER OR NOT YOU PLAN TO ATTEND. ABSTENTIONS WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. WHILE THERE MAY BE INSTANCES IN WHICH YOU WISH TO ABSTAIN, WE ENCOURAGE YOU TO VOTE YOUR SHARES IN YOUR BEST JUDGMENT AND TO PARTICIPATE IN THE VOTING PROCESS TO THE FULLEST EXTENT POSSIBLE. ACCORDINGLY, WE REQUEST YOU TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE.

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. Promptly after the merger, a letter of transmittal will be mailed to all shareholders to be used in connection with the surrender of their stock certificates. The letter of transmittal will include instructions on where to send the stock certificates.

     Your interest and participation in the affairs of the Company are sincerely appreciated.

                                          Very truly yours,

                                          /s/ Michael O. Maffie

                           SOUTHWEST GAS CORPORATION
                   5241 SPRING MOUNTAIN ROAD - P.O. BOX 98510
                        - LAS VEGAS, NEVADA 89193-8510 -
                           -------------------------

                           PROXY STATEMENT SUPPLEMENT
                                 JUNE 30, 1999

     This Supplement provides answers to some commonly asked questions regarding the merger with ONEOK and our rejection of the Southern Union proposal and should be read in conjunction with the accompanying Proxy Statement.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will have the right to receive $30.00 in cash for each share of Company common stock you own.

Q: WILL I HAVE ANY INTEREST IN THE COMPANY OR ONEOK AFTER COMPLETION OF THE
   MERGER?

A: No. You will no longer have any interest in the future earnings, growth or prospects of the Company and will not have any interest in the future earnings or growth of ONEOK.

Q: WHY IS THE COMPANY'S BOARD RECOMMENDING THE MERGER?

A: The Board believes that the Merger:

   - gives our shareholders the opportunity to realize immediately the future value of the Company's long-term prospects, rather than continue to experience reduced rates of return on investment resulting from the significant capital investment required to service the substantial growth in our service area and the inherent lag and uncertainty in recovery of those costs through rate increases;

   - offers our shareholders a fair price from a financial point of view that represents a 54% premium over the closing price of our Common Stock on September 15, 1998 (the approximate date our discussions with ONEOK moved beyond the exploratory stage) and a 23% premium over the closing price of our Common Stock on the last trading day before the merger was announced; and

   - is likely to be consummated in the fourth quarter of 1999 since the Board believes ONEOK is likely to obtain all necessary regulatory approvals in a timely manner.

Regulatory approval was obtained from the Public Utilities Commission of Nevada on June 21, 1999. A settlement was reached with the staff of the Arizona Corporation Commission and the Regulatory Utility Consumers Office in Arizona on June 25, 1999, a prelude to regulatory approval in Arizona. Preliminary settlement discussions have also been held in California. To review the background and reasons for the merger in greater detail, see pages 36 - 49 of the Proxy Statement. To review factors that may affect our future performance, see pages 30 - 33 of the Proxy Statement.

Q: WHY DID THE COMPANY'S BOARD REJECT THE OFFER FROM SOUTHERN UNION COMPANY TO
   PAY $33.50 PER SHARE?

A: The Board rejected the Southern Union offer because it believed that the higher price did not adequately compensate shareholders for the increased financial and regulatory risks. These risks arise out of:

   - Southern Union's highly leveraged capital structure (63% debt, including trust originated preferred securities, to total capitalization for Southern Union at March 31, 1999 compared to 37% debt to total capitalization for ONEOK at February 28, 1999);

   - Southern Union's smaller equity capital base ($313 million at March 31, 1999 for Southern Union compared to $1.2 billion at February 28, 1999 for ONEOK);

   - Southern Union's lower credit ratings;

   - Southern Union's history of operational and regulatory problems in Missouri; and

   - the need to obtain an additional regulatory approval in Missouri.

The Board believed that these risks substantially increased the likelihood that the transaction proposed by Southern Union would not be consummated. To review the reasons for rejection of the Southern Union offer in more detail, see pages 47 - 48 of the Proxy Statement.

Q: WHAT IS THE REQUIRED VOTE?

A: The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve the principal terms of the merger.

Q: WILL I HAVE DISSENTERS' RIGHTS?

A: Any shareholder who does not wish to accept the merger consideration has the right under California law to have the "fair market value" of his or her shares as of the date before the announcement of the proposed terms of the merger determined by the appropriate Superior Court in California if holders of at least 5% of the Company's outstanding shares properly demand dissenters' rights. "Fair market value" excludes any appreciation or depreciation as a result of the proposed merger. This right is subject to a number of restrictions and technical requirements. IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS' RIGHTS, YOU SHOULD BE AWARE THAT THE FAIR MARKET VALUE OF YOUR SHARES OF COMMON STOCK COULD BE GREATER THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION. See pages 61 - 63 of the Proxy Statement.

Q: WHAT DO I NEED TO DO NOW? SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Annual Meeting. In addition, you may attend and vote at the Annual Meeting in person, whether or not you have signed and mailed your proxy card. DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. If the merger is completed, you will receive written instructions on how to receive payment for your stock.

Q: WHAT IF I WANT TO CHANGE MY VOTE?

A: Just send in a later dated, signed proxy card before the Annual Meeting or attend the meeting in person and vote.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: No. Your broker will vote your shares on the merger ONLY if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give instructions to your broker. If you do not instruct your broker how to vote, your shares will count the same as shares that are voted against the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER CAN I VOTE THESE SHARES
   IN PERSON AT THE MEETING?

A: No. You must first obtain a legal proxy from your broker in order to vote your shares at the meeting. If you plan on attending the meeting simply check the box on the voting form from your broker and mail it back in the postage prepaid envelope.

   Your broker will send you a legal proxy which can then be voted at the meeting.

Q: WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: You will be taxed on your receipt of the merger consideration of $30.00 per share to the extent that the amount you receive exceeds your tax basis in your shares of Company common stock. Please note that if you owned shares of our common stock on December 14, 1998 and you have held these shares more than one year at the time of completion of the merger and your federal capital gains rate is 20%, the increase in price of our common stock resulting from the merger will likely more than compensate you for any federal income taxes owed. However, due to the complex and individual nature of the tax consequences of the merger, we urge you to consult your own tax advisor regarding the specific tax consequences of the merger to you.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We anticipate that the closing will occur promptly after receipt of all regulatory approvals, assuming the principal terms of the merger are approved by the Company's shareholders and all other conditions to the merger are satisfied. We estimate that all regulatory approvals will be obtained and become final in the fourth quarter of 1999.

Q: WILL I CONTINUE TO RECEIVE DIVIDENDS ON MY COMMON STOCK PRIOR TO COMPLETION
   OF THE MERGER?

A. Under the terms of the merger agreement, the Company may continue to pay regular quarterly dividends on its common stock if declared by the Company's Board of Directors.

Q: WILL I BE ABLE TO CONTINUE TO PARTICIPATE IN THE COMPANY'S DIVIDEND
   REINVESTMENT AND STOCK PURCHASE PLAN?

A. You will be able to participate in the plan until consummation of the merger, unless the Company's Board changes or terminates the plan earlier. The Company's Board does not currently intend to make any changes to the plan prior to completion of the merger.

Q: WILL I BE ABLE TO PARTICIPATE IN ONEOK'S DIVIDEND REINVESTMENT AND STOCK
   PURCHASE PLAN AFTER THE MERGER?

A. Yes, you may become a participant in ONEOK's plan. Information will be provided to you regarding how you may become a participant when you receive payment for your stock.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A. Both ONEOK and the Company file periodic reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the SEC's Internet site at http:\\www.sec.gov and at the offices of the New York Stock Exchange.

SOUTHWEST GAS LOGO
                               SOUTHWEST GAS LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, AUGUST 10, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Southwest Gas Corporation (the "Company") will be held on August 10, 1999 at 3:00 p.m., in the auditorium of the Company's Headquarters office building, 5241 Spring Mountain Road, Las Vegas, Nevada, for the following purposes:

1. To elect 11 directors of the Company;

2. To consider and vote upon a proposal to approve the principal terms of the merger of a wholly owned subsidiary of ONEOK, Inc. and the Company in exchange for $30.00 per share in cash;

3. To consider and vote on a proposal to ratify the selection of Arthur Andersen LLP as independent public accountants for the Company; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has established June 28, 1999 as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.

     You are cordially invited to attend the meeting in person.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     A copy of the Annual Report to Shareholders for the year ended December 31, 1998 was previously provided to you.

                                              /s/ GEORGE C. BIEHL

                                              George C. Biehl
                                              Senior Vice President/Chief
                                              Financial
                                              Officer and Corporate Secretary
June 30, 1999

                                LOCATION OF 1999

                         ANNUAL MEETING OF SHAREHOLDERS
                           5241 SPRING MOUNTAIN ROAD
                               LAS VEGAS, NEVADA

                           *SHAREHOLDER PARKING WILL
                          BE IN THE WEST PARKING LOT.
                          ATTENDANTS WILL BE AVAILABLE
                             TO PROVIDE ASSISTANCE.

                                     [MAP]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
     Merger Consideration...................................    1
     Voting.................................................    1
     Record Date............................................    1
     Recommendation of the Company's Board of Directors.....    1
     Factors Considered by the Company's Board of
      Directors.............................................    1
     Opinion of Financial Advisor...........................    2
     Interests of Certain Persons in the Merger.............    2
     Litigation Affecting the Merger........................    2
     Dissenters' Rights.....................................    2
     Covenants of the Company...............................    3
     Covenants of ONEOK.....................................    3
     Conditions to the Merger...............................    4
     Termination of the Merger..............................    4
     Election of Directors..................................    5
     Ratification of Independent Public Accountants.........    5
VOTING AND PROXIES..........................................    6
ELECTION OF DIRECTORS.......................................    7
     Names and Qualification of Nominees....................    7
     Securities Ownership of Nominees, Executive Officers
      and Principal Shareholders............................   11
GENERAL INFORMATION ABOUT THE BOARD.........................   13
     Board of Directors.....................................   13
     Directors' Compensation................................   13
     Committees of the Board................................   14
SECTION 16 INFORMATION......................................   15
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................   15
     Section 16(b)..........................................   15
EXECUTIVE COMPENSATION AND BENEFITS.........................   17
     Executive Compensation Report..........................   17
     Compensation Committee Interlocks and Insider
      Participation.........................................   19
     Summary Compensation Table.............................   20
     Options/SARs Granted in 1998...........................   21
     Options/SARs Exercised and Year-End Values.............   22
     Benefit Plans..........................................   22
     Severance and Change in Control Arrangements...........   24
     Performance Graph......................................   25
APPROVAL OF THE MERGER......................................   26
PARTIES TO THE MERGER.......................................   27
     The Company............................................   27
     Market Information for the Company.....................   28
     Selected Financial Information for the Company.........   28
     Factors Which May Affect Future Performance of the
      Company...............................................   30
     Where You Can Find More Information About the
      Company...............................................   33
     ONEOK..................................................   34
     Selected Financial Information for ONEOK...............   35
     Where You Can Find More Information About ONEOK........   36

                                                              PAGE
                                                              ----
RECOMMENDATION OF THE BOARD OF DIRECTORS....................   36
BACKGROUND OF THE MERGER....................................   36
REASONS FOR THE MERGER......................................   45
OPINION OF FINANCIAL ADVISOR................................   49
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   54
     Interests of Outside Directors.........................   54
     Interests of Inside Directors..........................   55
     Interests of Other Officers............................   57
     Indemnification and Insurance of the Company's
      Directors and Officers................................   59
LITIGATION AFFECTING THE MERGER.............................   59
DISSENTERS' RIGHTS..........................................   61
SUMMARY OF THE MERGER AGREEMENT.............................   63
     Structure; Effective Time..............................   63
     Merger Consideration...................................   63
     Employee Benefit Plans.................................   64
     Covenants of the Company...............................   65
     Covenants of ONEOK.....................................   67
     Other Covenants........................................   68
     Representations and Warranties.........................   69
     Conditions to the Merger...............................   69
     Termination of the Merger Agreement....................   70
     Amendments; Waivers....................................   72
     Remedies...............................................   72
REGULATORY MATTERS..........................................   72
     Antitrust Considerations...............................   73
     Arizona Public Utility Regulation......................   73
     California Public Utility Regulation...................   73
     Nevada Public Utility Regulation.......................   74
     Other Public Utility Regulation........................   75
     Other Regulatory Matters...............................   75
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.......   75
OTHER CONSEQUENCES OF THE MERGER............................   76
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS.................   76
OTHER MATTERS TO COME BEFORE THE MEETING....................   77
SUBMISSION OF SHAREHOLDER PROPOSALS.........................   77
APPENDICES
Appendix A -- Merger Agreement and Amendment No. 1..........  A-1
Appendix B -- Opinion of Financial Advisor..................  B-1
Appendix C -- Chapter 13 of the California Corporations
  Code, Dissenters' Rights..................................  C-1

                           SOUTHWEST GAS CORPORATION
                   5241 SPRING MOUNTAIN ROAD - P.O. BOX 98510
                        - LAS VEGAS, NEVADA 89193-8510 -

                        -------------------------------

                                PROXY STATEMENT

                                 JUNE 30, 1999

                                    SUMMARY

     This summary highlights selected information from this document. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document. The actual terms of the merger are set forth in Appendix A.

MERGER CONSIDERATION

     If the merger is completed, you will receive $30.00 per share in cash for each of your shares of Company common stock. The aggregate payment to be made to all holders of the Company's common stock will be approximately $920 million.

VOTING (PAGES 6 - 7 AND 26)

     At the Annual Meeting, the Company's shareholders will vote on a proposal to approve the principal terms of the merger. Each share of common stock is entitled to one vote. In order to be approved, a majority of the Company's shares entitled to vote on the merger must vote in favor of the principal terms of the merger. On the record date, there were 30,682,623 shares of the Company's common stock outstanding and entitled to vote, held by approximately 23,700 shareholders of record.

RECORD DATE

     The close of business on June 28, 1999 is the record date for determining who is entitled to vote at the Annual Meeting.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     The Company's Board of Directors has unanimously approved the merger, the terms of the merger agreement and the rejection of the offer from Southern Union and recommends that you vote in favor of the principal terms of the merger.

FACTORS CONSIDERED BY THE COMPANY'S BOARD OF DIRECTORS (PAGES 45 - 49)

     The Board's decision to approve the merger, the terms of the merger agreement and rejection of the Southern Union proposal to pay $33.50 per share were the product of a number of factors, including:

     - the Board's belief that, due to changes in the natural gas and electric utility industries, the Company's financial position and the likelihood that there would continue to be significant growth in the Company's service territories, a business combination with a financially stronger company would give the Company's shareholders the opportunity to realize immediately the future value of the Company's long-term prospects without the financial and regulatory risks associated with that growth;

     - the $30.00 per share to be received in the merger represents a 54% premium over the closing price of our common stock on September 15, 1998 (the approximate date our discussions with ONEOK moved beyond the exploratory stage) and a 23% premium over the closing price of our common stock on the last trading day before the merger was announced;

     - the Board's belief that the merger consideration is fair from a financial point of view and in the best interests of the Company's shareholders;

     - the Board's belief that there were few regulatory impediments to the transaction; and

     - the Board's belief that the increased price offered by Southern Union did not adequately compensate the Company's shareholders for the substantially increased risk that the transaction proposed by Southern Union would not be consummated due to the additional time, regulatory, operational and market risks associated with the Southern Union offer.

OPINION OF FINANCIAL ADVISOR (PAGES 49 - 54)

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered its opinions to the Company's Board of Directors on December 14, 1998 and as of the date of this proxy statement, to the effect that the merger consideration was fair from a financial point of view to the Company's shareholders. The full text of the opinion of Merrill Lynch dated as of the date of this proxy statement is attached to this document as Appendix B. The opinion sets forth the assumptions made, matters considered and limits of the review undertaken by Merrill Lynch. YOU SHOULD CAREFULLY READ THE OPINION OF MERRILL LYNCH IN ITS ENTIRETY. MERRILL LYNCH'S OPINION IS DIRECTED TO THE BOARD, RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE COMPANY'S SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW YOU SHOULD VOTE ON THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGES 54 - 59)

     The directors and officers of the Company own shares of the Company and other interests in the Company's common stock and, to that extent, their interest in the merger is the same as yours. However, some of the officers and directors of the Company have interests in the merger that are different from your interests as a shareholder. The Board was aware of these interests and considered them in recommending and approving the merger.

LITIGATION AFFECTING THE MERGER (PAGE 59-61)

     A complaint was filed in the Superior Court of the State of California on December 16, 1998 and amended on March 22, 1999, May 5, 1999 and June 25, 1999 seeking, among other things, to enjoin the merger, to rescind the merger agreement or portions thereof, to implement an auction of the Company or similar process, to void the $30 million termination fee which is payable in certain events, and unspecified damages. Southern Union has intervened in this case and is seeking, among other things, a temporary restraining order and preliminary injunction to maintain the status quo. On June 9, 1999, the Company signed a Memorandum of Understanding with the shareholders' plaintiffs' counsel to settle this action as to all plaintiffs, other than Southern Union.

DISSENTERS' RIGHTS (PAGES 61 - 63)

     Any shareholder who does not wish to accept the merger consideration of $30.00 per share in cash has the right under California law to receive the "fair market value" of his or her shares as of the date prior to the announcement of the proposed terms of the merger and to have this value determined by the appropriate Superior Court in California, if at least 5% of the outstanding shares of the Company properly demand dissenters' rights. This right is subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters' rights:

     - you must vote against the merger;

     - you must make a written demand for appraisal no later than the date of the Annual Meeting; and

     - if dissenters' rights are available, you must thereafter follow specified statutory procedures in order to perfect your dissenters' rights.

     Merely voting against the merger will not protect your dissenters' rights. Appendix C contains the text of the California dissenters' rights law.

COVENANTS OF THE COMPANY (PAGES 65 - 67)

     The Company has agreed to do certain things, pending completion of the merger, including agreeing to:

     - continue to operate its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to execution of the merger agreement;

     - not solicit any proposal or enter into any discussions regarding the acquisition of the Company by another party or recommend any other acquisition, unless, in response to a written unsolicited proposal, the Board has determined, in its good faith judgment, after consultation with its outside counsel and financial advisor, that the proposal is financially superior to the merger, the soliciting party is reasonably likely to have the funds necessary to consummate the proposed acquisition, and failing to take any action with respect to the proposal would create a reasonable possibility of a breach by the Board of its fiduciary duties under applicable law;

     - pay a termination fee to ONEOK of $30 million if it enters into an agreement with another party, recommends or endorses another proposal, withdraws its recommendation of the merger or a third party acquires 50% or more of the Company's common stock; and

     - enforce the Confidentiality Agreement between the Company and Southern Union.

     The Company's Board of Directors has also agreed to recommend shareholder approval of the principal terms of the merger, subject to its fiduciary duties.

COVENANTS OF ONEOK (PAGES 67 - 68)

     ONEOK has agreed to do certain things, pending completion of the merger, including agreeing to:

     - use its commercially reasonable efforts to obtain financing for the merger;

     - cause its long-term unsecured debt to be rated at least BBB- by Standard & Poor's Ratings Group and Baa3 by Moody's Investor Services, Inc. at the time of consummation of the merger; and

     - not become involved in a transaction that would make it necessary for ONEOK or the Company to obtain additional approvals from any governmental authority in order to complete the merger, if as a result of such involvement the merger cannot be timely consummated.

     ONEOK has also agreed to take certain actions following completion of the merger, including agreeing to:

     - appoint three of the Company's outside directors to its board of directors following the merger;

     - establish an advisory board following completion of the merger consisting of the Company's outside directors;

     - establish Las Vegas as the headquarters for its operations in Arizona, California and Nevada;

     - provide specified levels of employee benefits to the employees of the Company and its subsidiaries;

     - indemnify the officers and directors of the Company, to the extent permitted by applicable law, from acts or omissions arising before completion of the merger or arising out of transactions contemplated by the merger agreement; and

     - subject to certain limitations, provide the Company's officers and directors with directors' and officers' liability insurance for a period of at least six years after completion of the merger.

CONDITIONS TO THE MERGER (PAGES 69 - 70)

     The obligations of both the Company and ONEOK to complete the merger are subject to the satisfaction of a number of conditions. The most important of these mutual conditions are:

     - the approval by the Company's shareholders of the principal terms of the merger;

     - the absence of any legal restraints or prohibitions that would prevent completion of the merger;

     - all statutory approvals required to be obtained by either the Company or ONEOK from any governmental authority (other than approvals in connection with franchises, easements or similar rights) must have been obtained and become final; and

     - less than 5% of the Company's outstanding shares shall have presented demands for payment of dissenters' rights. This condition may be waived by mutual agreement.

     ONEOK's obligation to complete the merger is subject to the satisfaction of or, to the extent permitted by applicable law, waiver by ONEOK of a number of conditions. The most important of these conditions are:

     - the Company's compliance with the terms of the merger agreement in all material respects;

     - the truth of the Company's representations and warranties in the merger agreement, unless the failure to be true would not reasonably be expected to have a material adverse effect on the Company;

     - the receipt by ONEOK of a legal opinion stating that the merger will not be a taxable transaction to the Company or ONEOK; this is only a condition if there has been a change in federal tax law or the interpretation or application thereof after December 14, 1998;

     - the Company's obtaining all third party consents needed to complete the merger, unless the failure to do so would not reasonably be expected to have a material adverse effect on the Company; and

     - no condition shall have been imposed on the Company or ONEOK by any of the Company's regulatory commissions that would reasonably be expected to have a material adverse effect on the operations of ONEOK in Arizona, California and Nevada.

     The Company's obligation to complete the merger is subject to the satisfaction of or, to the extent permitted by applicable law, waiver by the Company of a number of conditions. The most important of these conditions are:

     - ONEOK's compliance with the terms of the merger agreement in all material respects; and

     - the truth of ONEOK's representations and warranties in the merger agreement, unless the failure to be true would not reasonably be expected to prevent or materially delay or impede the merger.

TERMINATION OF THE MERGER (PAGES 70 - 72)

     Either the Company or ONEOK may terminate the merger agreement:

     - by mutual agreement;

     - on the termination date, unless the party seeking to terminate the merger agreement is in material breach of the merger agreement; the termination date is December 14, 1999, unless the only condition to completion of the merger is the failure to receive a necessary regulatory approval from a regulatory commission, in which event the termination date will be extended to June 14, 2000;

     - if the shareholders of the Company do not approve the principal terms of the merger; or

     - a law or final court order prohibits the merger.

     The Company may terminate the merger agreement if:

     - any covenant of ONEOK is breached in any material respect and is not remedied within 30 days after notice to cure;

     - any representation of ONEOK is untrue when made, the failure to be true is not remedied within 30 days after notice, and, as a result, the merger would reasonably be expected to be prevented or materially delayed or impeded;

     - on the earlier of June 14, 2000 and 60 days after all other conditions to the merger have been satisfied, if ONEOK is unable to deliver the merger consideration due to significant disruptions in the financial markets;

     - on the earlier of June 14, 2000 and 60 days after all other conditions to the merger have been satisfied if ONEOK becomes involved in a transaction that would make it necessary for ONEOK or the Company to obtain additional approvals from any governmental authority in order to complete the merger and these approvals have not been obtained; or

     - the Company has entered into a definitive acquisition agreement with another party, paid the $30 million termination fee to ONEOK and has otherwise complied with its obligations under the "no solicitation" covenant.

In addition, ONEOK may terminate the merger agreement if:

     - any covenant of the Company is breached in any material respect and is not remedied within 30 days after notice to cure;
     - any representation of the Company is untrue when made, the failure to be true is not remedied within 30 days after notice, and, as a result, there would reasonably likely be a material adverse effect on the Company; or

     - the Company becomes obligated to pay the $30 million termination fee.

ELECTION OF DIRECTORS (PAGES 7 - 11)

     The names of 11 nominees have been submitted for election to the Board of Directors of the Company. The 11 nominees receiving the highest number of votes will be elected to serve until the earlier of the next Annual Meeting and the date on which the merger is consummated. Shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are satisfied.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (PAGES 76 - 77)

     The Board of Directors has selected Arthur Andersen LLP as independent public accountants for the Company for the year ended December 31, 1999, subject to ratification by the Company's shareholders.

                               VOTING AND PROXIES

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Southwest Gas Corporation (the "Company") of proxies representing the common stock of the Company (the "Common Stock") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on August 10, 1999, and at any adjournment thereof. This proxy statement and accompanying proxy card are being mailed to shareholders on or about June 30, 1999.

     A form of proxy is enclosed for your use. The Company will acknowledge revocation of any proxy upon request of the record holder made in person or in writing prior to the exercise of the proxy, or upon receipt of a valid proxy bearing a later date. If you wish to revoke your proxy, you must deliver a revocation or valid proxy bearing a later date to the Corporate Secretary of the Company. If you execute two or more proxies with respect to the same shares, the proxy bearing the most recent date will be honored if otherwise valid. All shares represented by valid proxies received pursuant to this solicitation will be voted at the Annual Meeting. If you specify by means of the proxy a choice with respect to any matter to be acted upon, your shares will be voted in accordance with your specification.

     The entire cost of soliciting proxies will be paid by the Company. In following up the original mail solicitation of proxies, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of Common Stock and will reimburse them for their expenses in so doing. Under an agreement with the Company, Morrow & Co. will assist in obtaining proxies from certain larger and other shareholders at an estimated cost of $25,000 plus certain expenses. ONEOK may also assist the Company in obtaining proxies from certain larger and other shareholders at no cost to the Company, if requested to do so by the Company.

     The total number of shares of Common Stock outstanding at the close of business on June 28, 1999, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), was 30,682,623. Only holders of Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting. The Company will appoint one or three employees to function as inspectors of election in advance of the meeting to tabulate votes, to ascertain whether a quorum is present, and to determine the voting results on all matters presented to shareholders. A majority of all shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present; however, they are not counted for the purpose of determining the election of each nominee for director.

     Each share of Common Stock is entitled to one vote. Shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are met. If you are entitled to vote, you may cumulate your votes for a candidate or candidates placed in nomination at the meeting if, prior to the voting, you have given notice at the meeting that you intend to cumulate your votes. If you elect to cumulate your votes, you may cast as many votes as there are directors to be elected, multiplied by the number of shares of Common Stock outstanding in your name on the books of the Company at the close of business on the Record Date. You may cast all of your votes for one candidate or allocate them among two or more candidates in any manner you choose. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

     The persons named in the proxies solicited by the Board of Directors, unless otherwise instructed, intend to vote the shares represented by such proxies:

     - equally FOR each of the 11 candidates for director named in this proxy statement; however, if sufficient numbers of shareholders exercise cumulative voting rights to elect one or more other candidates, the management proxies will:

     - determine the number of directors they are entitled to elect;

     - select the number from among the named candidates;

     - cumulate their votes; and

     - cast their votes for each candidate among the number they are entitled to elect; and

     - FOR the principal terms of the merger (the "Merger") of a wholly owned subsidiary of ONEOK, Inc. ("ONEOK"; pronounced "one-oak") into the Company in exchange for $30.00 per share in cash (the "Merger Consideration"); and

     - FOR the selection of Arthur Andersen LLP as independent public accountants.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

NAMES AND QUALIFICATION OF NOMINEES

     Each director elected at the Annual Meeting of Shareholders will serve until the earliest of:

     - the next Annual Meeting (normally held on the second Thursday of May);

     - the date on which his or her successor is elected and qualified to serve on the Board; or

     - the date of completion of the Merger.

     The nominees were elected to their present term of office at the last Annual Meeting of Shareholders on May 14, 1998. The 11 nominees for director receiving the highest number of votes will be elected.

     Information regarding the nominees is set forth below:

GEORGE C. BIEHL
Senior Vice President, Chief Financial Officer & Corporate Secretary Southwest Gas Corporation

Director Since: 1998
Board Committees: Finance

     Mr. Biehl, 52, joined the Company in 1990 as Senior Vice President and Chief Financial Officer after serving in a number of capacities with Deloitte Haskins & Sells (now Deloitte & Touche) for sixteen years and as chief financial officer for PriMerit Bank for the five years before joining the Company. He also assumed the responsibilities of

Corporate Secretary for the Company in 1996. Mr. Biehl graduated from Ohio State University with a degree in accounting and earned his MBA with an emphasis in finance from Columbia University. He is a licensed CPA in several states and is a member of the American Institute of Certified Public Accountants. He is also a member of the Las Vegas Chamber of Commerce Leadership Las Vegas Program, and serves on the finance committees of several trade association groups.

MANUEL J. CORTEZ
President and Chief Executive Officer
Las Vegas Convention and Visitors Authority

Director Since: 1991
Board Committees: Audit (Chairman), Compensation, Pension Plan Investment

     Mr. Cortez, 60, served four terms (1977 - 1990) on the Clark County Commission and is a former chairman of the Commission. He has been active on various boards, including the Environmental Quality Policy Review Board, the Las Vegas Valley Water District Board of Directors, and the University Medical Center Board of Trustees, and served as chairman of the Liquor and Gaming Licensing Board and the Clark County Sanitation District. He has also held leadership roles with numerous civic and charitable organizations such as Boys and Girls Clubs of Clark County, Lied Discovery Childrens Museum, and Boys Town. Currently, Mr. Cortez holds professional memberships in the American Society of Association Executives, the Professional Convention Managers Association, the International Association of Convention and Visitors Bureaus, the American Society of Travel Agents, and is on the board of directors for the Travel Industry Association of America.

LLOYD T. DYER
Retired President and Chief Executive Officer
Harrah's

Director Since: 1978
Board Committees: Executive, Compensation (Chairman), Nominating

     Mr. Dyer, 71, obtained a degree in banking and finance from the University of Utah prior to his employment with Harrah's, a hotel/gaming corporation with its principal facilities in Reno and Lake Tahoe, in 1957. He was elected president and chief operating officer of Harrah's in 1975, and elected president and chief executive officer in 1978. He remained in those positions with Harrah's until his retirement in April 1980. Mr. Dyer is a trustee of the William F. Harrah Trusts.

THOMAS Y. HARTLEY
Chairman of the Board, Southwest Gas Corporation
President and Chief Operating Officer, Colbert Golf Design and Development

Director Since: 1991
Board Committees: Executive (Chairman), Compensation, Nominating

     Mr. Hartley, 65, obtained his degree in business from Ohio University in 1955, and was employed in various capacities by Deloitte Haskins & Sells (now Deloitte & Touche) from 1959 until his retirement as an area managing partner in 1988. He joined Southwest Gas Corporation as Director in 1991 and was elected Chairman of the Board of Directors in 1997. Mr. Hartley is actively involved in numerous business and civic activities. He is a past chairman of the UNLV Foundation and the Nevada Development Authority, and past president of the Las Vegas Founders Club. He has also held voluntary executive positions with the Las Vegas Founders Golf Foundation, the Las Vegas Chamber of Commerce, and the Boulder Dam Area Council of the Boy Scouts of America. He is a director of Sierra Health Services, Inc., and AmeriTrade Holdings Corporation.

MICHAEL B. JAGER
Private Investor

Director Since: 1989
Board Committees: Audit, Finance, Pension Plan Investment (Chairman)

     Mr. Jager, 67, obtained a degree in petroleum geology from Stanford University in 1955. After a four-year employment with the Richfield Oil Corporation as a petroleum geologist, he joined Frank H. Ayres & Son Construction Company and was involved in the construction of subdivisions and homes in southern California until 1979. Since that time he has consulted in the single family residential development industry, and owns and manages a number of businesses in Nevada.

LEONARD R. JUDD
Former President, Chief Operating Officer, and Director
Phelps Dodge Corporation

Director Since: 1988
Board Committees: Executive, Compensation, Nominating (Chairman)

     Mr. Judd, 60, former president, chief operating officer, and director of Phelps Dodge Corporation, joined Phelps Dodge in 1963 and worked at that company's operations in Arizona, New Mexico, and New York City. He was elected to the Phelps Dodge board of directors in 1987, president of Phelps Dodge Mining Company in 1988, and became president and chief operating officer of Phelps Dodge in 1989. He remained in those positions until the end of 1991. Mr. Judd is a member of various professional organizations and is active in numerous civic groups. He serves as a director of Morrison-Knudsen Corporation.

JAMES J. KROPID
President
James J. Kropid Investments

Director Since: 1997
Board Committees: Executive, Compensation, Finance

     Mr. Kropid, 61, received his undergraduate degree from DePaul University and participated in the executive development program at the University of Illinois. He joined Centel Corporation in 1961 and became president of its Central Telephone Company-Nevada/Texas division in 1987. In 1993, the Governor of Nevada appointed him to the position of general manager of the Nevada State Industrial Insurance System, a position in which he served for almost two years. He is currently president of his own investment company. Mr. Kropid holds executive and board positions with various civic and charitable organizations including the National Conference for Community and Justice (formerly known as the National Conference of Christians and Jews), Las Vegas YMCA, and the

Boy Scouts of America. He was formerly a board member for the Nevada Development Authority, United Way of Southern Nevada, and treasurer of St. Jude's Ranch for Children. He is a director of the Golf Company of Nevada.

MICHAEL O. MAFFIE
President and Chief Executive Officer
Southwest Gas Corporation

Director Since: 1988
Board Committees: Executive

     Mr. Maffie, 51, joined the Company in 1978 as Treasurer after seven years with Arthur Andersen & Co. He was named Vice President/Finance and Treasurer in 1982, Senior Vice President and Chief Financial Officer in 1984, Executive Vice President in 1987, President and Chief Operating Officer in 1988, and President and Chief Executive Officer in 1993. He received his undergraduate degree in accounting and his MBA degree in finance from the University of Southern California. He serves as a director of Del Webb Corporation, Boyd Gaming Corporation, and Norwest Bank/Nevada Division. A member of various civic and professional organizations, he serves as chairman of the board of United Way of Southern Nevada and trustee and treasurer of the UNLV Foundation. He also is a director of the Pacific Coast Gas Association, the American Gas Association and the Institute of Gas Technology.

CAROLYN M. SPARKS
Co-Founder
International Insurance Services, Ltd.

Director Since: 1988
Board Committees: Audit, Finance (Chairperson), Pension Plan Investment

     Mrs. Sparks, 57, graduated from the University of California Berkeley in 1963, and with her husband, co-founded International Insurance Services, Ltd., in 1966 in Las Vegas. She served on the University and Community College System of Nevada Board of Regents from 1984 to 1996, and in 1991 was elected to a two-year term as chair of the Board of Regents. Mrs. Sparks is actively involved with numerous charitable and civic organizations, including founding and chairing the University Medical Center Foundation and the Children's Miracle Network Telethon. She is currently chair of the Nevada Children's Center Foundation and has been elected to the Foundation Boards of the University of Nevada Las Vegas and the Community College of Southern Nevada.

ROBERT S. SUNDT
Retired President
Sundt Corp.

Director Since: 1987
Board Committees: Executive, Finance, Nominating, Pension Plan Investment

     Mr. Sundt, 72, has been associated with Sundt Corp. in a variety of positions since 1948. He was named President of Sundt Corp. in 1983. He is now retired and has no continuing association with Sundt Corp. He is a member of the American Institute of Constructors, Consulting Constructors Council of America, and a life director of the Associated General Contractors of America. He was a member of the American

Arbitration Association and has served as an arbitrator on disputes concerning the construction industry. He is a past member of the Construction Industry Presidents Forum. Mr. Sundt is affiliated with a number of community organizations and is past chairman of the Tucson Metropolitan Chamber of Commerce.

TERRANCE "TERRY" L. WRIGHT
President and Chief Executive Officer
Nevada Title Insurance Company

Director Since: 1997
Board Committees: Audit, Compensation, Pension Plan Investment

     Mr. Wright, 50, received his undergraduate degree in business administration and his juris doctorate from DePaul University. He joined Chicago Title Insurance Company while in law school and after graduation remained with the company and eventually moved to the Las Vegas, Nevada office. In 1978, he acquired the assets of Western Title to form what is now known as Nevada Title Insurance Company. Mr. Wright is also associate general counsel for A.G. Spanos Enterprises, Inc., one of the nation's largest apartment complex builders. He is a member of the California and Illinois bar associations and is affiliated professionally with the Las Vegas Board of Realtors, Nevada Land Title Association, Las Vegas Executives, Opportunity Village, TPC board of governors, Young President's Organization, and is past-chairman of the Nevada Development Authority. Mr. Wright is also a trustee and an executive committee member of the UNLV Foundation.

SECURITIES OWNERSHIP OF NOMINEES, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

     The following table discloses all Common Stock beneficially owned by the nominees for directors and the executive officers of the Company, as of June 28, 1999.

                                                                       PERCENT OF
                                        NO. OF SHARES                  OUTSTANDING
    DIRECTOR/EXECUTIVE OFFICER      BENEFICIALLY OWNED(1)            COMMON STOCK(2)
    --------------------------      ---------------------            ---------------
George C. Biehl...................          63,550(3)(4)                       *
Manuel J. Cortez..................           7,173(5)                          *
Lloyd T. Dyer.....................           9,793(5)(6)                       *
Thomas Y. Hartley.................          18,532(5)(7)                       *
Michael B. Jager..................           9,537(5)(8)                       *
Leonard R. Judd...................           7,200(5)(9)                       *
James J. Kropid...................           3,608(10)                         *
Michael O. Maffie.................         179,151(3)(11)                      *
Carolyn M. Sparks.................          11,731(5)(12)                      *
Robert S. Sundt...................          10,200(5)(13)                      *
Terrance L. Wright................           2,212(14)                         *
James F. Lowman...................          38,073(15)                         *
Dudley J. Sondeno.................          45,364(16)                         *
Edward S. Zub.....................          51,800(17)                         *
Other Executive Officers..........         100,511(18)                         *
          Total...................         558,435                          1.8%

-------------------------
 (1) The Common Stock holdings listed in this column include performance shares granted to the Company's executive officers under the Company's Management Incentive Plan ("MIP") in 1996, 1997, and 1998 and exercisable options issued under the 1996 Stock Incentive Plan ("Option Plan").

 (2) As of June 28, 1999, the directors and executive officers of the Company beneficially owned, including exercisable options, and MIP performance shares, 558,435 shares, which represent 1.8% of the Company's outstanding shares. No individual officer or director owned more than 1% of the Common Stock.

 (3) Number of shares does not include 6,618 shares held by the Southwest Gas Corporation Foundation, which is a charitable trust. Messrs. Maffie and Biehl are trustees of the Foundation but disclaim beneficial ownership of these shares.

 (4) The holdings include 38,250 shares which Mr. Biehl has the right to acquire through the exercise of options under the Option Plan.

 (5) The holdings include 5,200 shares which the non-employee directors have the right to acquire through the exercise of options under the Option Plan.

 (6) Number of shares includes 4,593 shares over which Mr. Dyer has shared voting and investment control with his spouse through a family trust.

 (7) Number of shares includes 313 shares over which Mr. Hartley has shared voting and investment control with his spouse through a family trust.

 (8) Number of shares includes 2,337 shares over which Mr. Jager has shared voting and investment control with his spouse through a family trust and 2,000 shares held in trust for Mr. Jager's spouse, over which Mr. Jager has no control.

 (9) Number of shares includes 2,000 shares over which Mr. Judd has shared voting and investment control with his spouse.

(10) The holdings include 1,962 shares which Mr. Kropid has the right to acquire through the exercise of options under the Option Plan and 1,646 shares over which he has shared voting and investment power with his spouse through a family trust. The family trust also holds 1,500 shares of Trust Originated Preferred Securities issued by the Company's financing subsidiary, Southwest Gas Capital I.

(11) The holdings include 117,500 shares which Mr. Maffie has the right to acquire through the exercise of options under the Option Plan and 3,066 shares over which he has shared voting and investment control with his spouse.

(12) Number of shares includes 5,000 shares over which Mrs. Sparks has shared voting and investment control with her spouse through a family trust and 1,531 shares held as joint tenants with her spouse.

(13) Number of shares includes 5,000 shares over which Mr. Sundt has shared voting and investment control with his spouse.

(14) The holdings include 1,962 shares which Mr. Wright has the right to acquire through the exercise of options under the Option Plan.

(15) The holdings include 19,125 shares which Mr. Lowman has the right to acquire through the exercise of options under the Option Plan.

(16) The holdings include 31,875 shares which Mr. Sondeno has the right to acquire through the exercise of options under the Option Plan.

(17) The holdings include 33,250 shares which Mr. Zub has the right to acquire through the exercise of options under the Option Plan and 105 shares held solely by his spouse.

(18) The holdings of other executive officers include 71,750 shares that can be acquired through the exercise of options under the Option Plan.

     A group of investment companies headed by Mario J. Gabelli has reported that it owns 3,020,083 shares of the Common Stock (approximately 9.8% as of June 25, 1999). The Company has been advised that the investment companies hold the shares as investment advisors for other beneficial owners.

                      GENERAL INFORMATION ABOUT THE BOARD

BOARD OF DIRECTORS

     The Board of Directors is responsible for the overall affairs of the Company and for establishing broad corporate policies.

     Regular meetings of the Board of Directors are scheduled for the third Tuesdays of January, July, September, and November; the first Tuesday of March; and the second Wednesday of May. An organizational meeting is also held immediately following the Annual Meeting of Shareholders. The Board of Directors held six regular meetings, one special meeting, and one organizational meeting in 1998. Each incumbent director attended more than 75 percent of the meetings of the Board of Directors and standing committees on which he or she served during 1998.

DIRECTORS' COMPENSATION

     Outside directors receive an annual retainer of $24,000, plus $1,000 for each Board of Directors or committee meeting attended. Committee chairpersons receive an additional $500 for each committee meeting attended. The Chairman of the Board of Directors receives an additional $50,000 annually for serving in that capacity. Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for service on the Board.

     Each outside director received on May 14, 1998, options to purchase 2,000 shares of the Common Stock under the provisions of the Option Plan. Under the terms of the Option Plan, each outside director is entitled to receive additional options to purchase 2,000 shares of Common Stock on the date of each Annual Meeting during the 10-year term of the Option Plan. The purchase price for the options is the market price of the Common Stock on the date of the grant and will become exercisable, in increments over three years, commencing with the first anniversary of the grant. All options granted to the outside directors will expire 10 years after the date of each grant. The Option Plan contains change in control provisions.

     Outside directors may defer their compensation until retirement or termination of their status as directors. Any cash they receive from the cancellation of any outstanding options as a result of a change in control of the Company may also be deferred. Amounts deferred bear interest at 150% of the Moody's Seasoned Corporate Bond Rate. At retirement or termination, amounts deferred will be paid out over 5, 10, 15 or 20 years, with interest at 150% of the Moody's Composite Bond Rate.

     The Company also provides a retirement plan for its outside directors. With a minimum of 10 years of service, an outside director may retire and receive a benefit equal to the annual retainer, at retirement, for serving on the Company's Board annually for life. Directors who retire before age 65, after satisfying the minimum service obligation, will receive retirement benefits upon reaching age 65. Upon a change in control of the Company, each of the directors of the Company with at least eight years of service will be entitled to receive retirement benefits upon a change in control.

     Information regarding the impact of the Merger on the compensation of directors is described under "Interests of Certain Persons in the Merger -- Interests of Outside Directors" and "Summary of the Merger
Agreement -- Employee Benefit Plans -- Employee and Director Stock Options" and "-- Post-Merger Benefits."

COMMITTEES OF THE BOARD

     In order to assist it in discharging its duties, the Board has established six permanent committees. The committees consist of Executive, Audit, Compensation, Finance, Nominating, and Pension Plan Investment.

     The Executive Committee meets, if necessary, to consider corporate policy matters requiring timely action and to recommend other matters for consideration and action by the Board. The Executive Committee consists of directors Hartley (Chairman), Dyer, Judd, Kropid, Maffie, and Sundt.

     The Audit Committee, whose functions are discussed below under the caption "Selection of Independent Public Accountants," consists of directors Cortez (Chairman), Jager, Sparks, and Wright.

     The Compensation Committee makes recommendations to the Board on such matters as directors' fees and benefit programs, executive compensation and benefits, and compensation and benefits for all other Company employees. The committee is also responsible for the executive compensation report and related disclosures contained in this proxy statement. The Compensation Committee consists of directors Dyer (Chairman), Cortez, Hartley, Judd, Kropid and Wright.

     The Finance Committee reviews and makes recommendations to the Board regarding the financial policies, plans, and procedures for the Company and the financial implications of proposed corporate actions. Its responsibilities include reviewing strategies and recommendations with respect to financing programs, dividend reinvestment and stock purchase programs, and capital structure goals. The Finance Committee consists of directors Sparks (Chairperson), Biehl, Jager, Kropid, and Sundt.

     The Nominating Committee makes recommendations to the Board regarding nominees to be proposed by the Board for election as directors, evaluates the size and composition of the Board of Directors, and establishes the criteria for the selection of directors. In considering candidates for the Board, the Nominating Committee seeks to achieve an appropriate balance of expertise and diversity of interests recognizing factors such as the character and quality of individuals, experience, age, education, geographic location, anticipated participation in Board activities, and other personal attributes or special talents. The Nominating Committee will consider written suggestions from shareholders regarding potential nominees for election as directors. To be considered by the Nominating Committee for inclusion in the slate of nominees to be proposed by the Board, such suggestions should be addressed to the Company's Corporate Secretary. The Nominating Committee also is responsible for recommending Board committee assignments. The Nominating Committee consists of directors Judd (Chairman), Dyer, Hartley, and Sundt.

     The Pension Plan Investment Committee establishes, monitors, and oversees, on a continuing basis, asset investment policy and practices for the retirement plan. The Pension Plan Investment Committee consists of directors Jager (Chairman), Cortez, Sparks, Sundt, and Wright.

     In 1998, no Executive Committee meetings were held, the Audit Committee held four meetings, the Compensation Committee held three meetings, the Finance Committee held one meeting, the Nominating Committee held one meeting and the Pension Plan Investment Committee held three meetings.

                             SECTION 16 INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has adopted procedures to assist its directors and executive officers in complying with Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which includes assisting in the preparation of forms for filing. For 1998, all but one of the required reports were filed timely. The Form 4 listing the acquisition by Carolyn Sparks, as trustee and beneficiary of the Sparks' Family Trust, of 4,000 shares of Common Stock was not filed timely. An amended Form 4 for Mrs. Sparks, listing the August 1998 purchase, was filed in January 1999.

SECTION 16(b)

     Under Section 16(b) of the Exchange Act, the executive officers and directors of the Company may be required to account for profits made in connection with a purchase and sale of equity securities of the Company within a six-month period. The executive officers and directors of the Company participate in the Option Plan. The executive officers of the Company also participate in the MIP and the Company's 401(k) plan, which permits participants indirectly to invest in Common Stock. In addition, certain executive officers and directors of the Company participate in the Company's dividend reinvestment and stock purchase plan and directly own shares of Common Stock. Under the provisions of Section 16(b), the disposition of shares in the Merger may be treated as a sale of Common Stock. Unless the dispositions are exempted from
Section 16(b), they might be matchable with purchases of the Company's equity securities by these persons, under the plans or otherwise, within six months prior to completion of the Merger.

     The Company's Executive Committee, with Mr. Maffie abstaining, has adopted resolutions which are intended to exempt all such dispositions by officers and directors for purposes of SEC Rule 16b-3, as interpreted by the SEC's staff.

     The securities holdings of each of the Company's executive officers and directors as of June 28, 1999 are as follows:

        DIRECTOR/            COMMON STOCK     OPTIONS   MIP SHARES   401(K) PLAN SHARES
    EXECUTIVE OFFICER            (1)            (2)        (3)              (4)
    -----------------      ----------------   -------   ----------   ------------------
Manuel J. Cortez.........        1,973          7,000         --               --
Lloyd T. Dyer............        4,593          7,000         --               --
Thomas Y. Hartley........       13,332          7,000         --               --
Michael B. Jager.........        4,337          7,000         --               --
Leonard R. Judd..........        2,000          7,000         --               --
James P. Kropid..........        1,646          3,660         --               --
Carolyn M. Sparks........        6,531          7,000         --               --
Robert S. Sundt..........        5,000          7,000         --               --
Terrance L. Wright.......          250          3,660         --               --
Michael O. Maffie........       10,001        140,000     35,677           15,973
George C. Biehl..........       14,250         45,000     11,050               --
Edward S. Zub............        4,099         40,000      8,559            5,892
Dudley J. Sondeno........        2,790         37,500      8,211            2,488
James F. Lowman..........        3,249         22,500      8,209            7,490
Other Executive
  Officers...............        5,393         91,250     19,070            4,298

-------------------------
(1) Certain of the directors and executive officers of the Company participate in the Company's Dividend Reinvestment and Stock Purchase Plan and may be entitled to receive additional shares pursuant to the terms of the plan.

(2) Each of the directors is entitled to receive options to acquire an additional 2,000 shares of Common Stock at the market price of the Common Stock on the date of the Annual Meeting.

(3) Participants in the MIP may be entitled to receive additional performance shares under the terms of the MIP.

(4) Certain of the executive officers of the Company may be entitled to acquire or receive additional interests in Common Stock in the ordinary course pursuant to the terms of the Company's 401(k) plan before the closing.

                      EXECUTIVE COMPENSATION AND BENEFITS

     Information regarding the compensation and benefits of executive officers of the Company is set forth below. For information regarding the impact of the Merger on the compensation of executive officers, see "Interests of Certain Persons in the Merger -- Interests of Inside Directors" and "-- Interests of Other Officers" and "Summary of the Merger Agreement -- Employee Benefit Plans."

EXECUTIVE COMPENSATION REPORT

     The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program. Under the supervision of the Committee, the Company has developed and implemented an executive compensation program designed to satisfy the following objectives:

     - reasonableness;

     - competitiveness;

     - internal equity; and

     - performance.

     These objectives are addressed through industry-based compensation comparisons and incentive plans that focus on specific annual and long-term Company financial and productivity performance goals.

     Base Compensation. The nature of the Company's operation has historically led to the use of compensation systems widely used in industry, weighted for utility companies, and accepted by various utility regulatory agencies. Companies of comparable size, used to establish the peer group index for the "Performance Graph," were factored into the compensation review. Other utility and general industry surveys were also used to assess the Company's compensation program. Continued use of such systems is designed to address the first three compensation objectives. A range of salaries that are comparable with industry levels provides an objective standard to judge the reasonableness of the Company's salaries, maintains the Company's ability to compete for and retain qualified executive officers, and provides a means for ensuring that responsibilities are properly rewarded. Salaries for the Company's executives are set relative to the midpoint levels for their positions based on this industry comparison. Compensation above these levels is tied to achieving specific financial and productivity performance goals.

     Performance-Based Compensation. The fourth objective of the Company's compensation program, performance, is addressed through the MIP and the Option Plan, collectively referred to as the "Incentive Plans." The Incentive Plans are designed to retain key management employees and to focus on specific annual and long-term Company financial and productivity performance goals. Financial, productivity, and customer satisfaction factors are incorporated in the MIP, while the Option Plan is designed to enable executives to benefit from increases in the price of the Common Stock, thereby aligning the economic interests of the Company's executives with those of the Company's shareholders.

     Under the MIP, an incentive opportunity expressed as a percentage of salary is established annually for each executive officer. The maximum award opportunities cannot exceed 140 percent of the targeted awards for meeting the performance goals. Awards under the MIP are determined based on the Company's annual return-on-equity performance, customers-to-employee ratios, and customer service satisfaction targets. The financial performance factors used to make this determination involve the average of the Company's return-on-equity performance over the last three years (which is weighted and adjusted for inflation) and the Company's current utility return-on-equity performance in comparison to a peer group of natural gas distribution companies. The productivity performance factors used to make this determination involve an absolute target of Company customers-to-employee ratio and the actual customers-to-employee ratio in comparison to a peer group of natural gas distribution companies. Additionally, customer service satisfaction experienced throughout the Company's operating divisions is measured by an independent outside entity. Each of the five factors is equally weighted; and, if the threshold percentage for any factor is achieved, a percentage of annual performance awards will have been earned. While the financial factors incorporated in the MIP are significant to shareholder interests, customer satisfaction and productivity factors are significant to customer interests. In prior regulatory proceedings, the Company's regulatory commissions have insisted that these customer factors be included in the MIP in order to recover the cost of the program in the Company's natural gas rates. Regardless of whether such awards are earned, no awards will be paid unless the Common Stock dividend paid by the Company equals or exceeds the prior year's dividend.

     If annual performance awards are earned and payable, payment of the awards will be subject to a possible downward adjustment depending upon satisfaction of individual performance goals. The Committee will make such a determination for the Company's chief executive officer's individual performance, who, in turn, will make a like determination for the other executive officers. Further, the annual awards will be split, with 40 percent paid in cash and the remaining 60 percent converted into performance shares tied to the value of the Common Stock on the date of the awards. The performance shares will be restricted for three years and the ultimate payout in Common Stock will be subject to continued employment.

     The Company's performance during 1998 exceeded the threshold percentage for each of five financial and productivity targets. The Company's financial results exceeded the target for its current utility return-on-equity performance in comparison to a peer group of natural gas distribution companies and, as a result of this year's performance, exceeded the threshold for the average return-on-equity performance over the last three years. The Company's operations exceeded the target for the internal customers to employee ratio, the customers to employee ratio in comparison to a peer group of natural gas distribution companies, and the customer service satisfaction survey.

     Grants under the Option Plan were provided to the Company's executive officers during 1998. The options granted were not based upon a predetermined formula, but rather on the Committee's judgment as to the individual's anticipated contribution to the future success of the Company. Information on options granted to the named executive officers in 1998 are set forth under the caption "Executive Compensation and Benefits -- Options/ SARs Granted in 1998."

     CEO Compensation. Compensation paid to Mr. Maffie, as president and chief executive officer for 1998, consisted of his base salary and performance award under the MIP. Mr. Maffie's base salary was set relative to the midpoint level for salaries paid to chief executive officers of comparable companies, taking into consideration the length of service in his current position, and reflects a 5.3% increase in base salary effective July 20, 1998. Mr. Maffie's performance award under the MIP totaled $585,002 and represented the Company's overall performance in relation to established performance goals. During the year, the Company's performance, as discussed above, exceeded the targets in four out of the five performance factors and the threshold level for the remaining factor. The Company's annual return-on-equity financial target and the three productivity targets were exceeded. The threshold for the three-year average return-on-equity financial performance was also exceeded, as a result of the Company's financial performance in 1998. Mr. Maffie's target performance award for 1998 was set equal to $450,000 or 90% of his annualized December 31, 1998, salary (not the actual salary shown in the Summary Compensation Table) with the award ranging from 14.8% to 140% of his target. Based on the Company's overall 1998 performance in relation to the established goals, Mr. Maffie earned 130% of his target award under the MIP, with 40% being paid in cash and 60% in performance shares.

     Deductibility of Compensation. The Company's executive compensation program is being administered to maintain the tax deductibility of all compensation paid to the named executive officers pursuant to Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) of the Code provides that compensation paid to the officers in excess of $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective, and the plan or agreement providing for such performance-based compensation has been approved in advance by shareholders or is otherwise exempt from such limitation. The Incentive Plans were designed to satisfy these requirements and management believes that the compensation provided under these Plans should be deductible. In the future, however, if the Merger is not consummated, the Company may pay compensation that is nondeductible in limited circumstances if sound management of the Company so requires.

     The Committee believes that the compensation program addresses the Company's compensation objectives, enhances the commitment of key management employees, and strengthens long-term shareholder value.

                             Compensation Committee

        Lloyd T. Dyer (Chairman)                        Manuel J. Cortez
        Thomas Y. Hartley                                Leonard R. Judd
        James J. Kropid                               Terrance L. Wright

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The above-named committee members, other than director Kropid, served on the Company's Compensation Committee throughout 1998. Director Kropid joined the committee after the retirement of James R. Lincicome at last year's Annual Meeting of Shareholders. Mr. Lincicome served on the committee during 1998 until his retirement on May 14, 1998.

SUMMARY COMPENSATION TABLE

     The following table provides for fiscal years ended December 31, 1996, 1997, and 1998 compensation earned by the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company at year-end 1998.

                         SUMMARY COMPENSATION TABLE(1)

                                                           ANNUAL COMPENSATION
                                     ---------------------------------------------------------------
                                                                 BONUS($)
             NAME AND                                    -------------------------    OTHER ANNUAL
        PRINCIPAL POSITION           YEAR   SALARY($)    UTILITY(2)    NON-UTILITY   COMPENSATION($)
        ------------------           ----   ----------   -----------   -----------   ---------------
Michael O. Maffie..................  1998    486,301       234,005             0            0
  President & C.E.O.                 1997    462,192       132,015             0            0
                                     1996    435,479       129,602       500,000            0
George C. Biehl....................  1998    225,425        72,385             0            0
  Senior Vice President/             1997    214,877        40,762             0            0
  Chief Financial Officer            1996    204,773        40,324       200,000            0
  & Corporate Secretary
Edward S. Zub......................  1998    180,137        59,283             0            0
  Senior Vice President/             1997    160,729        56,871             0            0
  Regulation & Pricing               1996    138,484        28,802             0            0
James F. Lowman....................  1998    169,116        54,136             0            0
  Senior Vice President/             1997    161,401        35,665             0            0
  Central Arizona                    1996    154,015        29,336             0            0
  Division
Dudley J. Sondeno..................  1998    167,616        53,669             0            0
  Senior Vice President/             1997    159,901        30,387             0            0
  Chief Knowledge &                  1996    152,529        29,952             0            0
  Technology Officer

                                           LONG-TERM COMPENSATION
                                     ----------------------------------
                                              AWARDS            PAYOUTS
                                     ------------------------   -------
                                      RESTRICTED
                                         STOCK                   LTIP      ALL OTHER
             NAME AND                AWARDS($)(2)    OPTIONS/   PAYOUTS   COMPENSATION
        PRINCIPAL POSITION              (3)(4)       SARS(#)      ($)        ($)(5)
        ------------------           -------------   --------   -------   ------------
Michael O. Maffie..................     350,997       25,000      N/A        59,410
  President & C.E.O.                    198,022       25,000      N/A        54,036
                                        194,403       90,000      N/A        46,210
George C. Biehl....................     108,577        7,500      N/A        19,830
  Senior Vice President/                 61,143        7,500      N/A        17,329
  Chief Financial Officer                60,485       30,000      N/A        13,700
  & Corporate Secretary
Edward S. Zub......................      88,928        7,500      N/A        20,352
  Senior Vice President/                 47,807        7,500      N/A        16,583
  Regulation & Pricing                   43,223       25,000      N/A        12,723
James F. Lowman....................      81,206        3,750      N/A        13,702
  Senior Vice President/                 45,998        3,750      N/A        12,279
  Central Arizona                        44,004       15,000      N/A        10,316
  Division
Dudley J. Sondeno..................      80,514        6,250      N/A        14,218
  Senior Vice President/                 45,581        6,250      N/A        13,983
  Chief Knowledge &                      44,928       25,000      N/A        11,209
  Technology Officer

-------------------------
(1) All compensation reflected in the Summary Compensation Table is reported on an earned basis for each fiscal year.

(2) Utility bonuses and restricted stock awards accrued for calendar years 1996, 1997, and 1998 were paid and awarded in 1997, 1998, and 1999, respectively. Restricted stock awards are paid in Common Stock following a three-year restriction period if certain conditions are satisfied.

(3) Dividends equal to the dividends paid on the Common Stock will be paid on the performance shares awarded under the long-term component of the MIP during the restriction period.

(4) The total number of performance shares granted in 1996, 1997, and 1998, for calendar years 1995, 1996, and 1997, and their value based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998, for the named executive officers are as follows:

                                     SHARES    VALUE
                                     ------   --------
Mr. Maffie.........................  33,564   $893,642
Mr. Biehl..........................  10,465    278,631
Mr. Zub............................   7,504    199,794
Mr. Lowman.........................   7,737    205,998
Mr. Sondeno........................   7,777    207,063

(5) The amounts shown in this column for each year consist of above-market interest on deferred compensation (in excess of 120% of the Applicable Federal Long-term Rate) and matching contributions under the Company's executive deferral plan. Under the plan, executive officers may defer up to 100% of their annual compensation for payment at retirement or at some other employment terminating event. The officers may also defer up to 100% of any cash paid (i) because of the cancellation of outstanding MIP performance shares and Option Plan options, and (ii) under the employment and change in control agreements described below resulting from a change in control of the Company. Interest on such deferrals is set at 150% of the Moody's Seasoned Corporate Bond Rate. As part of the plan, the Company provides matching contributions that parallel the contributions made under the Company's 401(k) plan, which is available to all Company employees, equal to one-half of the deferred amount, up to 6% of their annual salary. The breakdown of this compensation for each named executive officer is as follows:

                       INTEREST   CONTRIBUTION
                       --------   ------------
Mr. Maffie...........  $44,842      $14,568
Mr. Biehl............   13,078        6,752
Mr. Zub..............   14,963        5,389
Mr. Lowman...........    8,635        5,067
Mr. Sondeno..........    9,196        5,022

OPTIONS/SARS GRANTED IN 1998

     The following table sets forth the number of shares of the Common Stock subject to stock options granted under the Option Plan to the named executive officers listed in the Summary Compensation Table during 1998, together with related information.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANT                                  VALUE AT ASSUMED
                       -----------------------------------------------------------------------   ANNUAL RATES OF STOCK
                             NUMBER OF              PERCENT OF                                   PRICE APPRECIATION FOR
                       SECURITIES UNDERLYING    TOTAL OPTIONS/SARS     EXERCISE                      OPTION TERM(2)
                           OPTIONS/SARS        GRANTED TO EMPLOYEES     OR BASE     EXPIRATION   ----------------------
        NAME               GRANTED(#)(1)          IN FISCAL YEAR      PRICE($/SH)      DATE      5 PERCENT   10 PERCENT
        ----           ---------------------   --------------------   -----------   ----------   ---------   ----------
Michael O. Maffie....         25,000                  25.00            $23.0625      7/20/08     $363,234     $916,734
George C. Biehl......          7,500                   7.50             23.0625      7/20/08      108,970      275,020
Edward S. Zub........          7,500                   7.50             23.0625      7/20/08      108,970      275,020
James F. Lowman......          3,750                   3.75             23.0625      7/20/08       54,485      137,510
Dudley J. Sondeno....          6,250                   6.25             23.0625      7/20/08       90,809      229,184

-------------------------
(1) Forty percent (40%) of the options become exercisable one year after the grant. Thirty percent (30%) of the options become exercisable two years after the grant, with the remaining becoming exercisable on the third anniversary of the grant.

(2) The 5% and 10% growth rates for the period ending July 20, 2008, which were determined in accordance with the rules of the SEC, illustrate that the potential future value of the granted options is linked to future increases in growth of the price of the Common Stock. Because the exercise price for the options equals the market price of the Common Stock on the date of the grant, there will be no gain to the named executive officers without an increase in the stock price. The 5% and 10% growth rates are for illustration only and are not intended to be predictive of future growth.

OPTIONS/SARS EXERCISED AND YEAR-END VALUES

     Shown below is information with respect to unexercised options granted under the Option Plan to the named executive officers and held by them at December 31, 1998.

                  AGGREGATED OPTION/SAR EXERCISES IN 1998 AND
                           YEAR-END OPTION/SAR VALUES

                                                      NO. OF SECURITIES               VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED                IN-THE-MONEY
                         NO. OF                        OPTIONS/SARS AT                  OPTIONS/SARS AT
                         SHARES                       DECEMBER 31, 1998             DECEMBER 31, 1998(1)(2)
                       ACQUIRED ON    VALUES    ------------------------------   ------------------------------
        NAME            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE(3)   EXERCISABLE   UNEXERCISABLE(3)
        ----           -----------   --------   -----------   ----------------   -----------   ----------------
Michael O. Maffie....       0           $0        73,000           67,000         $807,375         $515,438
George C. Biehl......       0            0        24,000           21,000          266,625          165,094
Edward S. Zub........       0            0        20,500           19,500          225,938          147,656
James F. Lowman......       0            0        12,000           10,500          133,313           82,547
Dudley J. Sondeno....       0            0        20,000           17,500          222,188          137,578

-------------------------
(1) Represents the difference between the exercise prices for in-the-money options and the closing price of $26.625 for the Common Stock on the New York Stock Exchange on December 31, 1998, times the number of in-the-money options.

(2) The difference between the option exercise price for all outstanding options and the Merger Consideration of $30.00 per share is $1,795,313, $583,594, $508,594, $291,797 and $486,328 for Messrs. Maffie, Biehl, Zub, Lowman and Sondeno, respectively.

(3) Unexercised options are those options which have been granted but cannot yet be exercised due to the Code restrictions on the value of incentive options, restrictions incorporated into the Option Plan, and the specific option agreements.

BENEFIT PLANS

     Southwest Gas Basic Retirement Plan. The named executive officers participate in the Company's non-contributory, defined benefit retirement plan, which is available to all employees of the Company and its subsidiaries (other than Northern Pipeline Construction Co.). Benefits are based upon an employee's years of service, up to a maximum of 30 years, and the employee's highest five consecutive years salary, excluding bonuses, within the final 10 years of service.

                             PENSION PLAN TABLE(1)

                                                   YEARS OF SERVICE
            ANNUAL               ----------------------------------------------------
         COMPENSATION               10         15         20         25       30(2)
         ------------            --------   --------   --------   --------   --------
  $ 50,000.....................  $  8,750   $ 13,125   $ 17,500   $ 21,875   $ 26,250
   100,000.....................    17,500     26,250     35,000     43,750     52,500
   150,000.....................    26,250     39,375     52,500     65,625     78,750
   200,000.....................    35,000     52,500     70,000     87,500    105,000
   250,000.....................    43,750     65,625     87,500    109,375    131,250
   300,000.....................    52,500     78,750    105,000    131,250    157,500
   350,000.....................    61,250     91,875    122,500    153,125    183,750
   400,000.....................    70,000    105,000    140,000    175,000    210,000
   450,000.....................    78,750    118,125    157,500    196,875    236,250
   500,000.....................    87,500    131,250    175,000    218,750    262,500
   550,000.....................    96,250    144,375    192,500    240,625    288,750
   600,000.....................   105,000    157,500    210,000    262,500    315,000

-------------------------
(1) For 1999, the maximum annual compensation that can be considered in determining benefits under the Plan is $160,000. For future years the maximum annual compensation will be adjusted to reflect changes in the cost of living as established by the Internal Revenue Service.

(2) Years of service beyond 30 years will not increase benefits under the basic retirement plan.

     Compensation covered under the basic retirement plan is based on salary depicted in the Summary Compensation Table. As of December 31, 1998, the credited years of service for the named executive officers shown in the Summary Compensation Table are as follows: Mr. Maffie, 20 years; Mr. Biehl, 13 years; Mr. Lowman, 29 years; Mr. Sondeno, 19 years; and Mr. Zub, 20 years.

     Amounts shown in the pension plan table are straight life annuity amounts notwithstanding the availability of joint survivorship benefit provisions. Benefits paid under the basic and supplemental retirement plans are not reduced by any Social Security benefits received.

     Supplemental Retirement Plan. The named executive officers also participate in the Company's supplemental executive retirement plan ("SERP"). Such officers with 10 or more years of service may retire at age 55 or older and will receive benefits under the SERP. Benefits from the SERP, when added to benefits received under the basic retirement plan, will equal 60% of each officer's highest 12-months of salary, as depicted in the Summary Compensation Table. For Mr. Maffie, compensation used to determine such benefits includes salary, cash bonuses other than the 1996 non-utility bonus, and the payment of restricted stock awards depicted in the Summary Compensation Table. The cost to the Company for benefits under the SERP for any one of the named executive officers cannot generally be properly allocated or determined because of the overall plan assumptions and options available. For information regarding benefits under the SERP in the event the Merger is consummated, see "Interests of Certain Persons in the Merger -- Interests of Inside Directors" and "-- Interests of Other Officers."

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

     In July 1998, the Company amended the existing employment agreements with seven of its designated officers (including the named executive officers), and entered into change in control agreements with its remaining officers. The employment agreements generally provide for the payment, upon termination of employment by the Company without cause, as defined therein, of up to one and one-half years of the amount of total annual compensation (base salary, a predetermined level of incentive compensation and fringe benefits), and up to three years of total annual compensation for Mr. Maffie. The employment agreements further provide for the payment, upon the termination of employment for "good reason," as defined therein, within two years following a change in control of the Company, of an amount equal to two to two and one-half times of total annual compensation for each of these officers, other than Mr. Maffie who would receive three times total annual compensation. The change in control agreements for other officers parallel the change in control provisions of the employment agreements.

     Restricted stock awards, stock options or stock appreciation rights will vest and become immediately exercisable upon a change in control. Benefits under the SERP may also vest and/or accelerate as a result of a change in control. If any payment under these agreements would constitute a "parachute payment" subject to excise tax under the Code, the employee will be entitled to an additional "gross-up" payment. The terms of these agreements are for 24 months for each of the officers, other than Mr. Maffie whose agreement is for 36 months. Each of the agreements will be automatically extended annually for successive one-year periods, unless canceled by the Company.

     For information regarding benefits which may be received under these agreements as a result of the Merger, see "Interests of Certain Persons in the Merger -- Interests of Inside Directors" and "-- Interests of Other Officers."

PERFORMANCE GRAPH

     The performance graph below compares the five-year cumulative total return on the Common Stock, assuming reinvestment of dividends, with the total returns on the Standard & Poor's 500 Stock Composite Index (S&P 500) and the Edward D. Jones Natural Gas Diversified Index, a peer-group index compiled by Edward D. Jones & Company, consisting of the Company and 18 other diversified natural gas distribution companies.

                                                                                                         E.D. JONES NATURAL GAS
                                                      SOUTHWEST GAS                  S&P 500            DIVERSIFIED INDEX (1)(2)
                                                      -------------                  -------            ------------------------
'1993'                                                    100.0                       100.0                       100.0
'1994'                                                     92.5                       101.3                        88.6
'1995'                                                    121.5                       139.3                       117.3
'1996'                                                    138.9                       171.3                       147.8
'1997'                                                    141.0                       228.6                       185.2
'1998'                                                    209.0                       293.9                       170.6

-------------------------
(1) The Company selected the Edward D. Jones Natural Gas Diversified Index as a peer-group index because it provides a representative sample of natural gas distribution companies with at least 30%, but less than 90%, of their gross revenues from distribution operations. This index should be available on a continuing basis.

(2) The Edward D. Jones Natural Gas Diversified Index, which is weighted by year-end market capitalization, consists of the following companies:
    Chesapeake Utilities Corp.; Columbia Energy Group; Consolidated Natural Gas; Eastern Enterprises; Energen Corp.; Equitable Resources, Inc.; KN Energy, Inc.; MCN Corporation; MDU Resources Group, Inc.; National Fuel Gas Co.; Nicor, Inc.; ONEOK; Questar Corp.; Semco Energy Inc.; the Company; Southwestern Energy Co.; UGI Corp.; Valley Resources, Inc.; and Wicor, Inc.

                             APPROVAL OF THE MERGER
                           (ITEM 2 ON THE PROXY CARD)

     You are being asked to vote upon a proposal to approve the principal terms of an Agreement and Plan of Merger dated December 14, 1998, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of April 25, 1999 (as amended, the "Merger Agreement"), among the Company, ONEOK and Oasis Acquisition Corporation, a wholly owned subsidiary of ONEOK formed for the purpose of consummating the Merger ("Merger Sub"). Under the terms of the Merger Agreement, Merger Sub will merge into the Company, subject to shareholder approval and the satisfaction of other conditions. Each of the Company's shareholders will receive $30.00 per share in cash in the Merger (the "Merger Consideration"), unless dissenters' rights are available and have been properly exercised.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT ARE APPROVED AND ALL OTHER CONDITIONS TO SATISFACTION OF THE MERGER ARE SATISFIED, YOU WILL RECEIVE INSTRUCTIONS ON WHERE TO SEND YOUR CERTIFICATES.

     The affirmative vote of a majority of the outstanding shares of Common Stock on the Record Date is required to approve the principal terms of the Merger Agreement. Abstentions will have the effect of votes against the principal terms of the Merger. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial owners thereof, and therefore, will have the effect of votes against the principal terms of the Merger. While there may be instances in which you wish to abstain, the Board encourages you to vote your shares in your best judgment and to participate in the voting process to the fullest extent possible.

     Shareholders will be entitled to exercise dissenters' rights if demands for appraisal are received by the Company for five percent or more of its Common Stock on or prior to the date of the Annual Meeting. For further information on the availability of dissenters' rights, see "Dissenters' Rights" and Appendix C. If dissenters' rights are available and properly exercised, it is possible that the Merger will not be consummated. For further information, see "Summary of the Agreement -- Conditions to the Merger -- Conditions to Each Party's Obligations to Effect the Merger."

     A complaint was filed in the Superior Court of the State of California, County of San Diego (the "Complaint") on December 16, 1998, and amended on March 22, 1999, May 5, 1999 and June 25, 1999 seeking, among other things, to enjoin the Merger, to rescind the Merger Agreement or portions thereof, to implement an auction of the Company or similar process, to void the $30 million termination fee which is payable in certain events, and unspecified damages. Southern Union has intervened in this case and is seeking, among other things, a temporary restraining order and preliminary injunction to maintain the status quo. On June 9, 1999, the Company signed a Memorandum of Understanding with the shareholders' plaintiffs' counsel to settle this action as to all plaintiffs, other than Southern Union. For further information on the Complaint and the intervention of Southern Union, see "Litigation Affecting the Merger." If an injunction is obtained, the Merger cannot be consummated.

     Consummation of the Merger is also subject to the receipt of various governmental approvals, including regulatory approvals from the Arizona Corporation Commission

("ACC"), the California Public Utilities Commission ("CPUC") and the Public Utilities Commission of Nevada ("PUCN"); the ACC, the CPUC and PUCN are collectively referred to herein as the "Commissions". Regulatory approval was obtained from the Public Utilities Commission of Nevada on June 21, 1999. A settlement was reached with the staff of the Arizona Corporation Commission and the Regulatory Utility Consumers Office in Arizona on June 25, 1999, a prelude to regulatory approval in Arizona. Preliminary settlement discussions have also been held in California.

     It is anticipated that the closing will occur promptly after these regulatory approvals become final if all other conditions to the consummation of the Merger are satisfied. It is estimated that all regulatory approvals will be obtained and become final during the fourth quarter of 1999.

     The following sections of this proxy statement provide further information about the principal terms of the Merger Agreement and the consequences of the Merger. These sections may not contain all information that is important to you. The actual terms of the Merger Agreement are contained in Appendix A. We urge you to read the following sections and the Merger Agreement in their entirety.

                             PARTIES TO THE MERGER

     The Merger Agreement was executed by the Company, ONEOK and Merger Sub. The Company will survive the Merger. Immediately after the Merger, the Company will merge into ONEOK. ONEOK will survive the second merger.

     After the Merger, the Company's shareholders will no longer have any interest in the Company or its future earnings, growth or prospects (including the possibility that the Company might receive an offer to be acquired by another interested party in the future at a higher price) or any interest in the future earnings or growth of ONEOK. A vote in favor of the principal terms of the Merger is therefore a vote in favor of receiving cash of $30.00 per share in lieu of remaining a shareholder of the Company.

THE COMPANY

     The Company purchases, transports, and distributes natural gas to approximately 1.2 million residential, commercial, and industrial customers in geographically and economically diverse portions of Arizona, Nevada, and California. The Company is the largest distributor of natural gas in Arizona, distributing and transporting gas in most of southern, central and northwestern Arizona. The Company is also the largest distributor and transporter of natural gas in Nevada, and distributes and transports gas in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County.

     According to the U.S. Census Bureau, Nevada and Arizona were the two fastest growing states in the nation in 1998 in terms of percentage population growth. According to Arizona Economy, Nevada has been the fastest growing state for nearly four decades, and Arizona has been either the second or third fastest growing state during this period. Over the past three years, customer growth in our three-state service territory has averaged five percent versus an industry average of less than two percent. Based on current commitments from builders, the projected growth rate for 1999 is also expected to be five percent. Over thirty percent of our customer base has been added during the 1990s.

     While primarily a local gas distribution company, the Company has from time to time acquired and divested itself of other businesses. For example, in April 1996, the Company acquired all of the outstanding stock of Northern Pipeline Construction Co. ("NPL"), which provides utility companies with trenching and installation, replacement, and maintenance services for energy distribution systems. In July 1996, the Company completed the sale of the assets and liabilities of PriMerit Bank, Federal Savings Bank, a wholly owned subsidiary, to a subsidiary of Norwest Corporation.

     MARKET INFORMATION FOR THE COMPANY

     The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. On December 11, 1998, the last trading day before announcement of the Merger, the market price of the Common Stock was $24.37 per share. The table below sets forth information on the market price of the Common Stock during the past five years.

                             1998              1997              1996              1995              1994
                       ----------------   ---------------   ---------------   ---------------   ---------------
       QUARTER          HIGH      LOW      HIGH     LOW      HIGH     LOW      HIGH     LOW      HIGH     LOW
       -------         ------    ------   ------   ------   ------   ------   ------   ------   ------   ------
First................  $21.50    $17.31   $20.25   $17.25   $18.63   $15.63   $15.25   $13.63   $19.38   $15.75
Second...............   25.00     20.38    19.88    16.13    17.38    15.75    14.88    13.63    18.63    15.00
Third................   24.50     17.38    20.13    17.75    18.38    14.88    16.75    14.00    18.25    17.50
Fourth...............   26.88(1)  20.19    19.94    17.13    19.88    17.38    18.38    14.88    17.63    13.75

-------------------------
(1) The highest market price of the Common Stock during the fourth quarter of 1998 prior to announcement of the Merger was $24.94.

     The highest and lowest market price of the Common Stock during the first quarter of 1999 was $29.00 and $25.25, respectively. The highest and lowest market price of the Common Stock during the second quarter of 1999 (through June 25, 1999) was $29.50 and $26.88, respectively.

     The Company has paid annual dividends of $0.80 per share in 1994 and annual dividends of $0.82 per share thereafter. For information on the Company's dividend pay-out ratio, see "Approval of the Merger -- Parties to the Merger -- Selected Financial Information for the Company" below.

     SELECTED FINANCIAL INFORMATION FOR THE COMPANY

     The following table sets forth certain selected historical consolidated financial information for the Company. The income statement and balance sheet data for the Company included in the selected financial data for each of the five years in the period ended December 31, 1998 are derived from audited consolidated financial statements for the Company for such five-year period. The income statement and balance sheet data for the Company included in the selected financial data for the twelve months ended March 31, 1999 are derived from unaudited consolidated financial statements for the Company for such period. This information should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto, included in the Annual Report to Shareholders which was previously sent to you, and in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 which are incorporated by reference in this proxy statement.

                   CONSOLIDATED SELECTED FINANCIAL STATISTICS
                (Thousands of dollars, except per share amounts)

                                      TWELVE
                                      MONTHS
                                      ENDED                         YEAR ENDED DECEMBER 31,
                                    MARCH 31,    --------------------------------------------------------------
                                       1999         1998         1997         1996         1995         1994
                                    ----------   ----------   ----------   ----------   ----------   ----------
Operating revenues................  $  932,733   $  917,309   $  732,010   $  644,061   $  563,502   $  599,553
Operating expenses................     791,340      763,139      629,749      572,488      505,090      510,863
                                    ----------   ----------   ----------   ----------   ----------   ----------
Operating income..................  $  141,393   $  154,170   $  102,261   $   71,573   $   58,412   $   88,690
                                    ==========   ==========   ==========   ==========   ==========   ==========
Income from continuing
  operations......................  $   39,850   $   47,537   $   16,469   $    6,574   $    2,654   $   23,524
Income (loss) from discontinued
  operations, net of tax(1).......          --           --           --           --      (17,536)       2,777
                                    ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss).................  $   39,850   $   47,537   $   16,469   $    6,574   $  (14,882)  $   26,301
                                    ==========   ==========   ==========   ==========   ==========   ==========
Net income (loss) applicable to
  common stock....................  $   39,850   $   47,537   $   16,469   $    6,574   $  (15,189)  $   25,791
                                    ==========   ==========   ==========   ==========   ==========   ==========
        Total assets at period
          end.....................  $1,786,319   $1,830,694   $1,769,059   $1,560,269   $1,532,527   $1,453,582
                                    ==========   ==========   ==========   ==========   ==========   ==========
Capitalization at period end
  Common equity...................  $  501,231   $  476,400   $  385,979   $  379,616   $  356,050   $  348,556
  Preferred stock.................          --           --           --           --           --        4,000
  Trust originated preferred
    securities....................      60,000       60,000       60,000       60,000       60,000           --
  Long-term debt..................     779,599      812,906      778,693      665,221      607,945      678,263
                                    ----------   ----------   ----------   ----------   ----------   ----------
                                    $1,340,830   $1,349,306   $1,224,672   $1,104,837   $1,023,995   $1,030,819
                                    ==========   ==========   ==========   ==========   ==========   ==========
Common stock data
  Return on average common
    equity........................         8.8%        11.0%         4.3%         1.8%        (4.1)%        7.6%
  Earnings (loss) per share
    Continuing operations.........  $     1.36   $     1.66   $     0.61   $     0.25   $     0.10   $     1.09
    Discontinued operations.......          --           --           --           --        (0.76)        0.13
                                    ----------   ----------   ----------   ----------   ----------   ----------
  Earnings (loss) per share.......  $     1.36   $     1.66   $     0.61   $     0.25   $    (0.66)  $     1.22
                                    ==========   ==========   ==========   ==========   ==========   ==========
  Diluted earnings (loss) per
    share.........................  $     1.35   $     1.65   $     0.61   $     0.25   $    (0.66)  $     1.22
                                    ==========   ==========   ==========   ==========   ==========   ==========
  Dividends paid per share........  $     0.82   $     0.82   $     0.82   $     0.82   $     0.82   $     0.80
  Payout ratio....................          60%          49%         N/A          N/A          N/A           66%
  Book value per share at period
    end...........................  $    16.40   $    15.67   $    14.09   $    14.20   $    14.55   $    16.38
  Market value per share at period
    end...........................  $    27.50   $    26.63   $    18.69   $    19.25   $    17.63   $    14.13
  Market value per share to book
    value per share...............         168%         170%         133%         136%         121%          86%
  Common shares outstanding at
    period end (000)..............      30,555       30,410       27,387       26,733       24,467       21,282
  Number of common shareholders at
    period end....................      24,062       24,489       25,833       26,371       25,133       20,765
Ratio of earnings to fixed charges
  Continuing operations...........        1.94         2.08         1.28         1.15         1.06         1.69
  Adjusted for interest allocated
    to discontinued operations....        1.94         2.08         1.28         1.15         1.05         1.61

-------------------------
(1) Contribution from the financial services segment, including the 1995 loss on sale of the Bank.

     FACTORS WHICH MAY AFFECT FUTURE PERFORMANCE OF THE COMPANY

     This section summarizes certain risks of our business that may affect future financial results. We also periodically file with the SEC documents that include more information on these risks. It is important for shareholders to read these documents in deciding how to vote on the Merger. For information on how to obtain these documents, see "Parties to the Merger -- Where You Can Find Further Information About the Company" below.

     The information set forth below contains certain forward-looking information which we believe are within the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon the belief of management and information currently available to our management but involve risks and uncertainties. Our actual results or experience could differ significantly or be significantly impacted by different factors than those discussed below.

     Our Rate of Return Will Be Adversely Affected if Significant Customer Growth Continues in Arizona and Nevada. The rates we charge our distribution customers in Arizona and Nevada are derived using rate base, cost of service and cost of capital experienced in an historical test year, as adjusted. This results in "regulatory lag" which delays the Company's recovery of some of the costs of capital improvements and operating costs from its customers in Arizona and Nevada. As a result of this regulatory lag, our rate of return in Arizona and Nevada will be adversely affected during periods of significant growth. The impact of regulatory lag is mitigated in California by the fact that rates in California are based upon projections using a future test year. These projections include estimates of future operating costs.

     Certain of Our Capital Expenditures May Be Disallowed by a Commission. In December 1993, we filed an application with the CPUC to expand our northern California service territory and to extend service into Truckee, California. The application proposed a regulatory mechanism for recovering the cost of the expansion. This application was approved by the CPUC in 1995. In our filing, we indicated that the expansion would take place in three phases. The first phase was completed in 1995 on budget. Significant cost overruns were experienced during the second phase of construction. As a result, we postponed construction of the third phase in order to reevaluate the economics of completing the project. In July 1997, we filed an application with the CPUC requesting modification of the 1995 order in order to permit the Company to recover the additional costs incurred during the second phase of the project and to modify the third phase. In January 1998, an all-party settlement was reached. As a result of the all-party settlement, we agreed to write-off $8 million of the cost overruns on a pretax basis. The write-off was recorded in December 1997. In July 1998, the CPUC rejected the all-party settlement and refused to modify the original order. We are contesting this decision and pursuing alternative regulatory and legal avenues which we believe offer a reasonable possibility of modifying the CPUC decision. In April 1999, we negotiated a Settlement Agreement and Mutual Release Agreement with the Town of Truckee. On June 1, 1999, the Company, together with the Town of Truckee, filed a joint petition with the CPUC to modify its previous decisions and to permit the implementation of the Settlement Agreement. The petition, if approved by the CPUC, would reduce our regulatory disallowance and exposure from approximately $24 million to approximately $2 million. As a result, we have not taken any additional write-offs. If, however, we are unsuccessful in reversing this decision or the agreement with the Truckee Town Council is not approved by the CPUC, it may be necessary to write-off up to $24 million of additional expenditures on a pretax basis.

     We are not aware of any other potential disallowance of our capital expenditures by any of our Commissions. We cannot, however, be certain that disallowances will not occur in the future.

     We May Be Adversely Impacted by the Cost of Purchasing Natural Gas During Periods in Which Natural Gas Prices Are Volatile. Rate schedules in each of our service areas contain purchased gas adjustment ("PGA") clauses which permit the Company to file for rate adjustments as the cost of purchased gas changes. These changes have no direct impact on profit margin, but do affect cash flows and can therefore impact the amount of the Company's capital resources. Filings to change rates in accordance with PGA clauses are subject to audit by the staff of the Commissions.

     In 1997, we filed an application with the PUCN for recovery of additional costs incurred as a result of a substantial run-up in the commodity cost of natural gas during November and December 1996. In December 1997, the PUCN disallowed $5.6 million of these costs. This order was overturned upon judicial review by Nevada's Eighth Judicial District Court on procedural grounds. The PUCN has appealed the reversal of its order to the Nevada Supreme Court.

     In addition, management believes that, due to the nature of the regulatory process, there is a risk of a disallowance of commodity costs during any period in which there has been a substantial run-up of the commodity cost of natural gas.

     Our Earnings Are Impacted by the Timing and Amount of Rate Relief. Our earnings are impacted by the timing and amount of rate relief. The Company does not currently have any general rate cases on file. The Company has petitioned the CPUC to delay filing a rate case in California until at least the end of 1999. The Company is not precluded from filing in Arizona or Nevada. We have also agreed not to file a rate case with the Federal Energy Regulatory Commission ("FERC") until December 1999. However, the Company does not currently anticipate filing any general rate cases while the Merger is pending.

     Our Earnings Are Greatly Affected by Variations in Temperature During the Winter Heating Season. The demand for natural gas is seasonal and is greatly affected by temperature. Variability in weather from normal temperatures can materially impact results of operations. On cold days, use of gas by residential and commercial customers may be as much as eight times greater than on warm days because of the increased use of gas for space heating. In fact, weather has been one of the dominant factors in our financial performance in recent years with record heat in 1995 and 1996 followed by colder than normal weather in the first half of 1998. In its most recent rate case in Arizona, the Company shifted some of its operating margin from winter to summer periods by improving rate design. However, a significant portion of the Company's operating margin remains weather sensitive.

     Our Capital Resources May be Adversely Impacted if Significant Customer Growth Continues in Our Service Territories. We continue to experience significant population growth throughout our service territories. This growth requires large amounts of capital to finance investment in infrastructure in the form of new transmission and distribution plant to satisfy customer demand. Cash flows from operating activities (net of dividends) have been inadequate and are expected to continue to be inadequate to fund all necessary capital expenditures. We have been funding this shortfall through the issuance of additional debt and equity securities. Our ability to issue additional securities is dependent upon conditions in the capital markets and the level of our earnings.

     Our Earnings May be Adversely Affected by Competition from Other Suppliers of Energy and Transporters of Natural Gas. We have been successful in encouraging builders to install natural gas equipment in new residential and small commercial projects in our service territories. We have also been successful in retaining large commercial, industrial and electric generation customers by setting rates at levels competitive with alternative sources such as electricity, fuel oils and coal. In addition, we have been successful in retaining transportation customers located in close proximity to other interstate pipelines through the use of discounted transportation contract rates, special long-term contracts with electric generation and co-generation customers and new tariff programs. However, both the CPUC and PUCN are in the process of developing new rules for restructuring the natural gas industries to allow more competition. It is anticipated that similar initiatives will be undertaken in Arizona. We do not yet have sufficient information to predict what impact these types of rules may have on our ability to compete for customers in the future. There is, however, the risk that the cost of competition may be borne largely by shareholders while the "upside" potential of competition will be limited by continued rate regulation.

     It Is Likely That the Company will Be Impacted by Consolidation in the Natural Gas and Electric Industries. There is also beginning to be consolidation of local distribution systems in the natural gas and electric utility industries. It is therefore likely that we will face larger competitors and different competitive threats in the future than we have experienced in the past.

     The Impact of Economic Conditions is Uncertain. Our ability to finance capital expenditures and other matters will depend upon general economic conditions in the capital markets. Interest rates declined during 1998. Declining interest rates are generally believed to be favorable for utilities because of their high capital costs. On the other hand, our authorized rate of return could be reduced by one or more of the Commissions because of lower interest rates.

     Customer growth tends to increase during periods of favorable economic conditions and may slow, if economic conditions become unfavorable or more uncertain. If customer growth slows, our earnings in the short run should be positively impacted. On the other hand, the long-term benefits of an expanding service territory, which may be attractive to a potential acquirer, could be lost if the economic downturn is long and pervasive.

     Our Ability to Pay Dividends, Although Restricted by California Law, Is Likely to Continue to Be Dependent upon Future Earnings. We do not anticipate that restrictions imposed by California law will impact our ability to pay dividends in the foreseeable future. However, during three of our past five years, the amount paid out in dividends has exceeded earnings during these three years by an aggregate of $37 million. As a result, it is likely that the amount of dividends declared by the Company's Board of Directors will depend to a substantial degree on the level of the Company's future earnings.

     The Interest of Other Parties in Acquiring the Company Will Be Significantly Affected by Public Utility Regulation. Because of restrictions imposed by the Public Utility Holding Company Act of 1935 ("PUHCA") on multi-state utility operations, it is impracticable for many public utilities in a holding company structure or a public utility that would become a holding company as a result of the acquisition of the Company to acquire the Company.

     In addition, under existing practices of the Commissions, it is likely that a potential acquirer will be limited in its ability to recover the premium paid over the book value of the Company in rates. At March 31, 1999, the Company had a book value per share of $16.40, $13.60 per share less than the Merger Consideration.

     The Market Price of Our Common Stock May Be Adversely Affected if the Merger is not Completed. During 1998, several analyst reports stated that the Company was a likely takeover target. As a result, management believes that the Company's stock price in 1998 included a "merger premium." In addition, the market price of the Common Stock has increased from $24.37 per share on the date preceding the announcement of the Merger to a range of a high of $29.50 per share to a low of $25.25 per share since the announcement of the Merger. If the Merger is not completed, management believes that it is likely that the Company's stock price will fall.

     Our Computer and Operating Systems Could Be Adversely Impacted by the "Y2K" Problem. We are currently addressing the effect of the Year 2000 on our computer systems and operations. We are also addressing operational risks related to our suppliers and vendors and developing contingency plans in order to mitigate this risk. The Y2K problem arises because most companies have computer systems or embedded devices that use two digits to identify a year in the date field (e.g., "99" for 1999). These systems must be modified to handle turn-of-the-century calculations. If not corrected, system failures or miscalculations could occur. We have not currently experienced significant costs with respect to addressing these issues and do not anticipate any material disruption to our business operations. Our operations could, however, be impacted, if despite our efforts and our current expectations:

     - we are unable to resolve or fail to identify all material Y2K problems prior to January 1, 2000;

     - any of our critical suppliers and vendors, such as suppliers of natural gas or electricity, are unable to resolve or fail to identify all material Y2K problems affecting our business prior to January 1, 2000; or

     - we are unable to mitigate or fail to address all operational risks in our contingency plans.

     WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

     As required by law, the Company files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about the Company. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov.

     The SEC allows the Company to "incorporate by reference" information into this proxy statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement. This proxy statement incorporates by reference the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and the Company's Current Reports on Form 8-K filed on February 11, 1999, April 28, 1999 and May 4, 1999 previously filed by the Company with the SEC.

     The Company also incorporates by reference the information contained in all other documents the Company files with the SEC after the date of this proxy statement and before the Annual Meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed.

     If you are a shareholder of the Company and would like to receive a copy of any document incorporated by reference into this proxy statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement), you should call or write to Investor Relations, Southwest Gas Corporation, P.O. Box 98510, Las Vegas, Nevada 89193-8510 (telephone: (702) 876-7237). In order to ensure timely delivery of the documents you request, you should make your request by July 22, 1999. A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1998 has been previously provided to you.

ONEOK

     ONEOK is an integrated energy company with historical roots in natural gas transmission and local distribution. Its predecessor was formed in 1906 as Oklahoma Natural Gas Company. By December, 1980, Oklahoma Natural Gas' overall activities had evolved beyond its corporate name so the corporate name was changed to ONEOK, Inc., but gas distribution customers continued to be served under the name Oklahoma Natural Gas Company, as a division of ONEOK.

     In 1997, ONEOK completed a strategic alliance with Western Resources, Inc. in which ONEOK acquired all of Western's natural gas business which included the largest gas distribution operations in Kansas. It operates as a division of the corporation under the name Kansas Gas Service Company.

     ONEOK is organized into regulated and non-regulated business operations. Its regulated operations are its core business. Distribution operations are conducted through Oklahoma Natural Gas Company and Kansas Gas Service Company, serving approximately 1.4 million gas distribution customers. Transmission and storage operations are conducted primarily through ONEOK Gas Transportation, L.L.C. in Oklahoma and Mid Continent Market Center, Inc. in Kansas. These operations are primarily regulated by the Oklahoma Corporation Commission and the Kansas Corporation Commission.

     The non-regulated businesses consist of the following operations:

     - marketing natural gas;

     - providing services to producers, including gas gathering services;

     - extracting and selling natural gas liquids; and

     - producing oil and gas.

     These activities are conducted primarily through five subsidiary companies; ONEOK Gas Marketing Company, ONEOK Producer Services, L.L.C., ONEOK Gas Processing, L.L.C., ONEOK Field Services Company and ONEOK Resources Company. These operations grew from 5 to 22 percent of ONEOK and subsidiary operating income before tax in the last four years.

     We have been informed by ONEOK that it intends to finance the Merger through the issuance of approximately $714 million of notes and $250 million of trust preferred securities.

     ONEOK common stock is traded on the New York Stock Exchange under the trading symbol of OKE.

SELECTED FINANCIAL INFORMATION FOR ONEOK

     The following table sets forth certain selected historical consolidated financial information for ONEOK. The statement of income and balance sheet data for ONEOK included in the selected consolidated financial information for each of the five years in the period ended August 31, 1998 are derived from the related audited consolidated financial statements for ONEOK.

     The statement of income and balance sheet data for ONEOK included in the selected consolidated financial information for the six months ended February 28, 1999 and 1998 are derived from unaudited consolidated financial statements for ONEOK for such periods. We have been informed that the interim consolidated financial statements of ONEOK reflect all adjustments that, in the opinion of management of ONEOK, are necessary for a fair presentation of the results for the interim periods presented. All such adjustments are of a normal recurring nature. Due to the seasonal nature of ONEOK's business, the results of operations for the six months ended February 28, 1999 are not necessarily indicative of the results that may be expected for the year ended August 31, 1999.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (Millions of dollars, except per share amounts)

                                       SIX MONTHS ENDED
                                         FEBRUARY 28,                      YEAR ENDED AUGUST 31,
                                      -------------------   ----------------------------------------------------
                                        1999       1998       1998       1997       1996       1995       1994
                                      --------   --------   --------   --------   --------   --------   --------
Operating revenues..................  $  972.6   $1,036.2   $1,835.4   $1,161.9   $1,224.3   $  954.2   $  784.1
Income before interest and income
  taxes.............................  $  160.1   $  159.7   $  203.5   $  128.8   $  121.0   $  105.5   $   92.0
Net income..........................  $   82.8   $   86.4   $  101.8   $   59.3   $   52.8   $   42.8   $   36.2
Total assets (period end)...........  $2,696.8   $2,334.8   $2,422.5   $1,237.4   $1,219.9   $1,181.2   $1,148.1
Long-term debt (period end).........  $  549.5   $  343.3   $  329.3   $  347.1   $  351.9   $  363.9   $  376.9
Diluted earnings per common share...  $   1.60   $   2.17   $   2.23   $   2.13   $   1.93   $   1.58   $   1.34
Dividends per common share..........  $    .62   $    .60   $   1.20   $   1.20   $   1.18   $   1.12   $   1.11
Percent of payout...................      38.8%      27.6%      53.8%      56.2%      61.1%      70.9%      82.8%
Common equity per share.............  $  20.46   $  19.69   $  19.01   $  16.47   $  15.21   $  14.38   $  13.88
Return on common equity.............      9.90%     12.44%     12.46%     12.75%     12.64%     10.90%      9.65%
Ratio of earnings to fixed
  charges...........................      6.58x      7.86x      5.50x      3.51x      3.28x      2.70x      2.52x
Ratio of earnings to combined fixed
  charges and preferred stock
  dividend requirement..............      2.93x      5.46x      2.52x      3.48x      3.24x      2.67x      2.49x

     WHERE YOU CAN FIND MORE INFORMATION ABOUT ONEOK

     As required by law, ONEOK files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about ONEOK. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov.

     All information regarding ONEOK in this proxy statement has been supplied by ONEOK. ONEOK has represented to the Company that this information is true and correct.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board recommends a vote FOR approval of the principal terms of the Merger Agreement.

     For information regarding the Board's consideration of the Merger and rejection of the offer from Southern Union, see "Background of the Merger", "Reasons for the Merger" and "Opinion of Financial Advisor" below.

     The officers and directors of the Company own shares of the Company and other interests in the Common Stock and, to that extent, their interest in the Merger is the same as yours. However, some members of the Board and management of the Company have other interests that are different from yours. These interests are described below under "Interests of Certain Persons in the Merger." Each of the Board members was aware of these interests and considered them in recommending and approving the Merger and the terms of the Merger Agreement.

                            BACKGROUND OF THE MERGER

     The Company engaged Merrill Lynch on January 16, 1996 to provide the Company advice with respect to merger and acquisition transactions and a financial evaluation of the Company. In the spring of 1996, following the announcement of the proposed sale of a wholly-owned subsidiary of the Company, PriMerit Bank, to Norwest Corporation, the management of the Company began to review with the Board changes that were taking place in the natural gas and electric utility industries, noting that in order for the Company to survive in the anticipated restructured utility environment, the Company would need to become larger and financially stronger or become part of a larger and financially stronger organization. Management of the Company also began exploring a variety of possible transactions, including a merger of equals, an acquisition of the Company by another party or the acquisition by the Company of all or a portion of the assets of another party.

     During the second quarter of 1996, Mr. Maffie, President and Chief Executive Officer of the Company, had exploratory discussions with two western public utilities regarding the possibility of a transaction. A further conversation was held with one of these utilities during the third quarter of 1996. Follow-up conversations were held with the other utility in the second and third quarters of 1997. There have been no subsequent conversations with either of these public utilities, one of which has announced a transaction with another western public utility. No confidential information was ever exchanged.

     In the summer of 1996, the Company was approached by the chief executive officer of another large electric utility (the "LEU") regarding a potential acquisition of the Company. A number of discussions were held during that year at the senior executive level regarding such an acquisition. In the fall of 1996, the Company entered into a confidentiality agreement with the LEU. The Company provided the LEU with non-public information regarding the Company, including a 10-year financial forecast. In March 1997, merger discussions broke off with the LEU because of substantially different views on price. However, the Company continued to discuss the possibility of a strategic alliance with the LEU. These discussions broke off in March 1998 because of management's view that the potential rewards of an alliance with the LEU were less than the potential associated risks and costs. No further discussions have taken place regarding a possible business combination with the LEU.

     During the summer of 1996, Merrill Lynch orally provided management with its views regarding a range of values for the Company's Common Stock, subject to a number of qualifications. Mr. Maffie also had exploratory conversations with another western public utility and an independent power producer during the second half of 1996.

     Mr. Maffie had subsequent discussions with the independent power producer during the first and second quarters of 1997. Confidential information was provided to the independent power producer during this period. Discussions broke off because of substantially different views on price and no further discussions have taken place. The independent power producer has since entered into a transaction with another public utility.

     During the first quarter of 1997, Mr. Maffie had exploratory conversations with three public utilities, one of which was ONEOK, and a governmental agency. No subsequent conversations were held with either of the other two public utilities and no confidential information was exchanged. A follow-up conversation was held with the governmental agency in the second quarter of 1997. There have been no subsequent discussions with the governmental agency and no confidential information has been exchanged.

     In May of 1997, Mr. Maffie had a follow up conversation with ONEOK and exploratory conversations with another public utility. Conversations with ONEOK and the other utility continued in 1997. The Company entered into a confidentiality agreement with the other utility regarding a possible acquisition by the Company of certain of the utility's assets in 1997. One further conversation was held with this public utility in the second quarter of 1998. This public utility has since agreed to be acquired by another public utility.

     At the regular meeting of the Board of Directors in January 1998, Merrill Lynch provided the Board with an overview of merger and acquisition activity in the gas and electric utility industries and reviewed a number of recent successful and unsuccessful transactions.

     At the regular meeting of the Board of Directors in March 1998, the Company's management again reviewed with the Board changes that were taking place in the natural gas and electric utility industries. Management also reviewed with the Board a number of business combinations taking place involving utilities located west of the Mississippi River. In addition, management discussed potential merger partners and described exploratory merger conversations between certain of these potential merger partners and Company management.

     In the spring of 1998, Mr. Maffie had further conversations with ONEOK and exploratory conversations with one other southwestern public utility regarding a possible business combination. There have been no further conversations with this other public utility and no confidential information was ever exchanged. The conversations with ONEOK broke off in May 1998.

     The Company resumed discussions with ONEOK in mid-September 1998 regarding a merger of the Company and ONEOK. At this time, Mr. Maffie also had several exploratory conversations with a midwestern utility regarding a possible transaction. There have been no further conversations with the midwestern utility since the fall of 1998 and no confidential information was ever exchanged.

     The Company requested Merrill Lynch to advise it in connection with a possible transaction with ONEOK in September 1998. ONEOK, through its investment bankers, then proposed a transaction in which ONEOK would acquire all the outstanding shares of the Company for cash at a higher price than had been previously discussed. The parties then discussed other business terms.

     A meeting of the Board of Directors was held on November 16, 1998 to consider ONEOK's proposal. Merrill Lynch reviewed with the Board certain preliminary information regarding the value of the Company using a variety of valuation techniques and an analysis of a potential merger with ONEOK. The Company's outside legal advisors summarized the duties of the Board when considering transactions of this type. In addition, Mr. Maffie informed the Board that ONEOK had asked that he resign on the effective date of the proposed merger. It was, however, contemplated that he would enter into a consulting contract with ONEOK. Mr. Maffie also indicated that ONEOK contemplated entering into an employment agreement with Mr. Biehl to be effective after the proposed merger. The terms of this employment agreement are substantially similar to the terms of the employment agreement between Mr. Biehl and the Company. The meeting reconvened the next morning. After discussion and a consideration of the interests of Company management, the Board authorized management to pursue further discussions with ONEOK.

     A Confidentiality Agreement was executed by the Company and ONEOK on November 20, 1998 and ONEOK commenced a due diligence review of the Company on November 30, 1998. A proposed form of merger agreement was delivered to the Company and its legal and financial advisors by ONEOK over the Thanksgiving holiday weekend.

     A meeting was held in Las Vegas, Nevada on December 2 and December 3, 1998 to discuss the terms of the proposed agreement. Revised drafts of the agreement were circulated by ONEOK shortly after the meeting. Discussion of open business issues continued throughout the week of December 7, 1998 and revised drafts of the proposed agreement and disclosure schedules were circulated. During this week ONEOK agreed to:

     - increase the offered consideration to $28.50 per share from the $28.00 per share previously discussed;

     - decrease the requested termination fee from 5% of the offered consideration to $30 million; and

     - eliminate its request for the Company to reimburse it for expenses in the event the Merger is not consummated.

     A notice of a special meeting of the Board, including a draft of the proposed form of agreement and a summary of agreement terms, was sent to the Board of Directors of the Company on December 9, 1998. A final due diligence call was held on Sunday, December 13, 1998 to discuss issues raised by the disclosure schedules and to resolve remaining business issues.

     A special meeting of the Board of Directors was held on December 14, 1998 for the purpose of considering the proposed merger agreement. The Company's outside legal advisors made presentations regarding the principal terms of the merger agreement (including the resolution of open business issues). Merrill Lynch made presentations regarding the Company, ONEOK and valuations of the Company using different valuation techniques. Merrill Lynch rendered an oral opinion (subsequently confirmed in writing on that date) to the Board of Directors to the effect that, as of such date and based upon and subject to matters stated in such opinion, the consideration of $28.50 per share in cash to be received by the Company's shareholders from ONEOK was fair to the Company's shareholders from a financial point of view.

     Following the presentations by the Company's legal and financial advisors, the two inside directors, Messrs. Maffie and Biehl, were excused. The Company's outside legal advisors summarized the terms of the arrangements between ONEOK and each of the inside directors. After discussion of these arrangements and the principal terms of the proposed merger agreement, the outside directors unanimously approved the terms of the merger agreement. The inside directors were then asked to return and the entire Board unanimously approved the principal terms of the proposed merger agreement. The Merger Agreement was thereafter executed and delivered.

     The Company received an unsolicited written offer dated February 1, 1999 from Southern Union to acquire the Company for $32.00 per share in cash and stating that the offer was otherwise upon substantially the same terms as the merger agreement executed by the Company and ONEOK on December 14, 1998.

     The Company had not been aware of Southern Union's interest in acquiring the Company until receipt of this offer. Mr. Maffie had previously had two conversations with George Lindemann, the Chairman of the Board and a principal shareholder of Southern Union, in 1995 regarding a buy-out and break-up of the Company. There were no subsequent conversations between the Company and Southern Union in 1995. There were no discussions between management of the Company and Southern Union during 1996, 1997 or 1998 regarding its possible interest in a transaction with the Company nor had Southern Union been identified by Merrill Lynch, because of Southern Union's small size, as a party Merrill Lynch believed would be likely to have an interest in pursuing a strategic transaction with the Company. The Company was, however, approached by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") regarding business combinations generally in May 1998. The Company had no subsequent contact with DLJ regarding any business combination until February 1999, when the Company was informed that DLJ was acting as a financial advisor to Southern Union.

     A special Board meeting was held on February 8, 1999 to consider the offer from Southern Union. The Company's outside legal advisors reviewed with the Board the duties of the Board in situations of this type.

     Under the terms of the Merger Agreement, the Company is not permitted to engage in discussions regarding another offer, unless the Board concludes that the proposal is a "Superior Proposal" as defined in the Merger Agreement. A proposal is a "Superior Proposal" if:

     - the offer is financially superior;

     - the offeror appears reasonably likely to have the funds necessary to consummate the proposed transaction; and

     - failing to engage in discussions with the offeror would create a possibility of a breach of the fiduciary duties of the Board under applicable law.

     The Board concluded that the offer of $32.00 per share in cash was financially superior to $28.50 per share in cash. Merrill Lynch then advised the Board that it was unable to conclude that Southern Union appeared reasonably likely to have the funds necessary to consummate the proposed transaction on the basis of the limited information in the offer and publicly available information. After discussion, the Board authorized management to inform Southern Union that it was unable to conclude that Southern Union was reasonably likely to have the funds necessary to consummate the proposed transaction due to the limited information available.

     Following the February 8, 1999 Board meeting, Merrill Lynch received additional information from DLJ regarding the manner in which Southern Union intended to finance its proposed acquisition of the Company. A special Board meeting was held on February 18, 1999 to consider this additional information. Based on the information provided by DLJ, Merrill Lynch stated that, in its view, the proposed plan to finance the transaction on a highly leveraged basis was credible from a financial perspective and that, based upon then-current market, economic and other conditions as they existed and could be evaluated on, and the information made available to Merrill Lynch as of such date, it appeared Southern Union was reasonably likely, as of such date, to have the funds necessary to acquire all of the outstanding stock of the Company at $32.00 per share in cash on that basis. The Board requested additional time to consider the Southern Union offer before making a decision on this issue.

     On February 21, 1999, the Company held a special Board meeting to reconsider the offer from Southern Union. The Company's outside legal advisors again reviewed with the directors the findings that must be made prior to the Board entering into discussions with Southern Union. Merrill Lynch reviewed with the Board the information that had been provided to it by DLJ and its view that, based upon then-current market, economic and other conditions as they existed and could be evaluated on, and the information made available to Merrill Lynch as of such date, it appeared Southern Union was reasonably likely, as of such date, to have the funds necessary to consummate the proposed transaction. The Board determined that the Southern Union proposal was a "Superior Proposal" as defined in the Merger Agreement. The Company's Board then authorized management to enter into a confidentiality agreement with Southern Union and thereafter to commence discussions with Southern Union.

     The Company and Southern Union executed a confidentiality agreement in substantially the same form as the Confidentiality Agreement executed by the Company with ONEOK, thereby enabling the Company and Southern Union to exchange information and to commence discussions regarding a possible acquisition of the Company on a confidential basis.

     On February 25 - 27, 1999, representatives of Southern Union visited the Company's offices to conduct due diligence. At the end of this period, Southern Union complimented the Company on its cooperativeness and openness and informed the Company that it had completed its due diligence.

     On February 26, 1999, the Company provided Southern Union with a list of questions and information requests regarding certain of the substantive issues which the Company believed affected the regulatory feasibility of the proposed transaction, including a request for a definitive financing plan which took into account the need to raise additional equity in order to address regulatory concerns. On March 1, 1999, the Company received a partial response from Southern Union to its questions and information requests. Additional information was provided to the Company by Southern Union on March 2.

     On March 8, 1999, the Company received Southern Union's comments on proposed revisions to the Merger Agreement and a disclosure schedule for Southern Union. On March 11, 1999, after reviewing Southern Union's responses to the Company's questions and information requests, the Company again requested a written financing plan from Southern Union which took into account regulatory concerns, and other additional information. On March 15, 1999, Southern Union responded to the Company's request for a definitive financing plan and pro forma financial information. Southern Union informed the Company that any additional due diligence would need to be done at Southern Union's offices.

     On March 16, 1999, Southern Union proposed additional revisions to the agreement and plan of merger between the Company and Southern Union (the "Southern Union Agreement") to address certain of the Company's financing and regulatory concerns. On March 18, 1999, the Company received a proposed form of commitment to be executed by certain members of the Lindemann family in favor of Southern Union to "backstop" up to $200 million of Southern Union's obligation to issue additional equity (the "Partial Equity Backstop").

     During the period from March 23 - 26, 1999, the Company was given an opportunity to review certain documents at Southern Union's offices in Austin, Texas and Kansas City, Missouri in order to obtain additional information on Southern Union's operational history and financing plan and any regulatory issues that might be raised by that operational history or financing plan. The Company also visited with the public counsel in Missouri, eight members of the staff of the Missouri Public Service Commission (the "Missouri Commission") and two members of the Missouri Commission in order to better understand the regulatory approval process for a Southern Union/Company transaction in Missouri.

     On March 29, 1999, the Company transmitted to Southern Union a proposed Standby Stock Purchase Agreement to be executed by the Company and certain members of the Lindemann family in lieu of the form of Partial Equity Backstop proposed by Southern Union. On April 2, 1999, the Company received comments from Southern Union on the proposed Standby Stock Purchase Agreement.

     A special meeting of the Company's Board was held on April 5, 6 and 7, 1999.

     On April 5, 1999, management reviewed historical financial data for the Company, Southern Union and ONEOK. In addition, management reviewed pro forma financial information for post-merger operations for both Southern Union and ONEOK from both a financing and regulatory perspective, taking into account the financing plan proposed by ONEOK and the definitive financing plan proposed by Southern Union. Merrill Lynch then reviewed with the Board Southern Union's financing plan, market performance, the nature of its shareholders and other factors affecting the ability of Southern Union to finance the transaction. Merrill Lynch also provided the Board with an overview of the two proposed transactions and a comparison of the consequences of the two transactions.

     On April 6th, the Company's management summarized the results of the Company's regulatory due diligence of Southern Union. Management's presentations were followed by presentations from:

     - James Fischer, the Company's special regulatory counsel in Missouri and a former vice chairman and member of the Missouri Commission and a former public counsel in Missouri, regarding Southern Union's regulatory history in Missouri and issues that he believed would be of concern to the Missouri Commission and the timing for obtaining approval from the Missouri Commission;

     - Jo Ann Kelly, the Company's regulatory consultant in Nevada and former member of the PUCN, regarding issues that she believed would be of concern to the PUCN;

     - Greg Patterson, the Director of the Residential Utility Consumer Office ("RUCO") in Arizona, regarding issues that he believed would be of concern to RUCO and the ACC and the timing for obtaining approvals from the ACC; and

     - Daniel Fessler, the Company's special regulatory counsel in California and former President of the CPUC, regarding issues that he believed would be of concern to the CPUC and the timing for obtaining approvals from the CPUC.

     Southern Union had previously requested to be allowed to make a presentation to the Company's Board. On April 6, 1999, nine representatives from Southern Union were present for the presentation, including three members of Southern Union's management, including George Lindemann, the chairman of the board of Southern Union, a principal shareholder and head of the family that proposed to provide the Partial Equity Backstop, Southern Union's outside counsel, Southern Union's general regulatory counsel, Southern Union's Missouri counsel, two representatives of DLJ and another member of Southern Union's Board who is also a named partner in Southern Union's outside law firm. Southern Union provided a general overview of Southern Union, information on Southern Union's financing plan and its views on its ability to obtain all necessary regulatory approvals in a timely manner.

     ONEOK had previously requested that it be given an opportunity to address the Board. On April 7, 1999 three representatives of ONEOK were present at the meeting, two members of ONEOK's management and a representative of ONEOK's financial adviser, PaineWebber Incorporated. ONEOK provided the Board a general overview of ONEOK and the status of regulatory proceedings in Arizona, California and Nevada. ONEOK, through its financial advisors, also informed the Board that ONEOK was willing to consider an increase in its offer to $30 per share subject to approval by the ONEOK Board and termination of negotiations with Southern Union.

     A special meeting of the Board was held on April 12, 1999. The purpose of the meeting was to determine whether to proceed with negotiation of the terms of a definitive agreement with Southern Union or to proceed to a vote on whether to accept or reject the current Southern Union offer on the basis of the proposed agreement offered by Southern Union and information previously provided to the Board. The Board then discussed additional terms of an agreement with Southern Union which might address some of the Board's concerns regarding the ability of Southern Union to finance the transaction in a manner that would be acceptable to the regulators, other regulatory concerns and other perceived risks. After further discussion, the Board authorized management to attempt to negotiate additional contractual provisions with Southern Union which would mitigate the higher risks of non-consummation of a transaction with Southern Union.

     On April 12, 1999, the Company transmitted to Southern Union a revised draft of the Southern Union Agreement and Standby Stock Purchase Agreement. In addition, the Company transmitted drafts of the following agreements which Southern Union had indicated in its February 1, 1999 letter were acceptable to Southern Union: a consulting agreement with Mr. Maffie which was in substantially the same form as the consulting agreement between ONEOK and Mr. Maffie, a draft of the employment agreement with Mr. Biehl which was in substantially the same form as the employment agreement between ONEOK and Mr. Biehl and Assumption Agreements which were in substantially the same form as the Assumption Agreements executed by certain executive officers of the Company and ONEOK. (See "Interests of Certain Persons in the Merger" for a description of these agreements.)

     On April 14, 1999, the Company transmitted to Southern Union an updated Company disclosure schedule. On the same date, the Company received a request from Southern Union for additional information on the proposed Southern Union Agreement and Standby Stock Purchase Agreement. The Company responded to Southern Union's request.

     On April 16, 1999, the Company received Southern Union's comments on the Southern Union Agreement and Standby Stock Purchase Agreement. Southern Union also requested that its comments be provided directly to the Company's Board. These comments were included in the Board package for the Company's April 22nd meeting.

     On April 20, 1999, the Company responded to Southern Union's comments on the Southern Union Agreement and the Standby Stock Purchase Agreement. On April 22, 1999, the Company received Southern Union's response to the Company's comments, including the response to the Company's request for Southern Union to provide it with its "best and final price".

     A special meeting of the Board was held on April 22, 1999 to consider Southern Union's offer and the proposed terms of the Southern Union Agreement and Standby Stock Purchase Agreement. The Board was provided with copies of Southern Union's responses to the comments of Company management on the Southern Union Agreement and the Standby Stock Purchase Agreement and additional information requested by Southern Union.

     The Company's outside legal advisors summarized the status of the negotiations with Southern Union and the unresolved issues with Southern Union. Management and Merrill Lynch presented various analyses regarding the Southern Union and ONEOK proposals.

After discussion, the Board authorized management to negotiate an amendment to the Merger Agreement with ONEOK to reflect a purchase price of $30 per share in cash, among other things.

     A special meeting of the Board was held on April 25, 1999. The Company's outside legal advisors reviewed with the Board the proposed amendment to the Merger Agreement, which included a price of $30 per share. After discussion the Board unanimously approved the proposed amendment to the Merger Agreement and, subject to execution of the amendment by ONEOK, rejected the Southern Union proposal.

     On April 27, 1999, Southern Union announced that it had increased its offer to acquire all of the outstanding shares of the Company to $33.50 per share in cash, plus interest at an annual rate of 3.55% after February 14, 2000. Southern Union thereafter provided the Company with a copy of its revised offer. In addition to the changes in the pricing terms, Southern Union informed the Company's Board that the offer was based upon an acceptance of the terms of the Southern Union Agreement, as modified by Southern Union's comments on April 16th and April 22nd.

     A special meeting of the Board was held on May 4, 1999 for the purpose of considering Southern Union's revised offer. Management reviewed with the Board events which had taken place since the last meeting of the Board. The Board reviewed in detail the terms of Southern Union's proposal.

     After further discussion, all members of the Board unanimously approved rejection of the Southern Union offer for the reasons set forth below.

     On May 10, 1999, the Company engaged Goldman Sachs & Co. ("Goldman Sachs"), pursuant to the terms of a letter agreement between the Company and Goldman Sachs, to act as its financial advisor, together with Merrill Lynch, in connection with the possible sale of the Company to ONEOK and actions that may be taken by Southern Union with respect to the Company. Pursuant to the terms of the letter agreement, the Company agreed to pay Goldman Sachs (1) a fee of $1 million upon execution of the engagement letter, (2) an additional fee of $1 million payable upon the approval by the Company's shareholders of an acquisition of a majority of the Company's Common Stock or an acquisition of substantially all of the assets of the Company by ONEOK or by Southern Union and
(3) upon consummation of any such transaction, a fee of approximately $4 million, against which any fees previously paid to Goldman Sachs pursuant to clauses (1) and (2) above will be credited. The Company also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses (including the fees and disbursements of legal counsel) and to indemnify Goldman Sachs and certain related parties from and against certain liabilities, including liabilities under the federal securities laws arising out of its engagement.

     For information on the status of regulatory proceedings, see "Regulatory Matters." For information on litigation which might affect the Merger, see "Litigation Affecting the Merger."

                             REASONS FOR THE MERGER

     In reaching their conclusion to approve the Merger and the Merger Agreement and to reject the offer from Southern Union, the directors of the Company considered the following information:

     - presentations by the Company's management during the past several years regarding the business, operations, financial condition, business strategy and prospects of the Company;

     - presentations by the Company's management and representatives of Merrill Lynch regarding changes in the gas and electric utility industries, the regulatory environment and merger and acquisition trends;

     - presentations by the Company's management regarding contacts with other potentially interested parties during the past several years;

     - financial presentations by Merrill Lynch (including the assumptions and methodologies underlying the financial information presented) and the written opinion of Merrill Lynch to the effect that, as of December 14, 1998, the consideration to be received by the Company's shareholders pursuant to the terms of the Merger Agreement was fair to the Company's shareholders from a financial point of view (See "Opinion of Financial Advisor");

     - presentations by Merrill Lynch regarding the Company, ONEOK and valuations of the Company using different valuation techniques;

     - presentations by and discussions with the Company's legal advisers in November and December 1998 regarding the duties and obligations of the Board in considering transactions of this type and in February, March and April 1999 regarding the duties and obligations of the Board in considering unsolicited offers;

     - discussions of the terms and conditions of the Merger Agreement, including the amendment to the Merger Agreement with senior executives of the Company, representatives of the Company's legal counsel and representatives of Merrill Lynch;

     - discussion of the terms and conditions of the proposed Southern Union Agreement with senior executives of the Company, representatives of the Company's legal counsel and representatives of Merrill Lynch;

     - presentations by and discussions with representatives of the Company's legal counsel regarding interests of the Company's inside directors (see "Interests of Certain Persons in the Merger -- Interests of Inside Directors");

     - presentations by and discussions with the Company's management and representatives of Merrill Lynch regarding a comparison of ONEOK's and Southern Union's financial condition, business, capital structure, prospects, financing plan and regulatory issues;

     - presentations by and discussions with management and the Company's regulatory experts in Arizona, California, Missouri and Nevada;

     - presentations by and discussions with representatives of Southern Union;

     - presentations by and discussions with representatives of ONEOK;

     - information provided by Southern Union directly for consideration by the Board; and

     - actions taken and statements made by Southern Union.

     The information provided to the Board for its consideration was, in some instances, conflicting. Each member of the Board considered the conflicting information, the credibility of the source of information and the credibility of the information in light of his or her business experience. Each of the Board members considered and weighed this information differently.

     The Board, in making its determinations that the Merger and the Merger Agreement are in the best interests of the Company's shareholders, considered the following factors, which constitute all of the material factors considered by the Board:

     - the Board's belief that, due to changes in the natural gas and electric utility industries, the Company's financial position and the likelihood that there would continue to be significant growth in the Company's service territories, a business combination with a financially stronger company would give the Company's shareholders the opportunity to realize immediately the future value of the Company's long-term growth prospects without the financial and regulatory risks associated with that growth;

     - the Board's belief that it was likely that the earnings of the Company and, as a result the price that an acquirer would be willing to pay for the Company (particularly when considered as a multiple of book value) would continue to be adversely affected by regulatory lag and the cost of financing customer growth in the Company's service territories; for information on regulatory lag and the costs associated with financing customer growth, see "Parties to the Merger -- Factors Which May Affect Future Performance of the Company";

     - the Merger Consideration represents a 54% premium over the closing price of the Company's Common Stock on September 15, 1998 (the approximate date the Company's discussions with ONEOK moved beyond the exploratory stage) and a 23% premium over the closing price of the Company's Common Stock on December 11, 1998, the last trading day before the announcement of the Merger;

     - the Board's belief that the analysis and opinion of Merrill Lynch supported the Board's conclusion that the Merger Consideration is fair from a financial point of view to, and in the best interests of, the Company's shareholders;

     - the provisions of the Merger Agreement that were structured so as (i) to accommodate additional bona fide unsolicited offers to acquire the Company and specifically to permit the Board to provide information to and negotiate with other interested parties and (ii) to enable the Board to terminate the Merger Agreement and accept a better offer, subject to the payment of a $30 million termination fee and compliance with the other provisions of the "no-solicitation" covenant (see "Summary of the Merger Agreement -- No Solicitation by the Company" and "Summary of the Merger Agreement -- Termination of the Merger Agreement" and "Payment of Fees and Expenses");

     - provisions of the Merger Agreement that are structured so as to permit the Company to terminate the Merger Agreement if Merrill Lynch were unable to deliver an opinion that, as of the date of this proxy statement, the consideration to be received by the Company's shareholders pursuant to the terms of the Merger Agreement was fair to the Company's shareholders from a financial point of view;

     - the financial condition of ONEOK and the fact that the Merger Agreement does not contain a financing condition to the obligation of ONEOK to consummate the Merger, absent significant disruptions in the financial and capital markets (see "Financing of the Merger" and "Summary of the Merger Agreement -- Conditions to the Merger");

     - the Board's belief, based in part upon discussions with its financial advisors, that, absent significant disruptions in the capital markets, ONEOK would be able to finance the Merger; and

     - the Board's belief that there would be few regulatory impediments to the Merger because of:

       (1) ONEOK's stronger financial condition;

       (2) the fact that ONEOK was not required to obtain regulatory approvals from its public utility regulators in Kansas or Oklahoma;

       (3) the fact that ONEOK does not currently operate, nor has it in the past operated, in Arizona, California or Nevada;

       (4) the fact that ONEOK is not in a holding company structure; and

       (5) the fact that ONEOK represented that, at the time of the consummation of the Merger, its unsecured debt would be rated at least BBB- by Standard & Poor's Ratings Group and Baa3 by Moody's Investor Services, Inc.

     The Board in making its determination to reject the Southern Union offer considered the following factors, which constitute all of the material factors considered by the Board:

     - the Board's belief that the offer from Southern Union was not a better offer because Southern Union would face a more protracted and difficult time in obtaining regulatory approvals with achievable and acceptable conditions due to Southern Union's:

      (1) highly leveraged capital structure; 63% debt, including trust originated preferred securities, to total capitalization for Southern Union at March 31, 1999 compared to 37% of debt to total capitalization for ONEOK at February 28, 1999;

      (2) smaller capital base; Southern Union's common stockholders' equity at March 31, 1999 was $313 million; ONEOK's shareholders' equity at February 28, 1999 was $1.2 billion;

      (3) lower credit ratings; on the date of this proxy statement Southern Union's unsecured debt was rated BBB+ by Standard & Poor's Ratings Group and Baa3 by Moody's Investor Services, Inc. (which is the lowest investment grade rating); ONEOK's unsecured debt was rated A by Standard & Poor's Ratings Group and A2 by Moody's Investor Services, Inc.;

      (4) history of operational and regulatory problems in Missouri, including actions taken by the Missouri Commission with respect to customer service and safety issues which have been attributed in the media, in part, to excessive cost cutting by Southern Union and the high level of debt incurred by Southern Union in connection with the acquisition of its Missouri properties;

      (5) franchise fee litigation in Texas, which could adversely affect the ability of the Company to obtain consents from local governmental entities to the transfer of certain franchises in the Company's service territory; and

      (6) the need to obtain regulatory approvals from the Missouri Commission;

     - the Board's belief that the increased price offered by Southern Union did not adequately compensate the Company's shareholders for the substantially increased risk that the transaction proposed by Southern Union would not be consummated due to the additional time, regulatory, operational and market risks associated with the Southern Union offer;

     - the Board's belief that the terms of the agreement proposed by Southern Union were unacceptable from a financial and regulatory perspective and were not in the best interests of the Company's shareholders;

     - the Board's belief that there were more uncertainties regarding the ability of Southern Union to finance the proposed transaction in a manner that would be acceptable to the Commissions and the Missouri Commission in light of Southern Union's more leveraged capitalization, smaller equity capital base, lower credit ratings, greater uncertainties in the equity markets and the longer period of time anticipated between execution of an agreement with Southern Union and consummation of a transaction; and

     - the Board's questioning of Southern Union's credibility based upon Southern Union's actions and statements, including Southern Union's unwillingness to honor the terms of the confidentiality agreement between the Company and Southern Union and differences between Southern Union's representations to the Board at the April 6, 1999 Board meeting and the terms of the Southern Union Agreement proposed by Southern Union; for further information on litigation arising out of the confidentiality agreement between the Company and Southern Union, see "Litigation Affecting the Merger").

     The Board also considered the impact of the proposed Merger on the Company's employees and the communities in which the Company operates, factors also likely to be considered by the ACC, CPUC and PUCN. In particular, the Board considered:

     - the benefits to be received by the Company's customers from a larger and financially stronger company after the Merger;

     - the fact that ONEOK does not currently operate in Arizona, California and Nevada and therefore would be less likely to lay-off Company employees;

     - ONEOK's covenants regarding employee benefits (see "Summary of the Merger Agreement -- Employment Benefit Plans");

     - ONEOK's covenant to establish an advisory board to advise ONEOK after the Merger regarding issues of importance to the communities in which the Company currently has operations, the employees of ONEOK in Arizona, California and Nevada and the Commissions and FERC (see "Summary of the Merger Agreement -- Covenants of ONEOK -- ONEOK Boards") and

     - ONEOK's agreement to locate the headquarters of its Southwest Division, consisting of Arizona, California and Nevada, in Las Vegas after the Merger (see "Summary of the Merger Agreement -- Covenants of ONEOK -- Las Vegas Office)".

     The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but constitutes all the material factors considered by the Board. In reaching its determination to approve and recommend the principal terms of the Merger, the Board did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

                          OPINION OF FINANCIAL ADVISOR

     On December 14, 1998, Merrill Lynch delivered its written opinion to the Company's Board of Directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinions, the merger consideration of $28.50 per share to be received by the holders of Common Stock in the Merger was fair from a financial point of view to such holders. Merrill Lynch subsequently confirmed its opinion in a written opinion to the Company's Board of Directors dated as of the date of this proxy statement to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the merger consideration of $30.00 per share to be received by the holders of Common Stock in the Merger was fair from a financial point of view. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated as of the date of this proxy statement.

     A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. EACH HOLDER OF COMMON STOCK IS URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE COMPANY'S BOARD OF DIRECTORS, WAS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK, DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE COMPANY TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE MERGER OR ANY MATTER RELATED THERETO. THE MERGER CONSIDERATION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN THE COMPANY AND ONEOK AND WAS APPROVED BY THE COMPANY'S BOARD OF DIRECTORS. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH IS ATTACHED AS APPENDIX B HERETO.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:

     - reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company;

     - conducted discussions with members of senior management and representatives of the Company concerning the matters described above;

     - reviewed the market prices and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

     - participated in certain discussions and negotiations among representatives of the Company and ONEOK and their financial and legal advisors;

     - reviewed the Merger Agreement; and

     - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

     The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch, as of the date of the Merrill Lynch Opinion.

     In connection with the preparation of the Merrill Lynch opinions, Merrill Lynch was not authorized by the Company or the Company's Board of Directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of the Company.

     The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in connection with the Merrill Lynch opinion delivered to the Company's Board of Directors on December 14, 1998.

     Stock Price Study. Merrill Lynch compared the merger consideration of $28.50 per share to the closing prices of the Common Stock on September 15, 1998 (the approximate date Merger discussions between the Company and ONEOK moved beyond the exploratory stage) and December 4, 1998. This analysis showed that the merger consideration of $28.50 per share represented an implied 46.2% premium over the closing price of the Common Stock on September 15, 1998 and an implied 16.0% premium over the closing price of the Common Stock on December 4, 1998. Merrill Lynch also reviewed the per share closing prices of the Common Stock for the 52-week period ended December 4, 1998. This review indicated that for this 52-week period the per share closing price of the Common Stock ranged between $17.13 and $25.00, compared to the original merger consideration of $28.50. Merrill Lynch also reviewed the closing prices of the Common Stock for the one-year and three-year periods ended December 4, 1998 and for the period from September 15, 1998 to December 4, 1998, and compared such movements to the movement during the same periods of the Comparable Companies. The "Comparable Companies" were AGL Resources, Inc., Indiana Energy, Inc., Northwest Natural Gas Company, Piedmont Natural Gas Company, Inc., and Public Service Company of North Carolina, Incorporated.

     Publicly Traded Comparable Company Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for the Company with the corresponding financial and operating information and ratios for the Comparable Companies.

     Merrill Lynch derived an estimated valuation range for the Company by comparing as of December 4, 1998:

     - current trading value as a multiple of projected 1999 earnings per share ("EPS") for the Comparable Companies, which estimates were obtained from Institutional Brokers Estimate System (as of December 4, 1998), and ranged from 14.6x to 16.9x, with a mean of 15.7x (as compared to the Company at 20.6x);

     - current trading value as a multiple of book value for the Comparable Companies, which ranged from 1.63x to 2.24x, with a mean of 2.03x (as compared to the Company at 1.64x); and

     - the "firm value" (defined as the market value of the Common Stock plus short-and long-term debt and preferred stock minus cash and temporary investments) as a multiple of estimated 1998 earnings before interest, taxes, depreciation and amortization ("EBITDA"), which for Comparable Transactions ranged from 7.9x to 8.6x, with a mean of 8.3x (as compared to the Company at 7.3x).

     These analyses resulted in an estimated implied equity value per share of Common Stock that ranged from $22.00 to $26.50 (using the 1999 EPS method and a relevant range of multiples of 14.5x to 16.5x; the book value method and a relevant range of multiples of 1.9x to 2.2x; the 1999 EBITDA method and a relevant range of multiples of 7.5x to 8.5x; and based on approximately 31.2 million shares outstanding, plus net debt and preferred stock valued at $933 million, estimated as of December 30, 1998). Because the Company's financial results for 1998 reflected greater cash flow, net income and EPS resulting from anomalous cold-weather conditions in the geographic areas served by the Company, for the Publicly Traded Comparable Company Analysis and the Comparable Transaction Analysis summarized below, Merrill Lynch applied the trailing multiples from the Comparable Companies and the Comparable Transactions on a forward basis to the Company's projected 1999 financial results (which did not assume that the cold-weather conditions would continue), rather than to the Company's 1998 financial results.

     Comparable Transaction Analysis. Merrill Lynch reviewed certain publicly available information regarding six selected business combinations in the natural gas distribution industry announced since July 1993 (collectively, the "Comparable Transactions") that

Merrill Lynch deemed relevant in evaluating the Merger. The Comparable Transactions and the dates these transactions were announced are as follows:

     - Carolina Power & Light Company's acquisition of North Carolina Natural Gas Corporation (November 1998);

     - Eastern Enterprises' acquisition of Colonial Gas Company (October 1998);

     - NIPSCO Industries, Inc.'s acquisition of Bay State Gas Company (December
       1997);

     - ONEOK, Inc.'s acquisition of Western Resources, Inc.'s LDC gas distribution and marketing assets (December 1997);

     - Atmos Energy Corporation's acquisition of United Cities Gas Company (July
       1996); and

     - Southern Union Company's acquisition of Western Resources, Inc.'s Missouri natural gas distribution operations (July 1993).

     Merrill Lynch compared the "offer value" (generally defined as the per share offer price for the acquired company multiplied by the sum of the number of acquired company shares outstanding and the number of acquired company options outstanding (net of option proceeds)) of the Comparable Transactions as a multiple of (1) the next four quarters' estimated EPS of the acquired company prior to the date of announcement ("Forward EPS") (which analysis excluded ONEOK, Inc.'s acquisition of Western Resources, Inc.'s LDC gas distribution and marketing assets and Southern Union Company's acquisition of Western Resources, Inc.'s Missouri natural gas distribution operations) and (2) the book value of the acquired company at the date of announcement (which analysis excluded ONEOK, Inc.'s acquisition of Western Resources, Inc.'s LDC gas distribution and marketing assets). For the Comparable Transactions, Merrill Lynch also compared the "transaction value" (defined as the offer value plus an assumed value of net debt and preferred stock and including option proceeds) as a multiple of the latest twelve months ("LTM") EBITDA of the acquired company. The results of these analyses were as follows: (1) the multiples of offer value to Forward EPS ranged from 17.8x to 20.2x, with a mean of 18.9x; (2) the multiples of offer value to book value ranged from 1.3x to 2.8x, with a mean of 2.2x; and (3) the multiples of transaction value to LTM EBITDA ranged from 7.7x to 11.7x, with a mean of 9.8x.

     These analyses resulted in an estimated implied equity value per share of Common Stock that ranged from $25.00 to $32.50 (using a relevant range of multiples of offer value to estimated 1999 EPS of 18.0x to 21.0x; a relevant range of multiples of offer value to book value of 2.0x to 2.3x; a relevant range of multiples of transaction value to estimated 1999 EBITDA of 8.0x to 10.0x; and based on approximately 31.2 million shares outstanding, plus net debt and preferred stock valued at $933 million, as of December 30, 1998).

     Merrill Lynch also analyzed the estimated per share range of values of the Common Stock based on a range of valuation multiples estimated by Merrill Lynch Equity Research. The four valuation multiples used for the Company were: (1) 1999 estimated price to earnings, (2) current trading value to current book value, (3) implied acquisition premium to current trading value of the Common Stock and (4) 1999 cash flow from operations estimate.

     These analyses resulted in an estimated implied equity value per share of Common Stock that ranged from $23.11 (using a price to estimated 1999 earnings ratio) to $36.00 (using a price to book value ratio).

     Discounted Cash Flow Analysis. Merrill Lynch derived an estimated per share equity valuation range for the Company by performing a discounted cash flow ("DCF") analysis. The DCF was calculated assuming discount rates ranging from 7% to 8% and was comprised of the sum of the present values of (1) the projected unlevered free cash flows for the years 1999 to 2007 as estimated by the Company and (2) the year 2007 terminal value based upon multiples of projected year 2007 EBITDA ranging from 7.0x to 8.0x. This analysis resulted in an estimated implied equity value per share of Common Stock (net of outstanding debt) that ranged from $21.25 to $31.50.

     In connection with the Merrill Lynch Opinion, Merrill Lynch reviewed the analyses described above and performed certain procedures to update such analyses, as appropriate. The results of these analyses were substantially the same as those of the December 14, 1998 opinion of Merrill Lynch. Merrill Lynch did not review with the Board of Directors its updated analyses.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch opinions. Merrill Lynch did not assign relative weights to any of its analyses in preparing the Merrill Lynch opinions. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's and Merrill Lynch's control and involve the application of complex methodologies and educated judgment. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     No Comparable Company utilized as a comparison in the analyses described above is identical to the Company, and none of the Comparable Transactions utilized as a comparison is identical to the proposed Merger. In addition, various analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. Such estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     The Company's Board of Directors selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with the Company and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to the terms of a letter agreement between the Company and Merrill Lynch dated October 5, 1998, the Company has agreed to pay Merrill Lynch (1) a fee of $1 million upon the execution of the merger agreement, (2) an additional fee of $1 million payable upon the approval of the Merger Agreement by the Company's shareholders, and (3) upon consummation of the Merger, a fee of approximately $4 million, against which any fees previously paid to Merrill Lynch pursuant to clauses (1) and (2) above will be credited. The Company has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including the reasonable fees and disbursements of legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws arising out of its engagement.

     Merrill Lynch has, in the past, provided financial advisory and financing services to the Company, including acting as lead underwriter in connection with an offering of the Common Stock in July 1998, and may continue to do so, and has received, and may continue to receive, fees for the rendering of such services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the Common Stock and other securities of the Company, as well as securities of ONEOK, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

INTERESTS OF OUTSIDE DIRECTORS

     Summary of Benefits. The outside directors of the Company own shares of the Company and hold options to acquire Common Stock under the terms of the Option Plan. To that extent, their interest in the Merger is the same as yours. For information on the number of shares of Common Stock and options held by each director, see "Election of Directors -- Securities Ownership of Nominees, Executive Officers and Principal Shareholders" and "Section 16
Information -- Section 16(b)."

     Under the change in control provisions of the Option Plan, if the Merger is consummated, each director is entitled to receive an amount equal to the difference between the option exercise price and the Merger Consideration of $30.00 per share, which is $85,125 for each of the directors, other than directors Kropid and Wright, and $32,178 for directors Kropid and Wright. In addition, under the terms of the Option Plan each of the directors has the right to receive an option to acquire an additional 2,000 shares of Common Stock on the date of the Annual Meeting. The exercise price of the Common Stock will be the closing price of the Common Stock on the New York Stock Exchange on the date of the Annual Meeting. This option grant will be void if the Merger occurs prior to February 10, 2000. Under the terms of the Merger Agreement, the Merger must be completed within three business days after all conditions to the Merger have been satisfied. The Company anticipates that the Merger will be completed prior to February 10, 2000.

     Outside directors may defer their compensation, including cash received through the cancellation of outstanding options as a result of the Merger, for a period of up to five years. Amounts deferred will be paid out over 5, 10, 15 or 20 years, with interest at 150% of the Moody's Composite Bond Rate. In addition, each of the directors, other than directors Kropid and Wright who have less than eight years of service, will be entitled to receive $24,000 annually for life after completion of the Merger pursuant to the terms of the directors' retirement plan.

     ONEOK Boards. ONEOK has agreed to appoint three of the Company's outside directors to the board of directors of ONEOK after completion of the Merger. Outside directors of ONEOK receive an annual retainer of $22,500, a fee of $1,000 for attending each board and committee meeting and reimbursement of expenses incurred in attending such meetings. Outside directors of ONEOK who chair a committee receive an annual retainer of $3,500. In addition, ONEOK has agreed to establish an advisory board consisting of the outside directors after completion of the Merger. For further information, see "Summary of the Merger Agreement -- Covenants of ONEOK -- ONEOK Boards."

INTERESTS OF INSIDE DIRECTORS

     Michael Maffie and George Biehl are executive officers as well as directors of the Company. They have certain interests in the Merger that are different from your interests as a shareholder. The Board was aware of these interests and considered them in recommending and approving the Merger. These interests are summarized below.

     Severance and Change in Control Arrangements. Each of Messrs. Maffie and Biehl, as executive officers of the Company, has an employment agreement with the Company. The employment agreement provides that, if within 24 months after a change in control of the Company, the executive officer terminates his employment for good reason or his employment is terminated by the Company for any reason other than death, permanent disability, cause or expiration of the term of the employment agreement, then he will be entitled to severance benefits. The Merger will constitute a change in control of the Company. "Good reason" includes a change in duties or title, a reduction in salary, a material reduction in benefits and an assignment to a new location.

     Upon the consummation of the Merger, Mr. Maffie will not be employed by ONEOK. As a result, he will be entitled to receive the following severance benefits:

     - a lump sum severance payment equal to the sum of three years of his yearly base salary, three year's incentive compensation calculated as 90% of his base salary, and three year's fringe benefits calculated as 20% of his base salary;

     - a choice of reimbursement for all expenses incurred in connection with finding new employment and moving or $75,000;

     - suitable office space and secretarial services for the earlier of two years or until he secures other employment; and

     - benefits under the Company's executive deferral plan and SERP.

     Following the Merger, the duties and title of Mr. Biehl will change. As a result, he will be entitled to receive the following benefits:

     - a lump sum payment equal to the sum of 30 months of his yearly base salary, 30 months of incentive compensation calculated as 60% of his base salary, and 30 months fringe benefits calculated as 20% of his base salary;

     - $75,000; and

     - benefits under the Company's executive deferral plan and SERP.

     Mr. Maffie's benefits (excluding benefits under the executive deferral plan and the Company's retirement plans) are estimated to be approximately $3,225,000. Mr. Biehl's benefits (excluding benefits under the executive deferral plan and the Company's retirement plans) are estimated to be approximately $1,119,000. If any payment under these agreements would constitute a "parachute payment" subject to excise tax under the Code, the executive officer will be entitled to an additional "gross-up" payment.

     Under the terms of the executive deferral plan, each of the executive officers may defer up to 100% of the amounts received under the Option Plan, the MIP and their change in control and severance arrangements. Amounts deferred bear interest at 150% of the Moody's Seasoned Corporate Bond Rate. At the end of the deferral period amounts deferred will be paid out over 10, 15 or 20 years, with interest at 150% of the Moody's Composite Bond Rate.

     Messrs. Maffie and Biehl became eligible for benefits under the SERP in 1986 and 1989, respectively. Mr. Maffie's benefits are calculated on the basis of the highest 12 months of earnings, including base salary, compensation deferred under the executive deferral plan, and compensation under the MIP for the year in which it is received. Using the earnings reflected for 1998 in the Summary Compensation Table, Mr. Maffie's benefits under the Company's retirement plans, including the SERP, are estimated to be $642,353 per year. Mr. Biehl's benefits are calculated on the basis of the highest 12 months of earnings, including base salary and compensation deferred under the executive deferral plan. Using the earnings reflected for 1998 in the Summary Compensation Table, Mr. Biehl's benefits under the Company's retirement plans, including the SERP, are estimated to be $135,047 per year.

     Consulting Agreement. ONEOK entered into a consulting agreement with Mr. Maffie concurrently with execution of the Merger Agreement which will become effective upon completion of the Merger. The consulting agreement has a term of five years. Mr. Maffie's duties will include providing support and cooperating with ONEOK in public matters and regulatory matters, and assisting and advising ONEOK on the business and affairs of ONEOK. During the term of the consulting agreement, Mr. Maffie has agreed that he will not engage in the gas distribution business in the states of Nevada and Arizona without the consent of ONEOK.

     The consulting agreement also provides for indemnification of Mr. Maffie for expenses incurred in connection with any proceeding against him by reason of the fact that he is or was serving at the request of ONEOK.

     ONEOK will pay Mr. Maffie a fee of $3 million, payable in sixty equal monthly installments for his consulting services and covenant not to compete. If Mr. Maffie dies during the term of the consulting agreement, the remaining installments will continue to be paid to his beneficiary. ONEOK will reimburse Mr. Maffie for certain expenses and will provide him with office space. Such benefits will be in addition to the benefits provided Mr. Maffie under his current employment agreement and benefit plans with the Company. To the extent that any of these payments constitute a "parachute payment" subject to excise tax under the Code, Mr. Maffie will be entitled to an additional "gross-up" payment.

     Southern Union offered to provide these same benefits to Mr. Maffie.

     Employment Agreement. ONEOK also entered into an employment agreement with Mr. Biehl concurrently with the execution of the Merger Agreement, which will become effective upon completion of the Merger. The term of the employment agreement is for three years, and will be automatically renewed for successive one year terms unless either party notifies the other to the contrary. Under the terms of the employment agreement, Mr. Biehl will be employed as Vice President, Finance and Administration of the Southwest Division of ONEOK, which will consist of ONEOK's operations in Arizona, California and Nevada.

     Under the employment agreement, ONEOK will pay Mr. Biehl an annual salary of not less than $232,000, payable in equal monthly installments. In addition, Mr. Biehl will be eligible for incentive compensation under ONEOK's incentive compensation plans at a level of not less than the average amount received during the last three years at the Company. Mr. Biehl will also be entitled to the employee benefit plans of ONEOK, except for the ONEOK Supplemental Executive Retirement Plan. ONEOK will reimburse Mr. Biehl for certain expenses and provide him with office space. Such benefits will be in addition to the benefits provided Mr. Biehl under his current employment agreement and benefit plans with the Company. To the extent any of these payments constitute a "parachute payment" subject to excise tax under the Code, Mr. Biehl will be entitled to an additional "gross-up" payment.

     If within a certain period of time after a change in control of ONEOK, Mr. Biehl terminates his employment with ONEOK for good reason, he will be entitled to a severance payment equal to the sum of three years of his annual base salary, three years incentive compensation calculated as 60% of his base salary, and three years fringe benefits calculated as 20% of his base salary. "Good reason" includes a change in duties, a reduction in salary, a material reduction in benefits or an assignment to a new location. He will also be entitled to the choice of reimbursement for all expenses, not to exceed $100,000, incurred for finding new employment and moving, or $100,000. Any restricted stock awards, stock options or stock appreciation rights will automatically vest.

     Mr. Biehl's employment with ONEOK will terminate upon his death or permanent disability. ONEOK may terminate the employment agreement for cause, in which case Mr. Biehl's salary and benefits under the agreement will immediately cease. If Mr. Biehl terminates his employment agreement for "good reason" or ONEOK terminates his employment for any reason other than death, permanent disability, cause or expiration of the term of the agreement, any restricted stock awards, stock options or stock appreciation rights will automatically become vested and his compensation under the employment agreement will continue to be paid for the balance of the term of the employment agreement.

     The employment agreement also provides for indemnification of Mr. Biehl to the fullest extent permitted by applicable law.

     Southern Union offered to provide these same benefits to Mr. Biehl.

INTERESTS OF OTHER OFFICERS

     Certain officers of the Company have entered into agreements with the Company which provide certain benefits in the event of a change in control of the Company. In addition, certain officers of the Company entered into agreements with ONEOK concurrently with the execution of the Merger Agreement. The terms of these agreements are summarized below.

     Change in Control Arrangements. Each of the executive officers is entitled to additional benefits in the event of a change in control of the Company if his employment is terminated for "good reason". These benefits include:

     - a lump sum payment equal to the sum of 2 or 2 1/2 years of such officer's yearly base salary, 2 or 2 1/2 years of incentive compensation calculated as 40% or 60% of such base salary, and 2 or 2 1/2 years of fringe benefits calculated as 20% of such base salary; and

     - benefits under the Company's executive deferral plan and SERP.

     In addition, certain officers will also be entitled to receive:

     - a choice of reimbursement for all expenses incurred in connection with finding new employment and moving or $75,000; and

     - office space and secretarial services for the earlier of two years or until such officer secures other employment.

     The aggregate of these benefits (excluding benefits under the executive deferral plan and the Company's retirement plans) for Messrs. Zub, Sondeno and Lowman and for the other executive officers, as a group, if their employment with ONEOK is terminated for "good reason" is $930,000, $694,200, $701,400 and $2,161,700, respectively.

     Certain other officers of the Company are entitled to additional benefits in the event of a change in control of the Company if their employment with ONEOK is terminated for "good reason". If this event were to occur as to all these officers, these officers would be entitled to receive $3,837,000 in the aggregate.

     Assumption Agreements. ONEOK also entered into assumption agreements with Messrs. Zub and Lowman and two other executive officers. Pursuant to the assumption agreements, at the time the Merger is consummated, ONEOK will assume the obligations of the Company under the employment/change in control agreements that currently exist with each of these employees. In addition, each of these employees will be entitled to benefits under the SERP as if they had at least 20 years of continuous service and had attained the age of 60.

     Southern Union offered to provide these same benefits to these executive officers.

     Summary of Benefits. The executive officers of the Company own Common Stock, hold options to acquire Common Stock under the terms of the Option Plan, have the right to acquire Common Stock under the MIP and have interests in Common Stock under the Company's 401(k) plan. To that extent, their interest in the Merger is the same as yours. For additional information on the Company's employee benefit plans, see "Executive Compensation and Benefits-Benefit Plans." For information regarding ONEOK's obligation to pay benefits to Company employees, see "Summary of the Merger Agreement -- Employee Benefit Plans." For information regarding the number of shares of Common Stock or interests therein of the executive officers of the Company, see "Election of Directors -- Securities Ownership of Nominees, Executive Officers and Principal Shareholders" and "Section 16 Information -- Section 16(b)."

     Under the terms of the Company's executive deferral plan, each of these officers will be entitled to defer amounts received under the Option Plan, MIP and change in control payments on the same basis as the inside directors.

     Each of the officers of the Company participate in the SERP. Except as otherwise described above, these officers will continue to accrue benefits after the Merger on terms which are no less favorable than the terms of the SERP on the date the Merger Agreement was executed, taking into account service and compensation while employed by ONEOK after the Merger.

INDEMNIFICATION AND INSURANCE OF THE COMPANY'S DIRECTORS AND OFFICERS

     Pursuant to the Merger Agreement, from and after the date on which the Merger is completed (the "Closing Date"), ONEOK has agreed to indemnify, defend and hold harmless each of the present and former officers and directors of the Company from acts or omissions occurring prior to the Closing Date or arising out of any of the transactions contemplated by the Merger Agreement. ONEOK has also agreed to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Closing Date for a period of at least six years after the Closing Date. See "Summary of the Merger
Agreement -- Covenants of ONEOK -- Indemnification and Insurance of the Company's Directors and Officers."

                        LITIGATION AFFECTING THE MERGER

     On December 16, 1998, Arthur Klein filed a purported class action complaint on behalf of himself and all shareholders of the Company (excluding defendants and their affiliates and families) in the Superior Court of the State of California in San Diego County (Case No. 726615) against the Company and its directors. The original complaint alleges one cause of action for breach of fiduciary duty. Plaintiff alleged that the consideration for the proposed Merger with ONEOK was unfair and inadequate because the Company's Board of Directors approved the Merger Agreement with ONEOK without conducting an auction or using another "market check" mechanism. On March 22, 1999, plaintiff amended his complaint to allege causes of action for breach of fiduciary duty, duty of loyalty and due care and breach of duty of candor. Plaintiff filed a second amended complaint on May 5, 1999 alleging causes of action for breach of the duties of loyalty, due care, candor and good faith and fair dealing. The shareholder plaintiffs' second amended complaint seeks

     - to enjoin the Merger with ONEOK;

     - to rescind the Merger Agreement with ONEOK, or portions thereof;

     - to implement an auction of the Company or similar process;

     - to void the $30 million termination fee in the Merger Agreement with ONEOK;

     - unspecified damages; and

     - a declaration that the action is properly maintainable as a class action on behalf of all shareholders.

     On March 31, 1999, the Court allowed John Mauricio to file a complaint in intervention, which is substantially identical to Arthur Klein's second amended complaint.

On May 4, 1999, Southern Union intervened in the purported shareholder class action and filed a complaint in intervention against the Company seeking a declaration from the Court that it is entitled to solicit directly the Company's shareholders to oppose the Merger with ONEOK and to seek approval of a proposed merger with Southern Union, rescinding portions of the confidentiality and standstill agreement between Southern Union and the Company dated February 21, 1999 and a temporary restraining order and a preliminary injunction to prevent the Company from conducting a proxy solicitation in support of the Merger during the course of the litigation. In addition, Southern Union is seeking compensatory and punitive damages.

     The Company removed the combined shareholder and Southern Union lawsuit from the California Superior Court in San Diego to the U.S. District Court for the Southern District of California. The Company has filed motions to dismiss Southern Union's complaint in intervention and alternatively to transfer Southern Union's complaint in intervention to the U.S. District Court for the Northern District of Oklahoma. Southern Union is opposing these motions and is seeking to have the lawsuit remanded to the San Diego Superior Court. The U.S. District Court for the Southern District of California has scheduled a hearing on the remand motion for August 2, 1999. The Company's motions to dismiss and to transfer are scheduled to be heard on September 7, 1999 and August 23, 1999, respectively.

     On June 9, 1999, the Company signed a Memorandum of Understanding ("MOU") with the shareholder plaintiffs' counsel to settle this action as to all plaintiffs, except Southern Union. The MOU sets forth the parties' agreement in principle settling all of the shareholders' claims arising out of the actions of the Company and its directors relating to the Merger, including any allegations of misrepresentations or omissions in this proxy statement, and will be incorporated into a final Stipulation of Settlement. The MOU is not an admission of any of the plaintiffs' allegations. The Company and its directors have denied and continue to deny that they have committed or attempted to commit any wrongdoing or breached any duty owed to the Company or its shareholders. The MOU is subject to several conditions, including the consummation of the Merger and the entry of a final judgment of dismissal with prejudice by the U.S. District Court that is binding on all shareholders from December 14, 1998, through the date that the shareholders approve the Merger.

     On June 25, 1999, the shareholders filed a third amended complaint setting forth the shareholders' claims relating to this proxy statement which were resolved as described in the preceding paragraph.

     On April 30, 1999, the Company filed a complaint against Southern Union in the U.S. District Court, District of Nevada (Case No. CV-99-0530-JBF-LRL) alleging breach of the confidentiality and standstill agreement between the Company and Southern Union, breach of the implied covenant of good faith and fair dealing, misappropriation of trade secrets, intentional interference with contract, intentional interference with prospective economic advantage and other violations of California and Nevada law. The Company amended its complaint on May 6, 1999, adding an additional claim against Southern Union pursuant to
Section 14(a) of the Exchange Act. The Company has filed a motion to transfer this case to the Northern District of Oklahoma. Southern Union has filed an answer in the Nevada action and has opposed the Company's motion to transfer. The District Court of Nevada has not ruled on the Company's motion.

     On May 5, 1999, ONEOK filed a complaint against Southern Union for breaching the February 21, 1999 confidentiality and standstill agreement in the United States District

Court for the Northern District of Oklahoma (Case No. 99-CV-345H(M)). ONEOK's third party beneficiary claims against Southern Union in the Oklahoma action are similar to those asserted by the Company against Southern Union in the Nevada action. ONEOK also sought to enjoin Southern Union from breaching the February 21, 1999 confidentiality and standstill agreement and from taking any other wrongful actions to disrupt the proposed merger with the Company.

     On May 11, 1999, the Northern District of Oklahoma granted ONEOK's requested injunction and issued a temporary restraining order enjoining Southern Union from any future violation of the February 21, 1999 confidentiality and standstill agreement, including soliciting proxies from the Company's shareholders. ONEOK and Southern Union then stipulated that the temporary restraining order could be entered as a preliminary injunction and that Southern Union would be deemed to have sought and been denied a stay of the injunction. The Northern District of Oklahoma entered the parties' stipulation and Southern Union filed a Notice of Appeal and Request for a Stay of the injunction with the Tenth Circuit on May 17, 1999. The Tenth Circuit received Southern Union's filing on May 18, 1999 and has issued an order staying the injunction for the sole purpose of permitting Southern Union the opportunity to oppose the Company's motion to transfer the related California lawsuit to the Northern District of Oklahoma and to file a motion to remand the California lawsuit to the San Diego Superior Court. Southern Union subsequently filed supplements to its motion for stay seeking the opportunity to participate in ongoing administrative proceedings before state public utility commissions, including proceedings in Arizona, California and Nevada. On June 10, 1999, the Tenth Circuit Court of Appeals denied Southern Union's request for a stay of the District Court's injunction insofar as it pertains to state public utility commission proceedings. On June 9, 1999, Southern Union filed a motion with the Northern District of Oklahoma to dismiss the lawsuit on the grounds of lack of personal jurisdiction and improper venue and a motion to transfer the Oklahoma action to the District of Nevada, or alternatively to stay the Oklahoma action pending the final disposition of the Nevada action brought by the Company against Southern Union. The Northern District of Oklahoma has yet to rule on either of these motions.

                               DISSENTERS' RIGHTS

     If you hold Common Stock and you do not wish to accept the Merger Consideration, then Chapter 13 (Sections 1300 through 1312) of the California General Corporation Law ("Chapter 13") provides that you may elect to have the "fair market value" of your shares (exclusive of any appreciation or depreciation in connection with the proposed Merger) determined as of the day before the first announcement of the terms of the proposed Merger if dissenters' rights are available. Dissenters' rights will be available if demands for payment are properly filed with the Company with respect to 5% or more of the Company's outstanding shares on or prior to the date of the Annual Meeting. The closing price of the Common Stock on the New York Stock Exchange on December 11, 1998, the last trading day prior to the first announcement of the proposed Merger, was $24.37 per share.

     Chapter 13 is set forth in its entirety in Appendix C to this proxy statement. If you wish to exercise your dissenters' rights or to preserve the right to do so, you should carefully review Appendix C. If dissenters' rights are available and you fail to comply with the procedures specified in Chapter 13 in a timely manner you may lose your dissenters' rights. Because of the complexity of these procedures, you should seek the advice of counsel if you are considering exercising your dissenters' rights.

     If you wish to exercise your dissenter's rights under Chapter 13, you must satisfy each of the following conditions:

     - You must vote against the Merger.

     - You must deliver to the Company a written demand for appraisal of your Common Stock not later than the date of the Annual Meeting. This written demand is in addition to and separate from any proxy or vote against the principal terms of the Merger. Merely voting against the approval of the principal terms of the Merger will not constitute a demand for appraisal within the meaning of Chapter 13.

     - If it is determined that dissenters' rights are available, you must deliver your shares for endorsement within 30 days after the date on which notice of shareholder approval of the principal terms of the Merger is mailed to you by the Company. The notice will contain a statement of the price which the Company has determined to be the fair market value of the Common Stock on the date prior to the first announcement of the Merger.

     - If you disagree with us as to the calculation of "fair market value," you must file a petition in the Superior Court of the appropriate county demanding a determination of the fair market value of your Common Stock. This petition must be filed by either you or the Company within six months of the notice described above.

     Demands for appraisal must be made in writing and must be mailed or delivered to: Investor Relations, Southwest Gas Corporation, 5241 Spring Mountain Road, P. O. Box 98510, Las Vegas, Nevada 89193-8510. You will continue to be a shareholder of the Company until the fair market value of your Common Stock is determined or you lose your dissenters' rights.

     If dissenters' rights are available and you properly demand appraisal of your Common Stock under Chapter 13 but you fail to perfect or withdraw your right to appraisal, your Common Stock will be converted into the Merger Consideration. You may not, however, withdraw a demand for appraisal unless the Company gives its consent.

     If the Merger Agreement is terminated, you will lose your right to require the Company to purchase your Common Stock. It is a condition to the obligations of the Company and ONEOK to consummate the Merger that demands for dissenters' rights not be made by 5% or more of the Common Stock. Unless this condition is waived by both parties, the Merger will not be consummated if dissenters' rights are available.

     If the dissenters' rights condition is waived by both parties, you will be entitled to receive the fair market value of your Common Stock on the date prior to the first announcement of the Merger, plus interest at the legal rate on judgments from the date on which the fair market value of the Common Stock has been determined. If a suit is filed to determine the fair market value of the Common Stock, the costs of the action will be assessed or apportioned as the court concludes is equitable, provided that the Company must pay all such costs if the value awarded by the court is 125% of the price offered by the Company. Cash dividends paid by the Company after the date of approval of the principal terms of the Merger Agreement by the Company's shareholders will be credited against the total amount owed. If the amount payable exceeds the amount of dividends that the Company would be permitted to pay under California law, the holders of dissenters' rights will become creditors of the Company for any amount unpaid. Interest will continue to accrue on the unpaid amount at the legal rate on judgments until paid.

     IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS' RIGHTS, YOU SHOULD BE AWARE THAT THE FAIR MARKET VALUE OF YOUR SHARES OF COMMON STOCK AS DETERMINED UNDER CHAPTER 13 COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION. THE OPINION DELIVERED BY MERRILL LYNCH IS NOT AN OPINION AS TO FAIR MARKET VALUE UNDER CHAPTER 13.

     The foregoing is a summary of the provisions of Chapter 13 of the General Corporation Law of the State of California and is qualified in its entirety by reference to the full text of Chapter 13, which is included as Appendix C.

                        SUMMARY OF THE MERGER AGREEMENT

     This section of the proxy statement describes some aspects of the proposed Merger, including some of the provisions of the Merger Agreement. The description of the Merger Agreement contained in this proxy statement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A. YOU ARE URGED TO READ THE ENTIRE MERGER AGREEMENT CAREFULLY.

STRUCTURE; EFFECTIVE TIME

     The Merger Agreement provides for the Merger of Merger Sub into the Company. The Company will survive the Merger. Immediately after the Merger, the Company will merge into ONEOK. ONEOK will survive the second merger. It is a condition to the consummation of the Merger that all conditions to consummation of the second merger, other than consummation of the Merger, have been satisfied.

     The Merger will become effective at the time the Merger Agreement is filed with the Secretary of State of the State of California. The Merger is expected to occur during the fourth quarter of 1999 assuming that all conditions to the Merger have been satisfied or, to the extent permitted by applicable law, waived.

MERGER CONSIDERATION

     Upon consummation of the Merger, each of your shares of Common Stock and each associated stock purchase right issued pursuant to the Company's shareholder rights plan, will be automatically converted into the right to receive the Merger Consideration upon the surrender of your Common Stock certificates. If dissenters' rights are available and have been properly perfected, then those shares will be treated as provided under "Dissenters' Rights."

     ONEOK will appoint a paying agent who will make payment of the Merger Consideration in exchange for certificates representing shares of Common Stock. ONEOK will make cash available to the paying agent in order to permit the paying agent to pay the Merger Consideration. The paying agent will send you a letter of transmittal and instructions explaining how to send your certificates to the paying agent. If you send your stock certificates to the paying agent, together with a properly completed letter of transmittal, then promptly after the paying agent receives and processes your documents, a check for the Merger Consideration will be mailed to you (subject to any withholding tax required by law).

     If you fail to surrender your stock certificates within one year after the Closing Date, you may no longer obtain the Merger Consideration from the paying agent, but, subject to applicable abandonment, escheat or similar laws, must look solely to ONEOK for payment.

     The aggregate Merger Consideration is estimated to be approximately $920 million. Additional amounts will be payable by ONEOK to officers and directors of the Company. For further information, see "Interests of Certain Persons in the Merger."

EMPLOYEE BENEFIT PLANS

     Employee and Director Stock Options. The Company is required to adjust each director and employee stock option outstanding at the time of the Merger so that the holder of each option, whether vested or unvested, will be entitled to a cash payment from the Company. The cash payment for each option will equal the amount of the Merger Consideration less the exercise price of the option.

     For information regarding the amounts which may be received by the directors and officers of the Company pursuant to employee and director stock options, see "Interests of Certain Persons in the Merger."

     Management Incentive Plan. The MIP will terminate at the time of the Merger, and each employee of the Company who participates in the MIP at that time will receive:

     - a pro-rated portion of the current year's award based on the Company's performance up to the date the Merger is completed; and

     - any amounts which, as of the date the Merger is completed, have been earned under the MIP but which have not been paid for years prior to the current year in a cash amount equal to $30.00 multiplied by the number of outstanding performance shares which have been awarded under the MIP to that participant.

     For additional information on the MIP, see "Executive Compensation and Benefits -- Benefit Plans -- Management Incentive Plan."

     Post-Merger Employee Benefits. All of the Company's employee benefit plans, other than the Incentive Plans, will be assumed by ONEOK in the Merger. Each participant in the MIP, other than Mr. Maffie, will be entitled to participate in ONEOK's management incentive plan after the Merger on the same terms and conditions as other participants in ONEOK's plan.

     ONEOK has agreed, with certain limited exceptions, for a period of at least one year after the Merger, to provide each employee of the Company and its subsidiaries (other than NPL) with benefits under its qualified benefit plans, its nonqualified benefit plans (other than the SERP) and its welfare plans that are no less favorable in the aggregate to the benefits provided by the Company to such employee under each of these types of plans prior to the Merger. Thereafter, ONEOK has agreed, with certain limited exceptions, to provide employees of the Company and its subsidiaries (other than NPL) with benefits under its qualified employee benefit plans, its nonqualified employee benefit plans (other than the SERP) and its welfare plans that are no less favorable in the aggregate to the benefits provided by ONEOK to similarly situated employees of ONEOK in Oklahoma under each of these types of plans. Each participant in any of the Company's benefit plans who becomes an employee of ONEOK or its subsidiaries will receive credit for service with the Company prior to the Merger for purposes of eligibility to participate, vesting and eligibility to receive benefits, but not for benefit accrual, under any replacement plan of ONEOK in which such employee is eligible to participate. The employees of NPL are covered by employee benefit plans that are separate from those of the Company and its other subsidiaries. These benefits plans will not be affected by the Merger.

     Participants in the SERP will continue to accrue benefits after the Merger on terms which are no less favorable than the terms of the SERP on the date the Merger Agreement was executed, taking into account service and compensation while employed by ONEOK or its subsidiaries after the Merger. For additional information on the SERP, see "Executive Compensation and Benefits -- Benefit Plans."

     Participants in the Company's 401(k) plan will continue to be permitted to participate in the plan after the Merger, with the exception that any participants who have elected to invest in Common Stock will instead be entitled to invest in ONEOK's common stock.

COVENANTS OF THE COMPANY

     Interim Operations of the Company. The Company and its subsidiaries are required to comply with a number of covenants concerning the operation of their businesses, corporate structure, governance and financing, and compensation of management. In general, the Company agreed to continue to operate its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to execution of the Merger Agreement, unless it obtains the prior consent of ONEOK.

     The Company is permitted to engage in the following activities without obtaining the prior written consent of ONEOK:

     - pay regular quarterly dividends on its Common Stock with usual record and payment dates that do not exceed the current rate of $0.205 per share;

     - pay regular cumulative cash distributions on Southwest Gas Capital I's 9.125% Trust Originated Preferred Securities;

     - issue additional Common Stock under the terms of its current employee benefit plans, including the issuance of additional Common Stock under the Company's 401(k) plan and the issuance of stock options to purchase up to 2,000 shares of Common Stock to each of the Company's outside directors at the Annual Meeting in accordance with the terms of the Option Plan;

     - issue additional shares of Common Stock under its dividend reinvestment and stock purchase plan;

     - permit NPL to continue to make acquisitions in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $15 million annually;

     - make capital expenditures, other than in the ordinary course of business, in an amount not to exceed $5 million;

     - make capital expenditures in the ordinary course of business in an aggregate amount not to exceed $230 million annually;

     - incur additional short-term indebtedness in the ordinary course of business consistent with past practice;

     - incur additional long-term unsecured indebtedness ranking pari passu in right of payment with the Company's current long-term unsecured indebtedness with maturities of five years or less in an aggregate amount not to exceed $50 million annually;

     - incur additional long-term indebtedness in the principal amount of up to $35 million evidencing the Company's obligations under industrial development revenue bonds to be issued by Clark County, Nevada;

     - permit NPL to engage in equipment financing in an aggregate amount not to exceed $15 million annually;

     - refund existing indebtedness at a lower cost of funds; and

     - make rate filings with the Commissions and FERC so long as such rate filings would not reasonably be expected to have a material adverse effect on the Company.

     Annual Meeting; Proxy Material. The Company agreed to prepare a preliminary proxy statement for filing with the SEC on or prior to May 14, 1999, and to hold the Annual Meeting, and to take all other actions necessary or, in the reasonable opinion of ONEOK, advisable to secure the approval of the Company's shareholders. The Board also agreed to recommend shareholder approval of the principal terms of the Merger Agreement, subject to its fiduciary duties.

     No Solicitation by the Company. Subject to exceptions summarized below, the Company agreed that it will not, and will not authorize or permit any of its officers, directors or representatives to, directly or indirectly, solicit, initiate or encourage the submission of any proposals or offers from any person relating to, or that could reasonably be expected to lead to, a Business Combination or participate in any negotiations or discussions regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, any effort or attempt by any other person to do or seek a Business Combination. The term "Business Combination" means any of the following:

     - a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender or exchange offer or similar transaction, involving the Company or any of its subsidiaries;

     - the acquisition, either directly or indirectly, of a material interest in the voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its subsidiaries (including any transaction or series of transactions which is structured to permit a third party to acquire beneficial ownership of a majority or greater interest in the Company); or

     - the acquisition, either directly or indirectly, of a material portion of the business or assets of the Company.

     The Merger Agreement provides, however, that, prior to receipt of shareholder approval, the Company may engage in discussions or negotiations concerning an unsolicited written proposal from a third party with respect to a Business Combination (and may furnish information and cooperate in this regard) and may take and disclose its position to its shareholders if, the Board of Directors determines in its good faith judgment, after consultation with its outside counsel and financial advisor, that

     - such proposal is financially superior to the Merger;

     - the soliciting party is reasonably likely to have the funds necessary to consummate the Business Combination; and

     - failing to take any such actions would create a reasonable possibility of a breach of its fiduciary duties under applicable law.

     - The Company has agreed not to engage in negotiations with, or disclose any nonpublic information to, any person unless it receives from such person an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such third party than the confidentiality agreement between the Company and ONEOK, dated as of November 20, 1998.

     The Company has agreed to notify ONEOK of the receipt of any proposal for a Business Combination within 24 hours of receiving the proposal. The notice must include the identity of the person or group making the proposal, the terms and conditions of the proposal and, if the proposal is in writing, a copy of the proposal. The Company has also agreed to give ONEOK at least two days' advance notice of the first delivery of any non-public information to any such person.

     The Company has agreed not to enter into a definitive agreement in connection with a Business Combination unless at least five days have passed since the Company notified ONEOK of its intention to enter into the agreement and ONEOK and the Company are unable to agree within such five day period on adjustments to the terms and conditions of the Merger Agreement that would enable the Company to proceed with the Merger on the adjusted terms.

     Subject to satisfaction of the conditions described in the previous paragraph and to payment of a $30 million termination fee, the Company may enter into an agreement for a Business Combination with the other party, recommend or endorse another proposal for a Business Combination or withdraw its recommendation of the Merger.

COVENANTS OF ONEOK

     Financing. ONEOK has agreed to use all commercially reasonable efforts to obtain financing for the Merger. If, notwithstanding such efforts, ONEOK is unable to deliver the Merger Consideration as a direct result of its inability to obtain financing for the Merger because of significant disruptions in the capital and financial markets that make it impracticable for a company having financial characteristics similar to ONEOK as of the date the Merger Agreement was executed to finance a transaction of the size and nature of the Merger, the Company may terminate the Merger Agreement on the earlier of 60 days after the Merger otherwise would have been consummated and June 14, 2000, without liability of either party. In addition, ONEOK agreed to cause its long-term debt to be rated at least BBB- by Standard & Poor's Ratings Group and Baa3 by Moody's Investor Services, Inc. at the time of consummation of the Merger.

     Additional Statutory Approvals. ONEOK has agreed to not enter into any transaction which would make it necessary for the Company or ONEOK to obtain additional approvals from any governmental authority in order to consummate the Merger, if, as a result, the Merger cannot be consummated within the earlier of 60 days after all other conditions to the Merger have been satisfied and June 14, 2000.

     Las Vegas Office. ONEOK has agreed to establish the headquarters for its operations in Arizona, California and Nevada in Las Vegas, Nevada.

     ONEOK Boards. ONEOK has agreed to elect three of the Company's outside directors to ONEOK's board of directors after the Merger. In addition, ONEOK has agreed to establish an advisory board consisting of the outside directors of the Company. The advisory board will advise ONEOK regarding issues of importance to the communities in which the Company currently has operations, the employees of ONEOK in Arizona, California and Nevada and the Commissions and FERC.

     Indemnification and Insurance of the Company's Directors and Officers. From and after the Closing Date, ONEOK has agreed to indemnify, defend and hold harmless each of the present and former officers and directors of the Company from acts or omissions occurring prior to the Closing Date or arising out of any of the transactions contemplated by the Merger Agreement. ONEOK has agreed to pay the reasonable fees and expenses of counsel for the Company's officers and directors and to advance, upon request, payment of all documented expenses reasonably incurred in connection therewith.

     This indemnification obligation does not limit any other rights of indemnification to which the Company's officers and directors may be entitled under other agreements or insurance policies. This indemnification obligation is, however, subject to any limitation imposed by applicable law.

     If the Merger is consummated and the Complaint or the complaint filed by Southern Union have not been resolved, the Company's officers and directors would be entitled to indemnification from ONEOK pursuant to the terms of these indemnification provisions. For further information on the Complaint and the complaint filed by Southern Union, see "Litigation Affecting the Merger".

     At least until six years after the Closing Date, ONEOK has agreed to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Closing Date. The insurance will cover each person covered by the Company's officers' and directors' liability insurance policy at the Closing Date, on terms no less favorable than those of the Company's policy in effect on the date the Merger Agreement was executed. However, in satisfying this obligation, ONEOK is not obligated to pay premiums in excess of 200% of the amount per annum that the Company paid for this purpose in its last full fiscal year. If the premium would exceed the 200% level, ONEOK is obligated to obtain the best coverage that can be obtained at the 200% level.

OTHER COVENANTS

     The Merger Agreement contains mutual agreements of ONEOK and the Company applicable to consummating the Merger. These include agreements relating to public announcements, notification of certain matters, access to information, confidentiality of information (including an acknowledgment by ONEOK of the Company's obligation to keep confidential information which it has obtained from Southern Union) and cooperation in connection with making governmental filings and in obtaining consents and approvals.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains a number of representations and warranties by both parties. These representations and warranties do not survive the Merger.

     The Company and ONEOK and Merger Sub each made representations and warranties with respect to matters regarding due corporate organization and qualification, authority to enter into the Merger Agreement and to consummate the Merger, non-contravention of law, organizational documents and material contracts, due authorization of the Merger Agreement and the Merger, absence of material legal proceedings and payment of investment banking fees.

     The Company also warranted to ONEOK as to a number of other customary matters relating to the Company's corporate structure, SEC filings, business operations, financial statements, tax matters, regulatory matters, employee and employee benefit matters, environmental matters, hedging matters, year 2000 compliance, insurance, title to properties, condition of assets and absence of undisclosed liabilities. With respect to the Merger, the Company warranted that the consummation of the Merger would not result in the triggering of any right or entitlement under the Company's shareholder rights plan.

     ONEOK and Merger Sub also warranted to the Company that:

     - neither ONEOK nor Merger Sub was subject to regulation as a "holding company", a "subsidiary company", or an "affiliate" of any public utility company under PUHCA; and

     - its outside counsel, was willing to deliver an opinion to the effect that neither the Merger nor the second merger between the Company and ONEOK would be a taxable transaction for federal income tax purposes to either the Company or ONEOK.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The obligations of ONEOK, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following conditions:

     - the Company's shareholders must have approved the principal terms of the Merger Agreement;

     - the Merger must not be prohibited by applicable law, enjoined by any court, nor may any actions by any governmental authority be pending to enjoin the Merger (see "Litigation Affecting the Merger");

     - all statutory approvals required to be obtained by either ONEOK or the Company from any governmental authority in order to consummate the Merger (other than any approvals required to be obtained in connection with easements, franchises or similar rights) must have been obtained and become final (see "Regulatory Approvals"); and

     - demands for payment of dissenters' rights must not have been filed by 5% or more of the outstanding shares of Common Stock (see "Dissenters' Rights").

     Conditions to the Obligations of ONEOK and Merger Sub. The obligations of ONEOK and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver by ONEOK of additional conditions (including the following):

     - the Company must have performed in all material respects its obligations under the Merger Agreement;

     - the representations and warranties of the Company must be true as of the Closing Date (unless the failure of any of them to be true would not be expected reasonably to have a material adverse effect on the Company);

     - the Company must have obtained all necessary third party consents (unless not having such consents would not reasonably be expected to have a material adverse effect on the Company);

     - the Merger must not trigger the defensive provisions of the Company's shareholder rights plan;

     - ONEOK must have received a legal opinion from its counsel stating that neither the Merger nor the second merger of the Company into ONEOK will be a taxable transaction for the Company or ONEOK for federal income tax purposes; this is a condition only if there has been a change in, or amendment to, the federal tax laws (or any regulations thereunder) or any change in the official interpretation or application of such laws or regulations, which change or amendment is announced or becomes effective after December 14, 1998; or

     - the statutory approvals received by either the Company or ONEOK from the Commissions impose terms or conditions (in addition to existing laws, rules or regulations) which would have, or would reasonably be expected to have a material adverse effect on the operations of ONEOK in Arizona, California and Nevada.

     Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or, to the extent permitted by applicable law, the waiver by the Company of the following additional conditions:

     - ONEOK and Merger Sub must have performed in all material respects their obligations under the Merger Agreement; and

     - certain representations and warranties of ONEOK and Merger Sub must be true as of the Closing Date (unless the failure of any of them to be true would not reasonably be expected to prevent or materially impair or delay the consummation of the Merger).

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated by mutual written consent of the Company and ONEOK, or by either the Company or ONEOK if:

     - the party seeking to terminate the Merger Agreement sends notice of termination to the other party at any time after the termination date specified in the Merger Agreement unless the party seeking to terminate the Merger Agreement is in material breach of the Merger Agreement; the termination date is December 14, 1999, unless the only condition to the Merger that has not been satisfied, is the failure to obtain a necessary regulatory approval from a Commission, or the failure of ONEOK to receive any additional approval from a governmental authority (see "Summary of the Merger Agreement -- Covenants of ONEOK -- Additional Statutory Approvals") in which event, the termination date will be extended to June 14, 2000;

     - the Company's shareholders do not approve the principal terms of the Merger at the Annual Meeting or any adjournment thereof;

     - any law or regulation prohibits consummation of the Merger; or

     - any judgment, order or decree enjoining the Company or ONEOK from consummating the Merger is entered and such judgment, order or decree has become final and non-appealable.

The Merger Agreement may be terminated by ONEOK if:

     - any representation or warranty of the Company under the Merger Agreement is untrue when made and would be reasonably likely to result in a material adverse effect on the Company, or any covenant of the Company under the Merger Agreement is breached in any material respect (which, in either case, is not remedied within 30 days after receipt of notice); or

     - the Company's Board withdraws or modifies in a manner adverse to ONEOK its approval or recommendation of the Merger, recommends or endorses another Business Combination, the Company enters into an agreement regarding any Business Combination, other than the Merger, or a third party acquires more than a 50% interest in the Company.

The Merger Agreement may be terminated by the Company:

     - if any representation or warranty of ONEOK under the Merger Agreement is untrue when made and would be reasonably expected to prevent or materially impair or delay the consummation of the Merger or any covenant of ONEOK under the Merger Agreement is breached in any material respect (which, in either case, is not remedied within 30 days after receipt of notice);

     - if the Company enters into a definitive agreement with respect to a Business Combination, pays ONEOK a $30 million termination fee and has complied with its obligations described under the caption "Summary of the Merger Agreement -- Covenants of the Company -- No Solicitation by the Company"; or

     - by notice to ONEOK on the earlier of June 14, 2000 or 60 days after the date on which all other conditions to the Merger have been satisfied if, notwithstanding ONEOK's compliance with its covenant to use all commercially reasonable efforts to obtain financing, it has been unable to deliver the Merger Consideration to the paying agent as required as a direct result of the inability of ONEOK to obtain financing for the Merger because of significant disruptions in the financial and capital markets that make it impractical for a company having financial characteristics similar to those of ONEOK on December 14, 1998 to finance a transaction of the size and nature of the Merger or any additional approvals from any governmental authority required to be obtained as a result of ONEOK's involvement in another transaction have not been obtained.

     If the Merger Agreement is validly terminated, none of its provisions survive (except for certain provisions relating to expenses, waiver of a jury trial, enforcement rights, confidentiality, and payment of the termination fee, if required). Termination is without any liability on the part of any party, unless such party is in breach of its representations or warranties or obligations under the Merger Agreement, which breach has not been remedied as provided in the Merger Agreement. For further information, see "Summary of the Merger Agreement -- Remedies."

AMENDMENTS; WAIVERS

     The provisions of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing. In addition, after the approval of the principal terms of the Merger Agreement by the Company's shareholders, no amendment may alter or change the Merger Consideration, the procedures for obtaining the Merger Consideration or any of the terms or conditions of the Merger Agreement which would materially adversely affect the Company's shareholders, without further shareholder approval.

REMEDIES

     Each of the parties is entitled to exercise all remedies available to it under applicable provisions of law, including seeking injunctive relief. Each of the parties also agreed to waive its right to a jury trial.

     The Company will have a claim against ONEOK for all damages proximately caused by ONEOK in the event ONEOK violates any of its covenants, including its covenant to use all commercially reasonable efforts to obtain financing (unless due to substantial disruptions in the capital markets) and not to enter into any agreements that would make it necessary for either party to obtain additional approvals from a governmental authority if, as a result, the Merger cannot be consummated as provided in the Merger Agreement.

     ONEOK will have a claim against the Company for all damages proximately caused by the Company in the event the Company violates its covenants. The Company may, however, enter into negotiations with another party regarding a Business Combination, recommend another proposal for a Business Combination, withdraw its recommendation of the Merger or enter into an agreement for a Business Combination with another party if the Company pays ONEOK a $30 million termination fee and otherwise complies with the "no-solicitation" covenant previously described, without the payment of any additional damages to ONEOK.

                               REGULATORY MATTERS

     The Company and ONEOK have agreed to cooperate and use all commercially reasonable efforts to:

     - promptly prepare and file all necessary documentation; and

     - obtain all necessary permits, consents, approvals and authorizations from any governmental authority.

     It is a condition to the obligations of the Company and ONEOK to consummate the Merger that all necessary governmental approvals be obtained. It is also a condition of the obligations of ONEOK to complete the Merger that no condition be imposed by any of the Commissions that would reasonably be expected to have a material adverse effect on the operations of ONEOK in Arizona, California or Nevada. The Company anticipates that all necessary regulatory approvals will have been received and become final during the fourth quarter of 1999.

     Set forth below is a summary of the regulatory requirements affecting the Merger.

ANTITRUST CONSIDERATIONS

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, provide that certain transactions (including the Merger) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified HSR waiting requirements have been satisfied. The Company and ONEOK have provided their respective premerger notification filings pursuant to the HSR Act. The waiting period under the HSR Act expired on March 28, 1999. The expiration of the HSR waiting period would not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. The Company believes that the Merger will not violate federal antitrust laws. If the Merger is not consummated within 12 months after the expiration of the HSR Act waiting period, the Company and ONEOK would be required to submit new information to the Antitrust Division and the FTC and a new HSR Act waiting period would have to expire or be earlier terminated before the Merger could be consummated.

ARIZONA PUBLIC UTILITY REGULATION

     Prior approval of the ACC must be obtained in connection with the Merger. In addition, ONEOK must obtain authorization from the ACC to transact a public service business in Arizona and must be qualified to do business as a foreign corporation in Arizona.

     Any party to the proceeding on the Merger, or the attorney general on behalf of the state, may apply for a rehearing within 20 days after the entry of the ACC's decision on the Merger. If no application is filed within the 20-day period, the decision will be final, subject to the right of the ACC to rescind, alter or amend the decision at any time.

     Applications were filed by the Company and ONEOK with the ACC on March 2, 1999. A settlement was reached with the staff of the Arizona Corporation Commission and the Regulatory Utility Consumers Office on June 25, 1999, a prelude to regulatory approval in Arizona.

CALIFORNIA PUBLIC UTILITY REGULATION

     Prior approval of the CPUC must be obtained in connection with any business combination or change in control of a public utility transacting business in California. In addition, ONEOK must obtain permission to transact business as a foreign corporation in California from the CPUC and must be qualified to do business as a foreign corporation in California.

     An application for rehearing must be filed within a specified period of time after the entry of any decision of the CPUC with respect to the Merger, which time period will be either 10 or 30 days depending upon the manner in which the CPUC rules on the application. If no application is filed within the specified time period, the decision of the CPUC will be final, subject to the right of the CPUC to rescind, alter or amend the decision at any time.

     Applications were filed by the Company and ONEOK with the CPUC on February 26, 1999. A prehearing conference was held on May 4, 1999. The CPUC allowed Southern Union and the attorneys that filed the Complaint to intervene in the proceedings in California.

NEVADA PUBLIC UTILITY REGULATION

     Prior approval of the PUCN must be obtained in connection with the Merger. In addition, ONEOK must be qualified to transact business as a foreign corporation in Nevada.

     The PUCN is required to act on any application filed in connection with the Merger within 180 days after the application is filed or the application will be deemed approved. Any party of record to the proceeding is entitled to judicial review of any decision of the PUCN if a petition is filed within 90 days after the service of the decision or, if a rehearing is held, within 30 days after the decision on the rehearing.

     A joint application was filed by the Company and ONEOK with the PUCN on February 19, 1999. A prehearing conference was held on April 28, 1999. The PUCN allowed Southern Union to intervene, subject to conditions. Southern Union's request to delay the proceedings for 30 days was denied.

     In May 1999, the Company and ONEOK agreed to a Stipulation with the Regulatory Operations Staff of the PUCN and the Attorney General's Bureau of Consumer Protection-Utility Consumer's Advocate for the purpose of narrowing the issues to be considered by the PUCN. Under the terms of the Stipulation, ONEOK has agreed that:

     - its long-term unsecured debt rating will be at least BBB+ at the time of the consummation of the Merger,

     - no costs associated with the Merger will be charged to the Company's customers in Nevada,

     - it will cooperate with the PUCN in obtaining dismissal of the PGA litigation pending before the Nevada Supreme Court (see "Parties to the Merger -- Factors Which May Affect Future Performance -- We May Be Adversely Affected by the Cost of Purchasing Natural Gas During Periods in Which Natural Gas Prices Are Volatile" for a discussion of this litigation),

     - it will maintain safety and service quality standards at levels that at least match that of the Company, and

     - it will file a proposed tariff to provide an opportunity for the Company's customers to obtain natural gas from other suppliers.

     On June 21, 1999, the PUCN unanimously approved the joint application on the terms contained in the Stipulation.

OTHER PUBLIC UTILITY REGULATION

     ONEOK has represented to the Company that, at the time of execution of the Merger Agreement, no regulatory approvals were required to be obtained by ONEOK from either the Kansas Commission or the Oklahoma Commission in order to complete the Merger.

     With the exception of additional approvals from governmental authorities that may be required as a result of actions taken by ONEOK after execution of the Merger Agreement, the Company does not believe that there are any other regulatory approvals that will be required to be obtained by either the Company or ONEOK from any public utility regulator in order to consummate the Merger. For further information regarding any additional regulatory approvals that may be required as a result of actions taken by ONEOK, see "Summary of the Merger Agreement -- Covenants of ONEOK -- Additional Statutory Approvals."

OTHER REGULATORY MATTERS

     The Company will be required to provide notice to or to obtain the consent of other governmental authorities in connection with the transfer of easements, franchises or other similar rights in connection with the Merger.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THIS SECTION SUMMARIZES CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO UNITED STATES SHAREHOLDERS. BECAUSE THIS SECTION IS A GENERAL SUMMARY, IT DOES NOT DISCUSS ALL OF THE POTENTIALLY RELEVANT FEDERAL INCOME TAX ISSUES. THIS SECTION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS SUBJECT TO SPECIAL TAX TREATMENT OR TO FOREIGN SHAREHOLDERS. MOREOVER, THIS SECTION DOES NOT DISCUSS ANY STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER.

     DUE TO THE COMPLEXITY OF THE TAX MATTERS INVOLVED AND BECAUSE THE TAX CONSEQUENCES OF THE MERGER DEPEND ON YOUR PARTICULAR CIRCUMSTANCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER.

     For federal income tax purposes, the Merger will be treated as a sale of the shares of Common Stock on the Closing Date. As a result, you will recognize gain or loss for federal income tax purposes on the Closing Date. The gain or loss will be measured by the difference between the Merger Consideration received for your shares of Common Stock and your adjusted tax basis in such shares. If the shares constitute a capital asset in your hands, the gain or loss that you must recognize pursuant to the Merger will constitute capital gain or loss. Such gain or loss will be long-term capital gain or loss to the extent that your holding period for the shares of Common Stock exceeds one year.

     Further, for federal income tax purposes, the receipt of cash in cancellation of an option is a taxable event. Therefore, if you hold any employee or director stock options, you will be required to recognize as ordinary income, in the year of receipt, any cash that you receive in cancellation of such options. In addition, any cash payable to you will be reduced by the amount of any taxes required to be withheld on such ordinary income.

     To prevent the possibility of backup federal income tax withholding on payments made to certain shareholders with respect to the Common Stock, you are required to provide the paying agent with your correct taxpayer identification number by completing the Substitute Form W-9 to be included with the letter of transmittal, or any other forms as may be applicable.

                        OTHER CONSEQUENCES OF THE MERGER

     After the Merger, the Company's shareholders will no longer have any interest in the Company or its future earnings, growth or prospects (including the possibility that the Company might receive an offer in the future to be acquired by another interested party at a higher price) or the future earnings or growth of ONEOK. The Common Stock will be deregistered under the federal securities laws and will no longer be listed for trading on the New York or Pacific Stock Exchanges or any other exchange.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                           (ITEM 3 ON THE PROXY CARD)

     The Board of Directors has selected Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1999, subject to ratification of the selection by shareholders. Arthur Andersen LLP has served as independent public accountants for the Company since 1957. To the knowledge of the Company, at no time has Arthur Andersen LLP had any direct or indirect financial interest in or any connection with the Company or any of its subsidiaries other than in connection with services rendered to the Company as described below. The affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy is necessary to ratify the selection of Arthur Andersen LLP as independent public accountants for the Company.

     The selection of Arthur Andersen LLP by the Board of Directors was based on the recommendation of the Audit Committee, which is composed wholly of outside directors. The Audit Committee meets periodically with the Company's internal auditors and independent public accountants to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the Audit Committee reviews both the audit scope and estimated fees for the coming year. If the shareholders do not ratify this appointment, other firms of certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

     During 1998, the Company paid Arthur Andersen LLP for:

     - the audit of the annual financial statements;

     - reviews of unaudited quarterly financial information;

     - assistance and consultation in connection with preparing various SEC filings;

     - the audit of the annual financial statements of the Company's employee benefit plans;

     - consultation in connection with various tax and accounting matters; and

     - certain other professional services.

     The Audit Committee approved the audit and other professional services and considered the costs of all such services and what effect, if any, performance of the other professional services might have on the independence of the accountants.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have the opportunity to make statements, if they are so inclined, and will be available to respond to appropriate questions.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     If any business not described herein should come before the meeting for shareholder action, it is intended that the shares represented by proxies will be voted in accordance with the best judgment of the persons voting them. At the time this proxy statement was mailed, the Company knew of no other matters which might be presented for shareholder action at the meeting.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders are advised that any shareholder proposal intended for consideration at the 2000 Annual Meeting, if held, and inclusion in the Company's proxy materials for the meeting must be received in writing by the Company on or before March 2, 2000. If a shareholder intends to offer any proposal at such meeting without using the Company's proxy materials, notice of such intended action has to be provided to the Company on or before March 2, 2000, in order for the proposal to be presented for shareholder consideration at the Annual Meeting. All proposals must comply with applicable SEC rules. It is recommended that shareholders submitting proposals for inclusion in the Company's proxy materials or notices to the Company, direct such proposals or notices to the Corporate Secretary of the Company and utilize Certified Mail-Return Receipt Requested in order to ensure timely delivery.

                                          By Order of the Board of Directors,

                                          George C. Biehl
                                          Senior Vice President/Chief Financial
                                          Officer & Corporate Secretary

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                  ONEOK, INC.,
                         OASIS ACQUISITION CORPORATION
                                      AND
                           SOUTHWEST GAS CORPORATION
                                  DATED AS OF
                               DECEMBER 14, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I
THE MERGERS

Section 1.1  The Mergers....................................   A-1
Section 1.2  Effective Time of the Mergers..................   A-2
Section 1.3  Closing........................................   A-2
Section 1.4  Certificate of Incorporation; By-laws..........   A-2
Section 1.5  Directors and Officers.........................   A-2

ARTICLE II

CONVERSION OF SHARES

Section 2.1  Effect of the First Merger.....................   A-3
Section 2.2  Exchange of Certificates.......................   A-3
Section 2.3  Dissenter's Rights.............................   A-5
Section 2.4  Company Option Plans...........................   A-6
Section 2.5  Effect of the Second Merger....................   A-6

                           ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1  Organization and Qualification.................   A-6
Section 3.2  Subsidiaries...................................   A-7
Section 3.3  Capitalization.................................   A-7
Section 3.4  Authority; Non-Contravention; Statutory
             Approvals; Compliance..........................   A-8
Section 3.5  Reports and Financial Statements...............   A-9
Section 3.6  Absence of Certain Changes or Events; Absence
             of Undisclosed Liabilities.....................  A-10
Section 3.7  Litigation.....................................  A-10
Section 3.8  Proxy Statement................................  A-11
Section 3.9  Tax Matters....................................  A-11
Section 3.10 Employee Matters; ERISA........................  A-13
Section 3.11 Environmental..................................  A-16
Section 3.12 Regulation as a Utility........................  A-17
Section 3.13 Vote Required..................................  A-18
Section 3.14 Opinion of Financial Advisor...................  A-18
Section 3.15 Brokers........................................  A-18
Section 3.16 Insurance......................................  A-18
Section 3.17 Company Rights Agreement.......................  A-18
Section 3.18 Year 2000......................................  A-18
Section 3.19 Hedging........................................  A-18
Section 3.20 Regulatory Proceedings.........................  A-19
Section 3.21 Title to Properties............................  A-19
Section 3.22 Condition of Assets............................  A-19

                                                              PAGE
                                                              ----
                            ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1  Organization and Qualification.................  A-19
Section 4.2  Authority; Non-Contravention; Statutory
             Approvals; Compliance..........................  A-20
Section 4.3  Information in Proxy Statement.................  A-20
Section 4.4  No Prior Activities............................  A-21
Section 4.5  Brokers........................................  A-21
Section 4.6  1935 Act.......................................  A-21
Section 4.7  Legal Proceedings..............................  A-21
Section 4.8  Consulting, Employment and Assumption
  Agreements................................................  A-21
Section 4.9  Tax Opinion....................................  A-21

                            ARTICLE V

             CONDUCT OF BUSINESS PENDING THE MERGERS

Section 5.1  Conduct of Business of the Company.............  A-21
Section 5.2  No Shopping....................................  A-25

                            ARTICLE VI

                      ADDITIONAL AGREEMENTS

Section 6.1  Access to Information..........................  A-27
Section 6.2  Proxy Statement................................  A-28
Section 6.3  Regulatory Approvals and Other Matters.........  A-28
Section 6.4  Shareholder Approval...........................  A-29
Section 6.5  Directors' and Officers' Indemnification.......  A-29
Section 6.6  Disclosure Schedules...........................  A-30
Section 6.7  Public Announcements...........................  A-31
Section 6.8  Employee Benefit Plans.........................  A-31
Section 6.9  Company Stock and Incentive Plans..............  A-32
Section 6.10 Expenses.......................................  A-33
Section 6.11 Advisory Board.................................  A-33
Section 6.12 Notification...................................  A-33
Section 6.13 Las Vegas Office...............................  A-33
Section 6.14 Additional Statutory Approvals.................  A-33
Section 6.15 Further Assurances.............................  A-33

                           ARTICLE VII

                            CONDITIONS

Section 7.1  Conditions to Each Party's Obligation to Effect
  the Mergers...............................................  A-34
Section 7.2  Conditions to Obligation of Parent to Effect
  the Mergers...............................................  A-34
Section 7.3  Conditions to Obligation of the Company to
  Effect the Mergers........................................  A-36

                                                              PAGE
                                                              ----
                           ARTICLE VIII

                TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination....................................  A-36
Section 8.2  Effect of Termination..........................  A-38
Section 8.3  Termination Fee; Expenses......................  A-38

                            ARTICLE IX

                        GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties,
             Covenants and Agreements.......................  A-38
Section 9.2  Notices........................................  A-39
Section 9.3  Certain Definitions............................  A-40
Section 9.4  Miscellaneous..................................  A-40
Section 9.5  Interpretation.................................  A-41
Section 9.6  Counterparts; Effect...........................  A-41
Section 9.7  Parties in Interest............................  A-41
Section 9.8  Waiver of Jury Trial and Certain Damages.......  A-41
Section 9.9  Enforcement....................................  A-41
Section 9.10 Amendment......................................  A-41
Section 9.11 Waiver.........................................  A-41
Section 9.12 No Remedy in Certain Circumstances.............  A-42
Section 9.13 Further Assurances.............................  A-42

Annex A Articles of Incorporation of the Company, as the surviving corporation in the First Merger

Annex B By-laws of the Company, as the surviving corporation in the First Merger

Disclosure Schedules:

Company Disclosure Schedule

Parent Disclosure Schedule

                               GLOSSARY OF TERMS

                                                               PAGE
                                                              -------
1935 Act....................................................      A-7
401(k) Plan.................................................     A-32
affiliate...................................................     A-40
Business Combination........................................  A-26-27
Certificates................................................      A-4
CGCL........................................................      A-1
Closing.....................................................      A-2
Closing Agreement...........................................     A-12
Closing Date................................................      A-2
Company.....................................................      A-1
Company Benefit Plans.......................................     A-14
Company Common Stock........................................      A-3
Company Disclosure Schedule.................................     A-30
Company Financial Statements................................     A-10
Company Material Adverse Effect.............................      A-6
Company Meeting.............................................     A-29
Company Option Plans........................................      A-6
Company Options.............................................      A-6
Company Preference Stock....................................      A-7
Company Preferred Stock.....................................      A-7
Company Required Consents...................................      A-8
Company Required Statutory Approvals........................      A-9
Company Rights..............................................      A-3
Company Rights Agreement....................................      A-3
Company SEC Reports.........................................     A-10
Company Shareholders' Approval..............................     A-18
control.....................................................     A-40
Disclosure Schedules........................................     A-30
Dissenting Shares...........................................      A-5
DOJ.........................................................     A-27
Effective Time..............................................      A-2
Effective Time of the First Merger..........................      A-2
Effective Time of the Second Merger.........................      A-2
Environmental Claim.........................................     A-17
Environmental Laws..........................................     A-17
Environmental Permits.......................................     A-16
ERISA.......................................................     A-13
Exchange Act................................................      A-9
FERC........................................................      A-6
Final Order.................................................     A-34
First Merger................................................      A-1
First Merger Surviving Corporation Common Stock.............      A-3
Foreign Qualifications......................................      A-6
FTC.........................................................     A-27
GAAP........................................................     A-10
Governmental Authority......................................      A-8
Hazardous Materials.........................................     A-17

                                                               PAGE
                                                              -------
Indemnified Liabilities.....................................     A-29
Indemnified Parties.........................................     A-29
Indemnified Party...........................................     A-29
Initial Termination Date....................................     A-36
IRS.........................................................     A-12
joint venture...............................................      A-7
Letter Agreement............................................     A-28
Liens.......................................................     A-19
Merger Consideration........................................      A-3
Merger Sub..................................................      A-1
Merger Sub Common Stock.....................................      A-3
Mergers.....................................................      A-1
Merrill Lynch...............................................     A-18
MIP.........................................................     A-31
OGCA........................................................      A-2
Parent......................................................      A-1
Parent Common Stock.........................................     A-32
Parent Disclosure Schedule..................................     A-30
Parent Material Adverse Effect..............................     A-20
Parent Required Consents....................................     A-20
Parent Required Statutory Approvals.........................     A-20
Paying Agent................................................      A-3
PBGC........................................................     A-14
PCBs........................................................     A-17
Person......................................................     A-40
Power Act...................................................      A-9
Preferred Securities........................................     A-22
Proxy Statement.............................................     A-11
Qualified Plans.............................................     A-31
Releases....................................................     A-17
Representatives.............................................     A-27
SEC.........................................................      A-9
Second Merger...............................................      A-1
Securities Act..............................................      A-9
SERP........................................................     A-32
Shares......................................................      A-3
Southwest Division..........................................     A-33
subsidiary..................................................      A-6
Superior Proposal...........................................     A-27
Surviving Corporation.......................................      A-1
Tax Return..................................................     A-11
Tax Ruling..................................................     A-12
Taxes.......................................................     A-11
Violation...................................................      A-8
Welfare Plans...............................................     A-14

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 14, 1998, by and among ONEOK, Inc., an Oklahoma corporation ("Parent"), Oasis Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Southwest Gas Corporation, a California corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the "First Merger"), and the merger of the Company, as the surviving corporation in the First Merger, with and into Parent, with Parent being the surviving corporation (the "Second Merger," and together with the First Merger, the "Mergers");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGERS

     SECTION 1.1 The Mergers. Upon the terms and subject to the conditions of this Agreement:

          (a) At the Effective Time of the First Merger (as defined in Section 1.2), Merger Sub will be merged with and into the Company in accordance with the laws of the State of California. The Company will be the surviving corporation in the First Merger and will continue its corporate existence under the laws of the State of California. The First Merger will have the effect as provided in the applicable provisions of the California General Corporation Law ("CGCL"). Without limiting the generality of the foregoing, upon the First Merger, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Company, as the surviving corporation in the First Merger, and all obligations, duties, debts and liabilities of the Company and Merger Sub shall be the obligations, duties, debts and liabilities of the Company, as the surviving corporation in the First Merger. Throughout this Agreement, the term the "Company" refers to the Company prior to the First Merger or to the Company as the surviving corporation in the First Merger, as the context requires.

          (b) At the Effective Time of the Second Merger (as defined in Section 1.2), the Company, as the surviving corporation in the First Merger, will be merged with and into Parent in accordance with the laws of the States of Oklahoma and California. Parent will be the surviving corporation in the Second Merger (the "Surviving Corporation") and will continue its corporate existence under the laws of the State of

     Oklahoma. The Second Merger will have the effect as provided in the applicable provisions of the Oklahoma General Corporation Act ("OGCA") and the CGCL. Without limiting the generality of the foregoing, upon the Second Merger, all the rights, privileges, immunities, powers and franchises of the Company and Parent will vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Parent will be the obligations, duties, debts and liabilities of the Surviving Corporation.

     SECTION 1.2 Effective Time of the Mergers. On the Closing Date (as defined in Section 1.3), with respect to the First Merger, this Agreement and duly executed officers' certificates will be filed with the Secretary of State of the State of California in accordance with the CGCL with respect to the First Merger. The First Merger will become effective upon filing this Agreement and the officers' certificates (the "Effective Time of the First Merger"). On the Closing Date, with respect to the Second Merger, a certificate of ownership and merger complying with the requirements of the OGCA will be executed and filed with the Secretary of State of the State of Oklahoma and this Agreement and a duly executed certificate of ownership complying with the requirements of the CGCL will be filed with the Secretary of State of the State of California. The Second Merger will become effective upon filing the certificate of ownership and merger and this Agreement and the certificate of ownership (the "Effective Time of the Second Merger"). Throughout this Agreement, "Effective Time" means the Effective Time of the First Merger or the Effective Time of the Second Merger, together or as applicable. The First Merger will occur immediately prior to the Second Merger.

     SECTION 1.3 Closing. Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article VIII hereof, the closing of the Mergers (the "Closing") will take place at 10:00 a.m., Central time, on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof, at the offices of Parent, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.4 Certificate of Incorporation; By-laws. Pursuant to the Mergers, (a)(i) the Articles of Incorporation of the Company, as the surviving corporation in the First Merger, shall read as set forth in Annex A hereto, until thereafter amended as provided by law and such Articles of Incorporation and (ii) the By-laws of the Company, as the surviving corporation in the First Merger, shall read as set forth in Annex B hereto, until thereafter amended as provided by law, the Articles of Incorporation of the Company, as the surviving corporation in the First Merger, and such By-laws and (b)(i) the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time of the Second Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and (ii) the By-laws of Parent, as in effect immediately prior to the Effective Time of the Second Merger, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.5  Directors and Officers.

     (a) The directors and officers of Merger Sub immediately prior to the Effective Time of the First Merger will be the directors and officers of the Company, as the surviving corporation in the First Merger, each to hold office in accordance with the Articles of

Incorporation and By-laws of the Company, as the surviving corporation in the First Merger.

     (b) The directors and officers of Parent immediately prior to the Effective Time of the Second Merger will be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation; provided that, after the Effective Time of the Second Merger, the Surviving Corporation will, following the Effective Time of the Second Merger, elect to the Board of Directors of the Surviving Corporation three individuals to be selected by Parent from the Board of Directors of the Company immediately prior to the Effective Time of the First Merger.

                                   ARTICLE II

                              CONVERSION OF SHARES

     SECTION 2.1 Effect of the First Merger. As of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of the holders of any shares of common stock, par value $1.00 per share, of the Company (referred to herein as "Shares" or "Company Common Stock") or of common stock, no par value per share, of Merger Sub ("Merger Sub Common Stock"):

          (a) Each issued and outstanding share of Company Common Stock (other than Dissenting Shares (as defined in Section 2.3) covered by Section 2.3) and each associated stock purchase right (the "Company Rights") issued pursuant to the Rights Agreement, dated as of March 5, 1996, as amended, between the Company and Harris Trust Company, as Rights Agent (the "Company Rights Agreement"), which will be terminated at the Effective Time of the First Merger (references herein to Company Common Stock or Shares will be deemed to include the associated Company Rights), will be converted into the right to receive $28.50 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall be canceled and automatically converted into the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

          (b) Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Company, as the surviving corporation in the First Merger ("First Merger Surviving Corporation Common Stock").

     SECTION 2.2  Exchange of Certificates.

     (a) Parent's registrar and transfer agent, or such other bank or trust company as may be selected by Parent, will act as paying agent ("Paying Agent") for the holders of Shares in connection with the First Merger, pursuant to an agreement providing for the matters set forth in this Section 2.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to Parent and the Company, to receive the funds to which holders of Shares become entitled pursuant to Section 2.1(a). Following the

Effective Time, Parent will deposit in trust with the Paying Agent for the benefit of holders of Company Common Stock the funds necessary to pay the aggregate Merger Consideration as contemplated by Section 2.1(a) with respect to shares of Company Common Stock.

     (b) At the Effective Time of the First Merger, Parent will instruct the Paying Agent to promptly, and in any event not later than three business days following the Effective Time of the First Merger, mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time of the First Merger represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions (which shall provide that at the election of the surrendering holder Certificates may be surrendered, and payment therefor collected, by hand delivery) for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Company, as the surviving corporation in the First Merger, or the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent or Merger Sub, or any subsidiary of Parent or Merger Sub, or Dissenting Shares) shall be deemed at any time after the Effective Time of the First Merger to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

     (c) The Paying Agent shall invest the funds, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation. Any net earnings with respect to such funds shall be the property of and paid over to Parent as and when requested by Parent; provided, however, that any such investment or any such payment of earnings may not delay the receipt by holders of Certificates of the Merger Consideration.

     (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Company or the Surviving Corporation, as the case may be, a bond in such sum as it may direct or otherwise indemnify the Company or the Surviving Corporation, as the case may be, in a manner satisfactory to it against any claim that may be made against the Company or the Surviving Corporation, as the case may be, with respect to the Certificate claimed to have been lost, stolen or destroyed.

     (e) After the Effective Time of the First Merger, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company, as the surviving corporation in the First Merger, or the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time of the First Merger. If, after the Effective Time of the First Merger, Certificates are presented to the Company, as the surviving corporation in the First Merger, or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

     (f) Any portion of the funds held by the Paying Agent that remain undistributed to the former shareholders of the Company for one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation, which shall thereafter act as the Paying Agent, and any former shareholders of the Company who have not complied with this Article II prior to one year after the Effective Time shall thereafter look only as a general creditor to the Surviving Corporation for payment of their claim for the Merger Consideration.

     (g) The Surviving Corporation shall not be liable to any holder of Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandonment, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares six years after the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     SECTION 2.3 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time of the First Merger and constituting "dissenting shares" (as defined in Section 1300 of CGCL) ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the CGCL. If, after the Effective Time of the First Merger, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time of the First Merger into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time of the First Merger, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time of the First Merger, the Company shall not, except with the prior written consent of Parent, make any payment with respect to or offer to settle, any such demands.

     SECTION 2.4  Company Option Plans.

     (a) The Company shall take all actions necessary to provide that, upon the Effective Time, each then outstanding option to purchase shares of Company Common Stock or other similar interest (collectively, the "Company Options"), granted under any of the Company's stock option plans or under any other plan or arrangement (the "Company Option Plans"), whether or not then exercisable or vested, all of which, together with the applicable exercise prices, are disclosed in Section 3.10 of the Company Disclosure Schedule (or as otherwise permitted from and after the date of this Agreement pursuant to Section 5.1(c) or (i)), shall be adjusted such that, upon exercise of a Company Option, the holder of such Company Option would be entitled to receive only an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (ii) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding taxes).

     (b) The Company Option Plans will terminate as of the Effective Time of the Second Merger in accordance with the terms thereof.

     SECTION 2.5 Effect of the Second Merger. As of the Effective Time of the Second Merger, by virtue of the Second Merger, each share of First Merger Surviving Corporation Common Stock will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as follows:

     SECTION 3.1 Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders of the California Public Utilities Commission, the Arizona Corporations Commission, the Public Utilities Commission of Nevada and the Federal Energy Regulatory Commission (the "FERC"), to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary ("Foreign Qualifications") other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects, liabilities or regulatory status of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement and the transactions contemplated hereby (any such material adverse effect being hereinafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a Person (as defined in Section 9.3) shall mean any corporation or other entity (including partnerships, limited liability entities and other business associations and joint ventures) in which such Person directly or indirectly owns at least a majority of the outstanding voting securities, equity, partnership interests, membership interests or the like. True, accurate and complete copies of the articles of incorporation and by-laws of the Company, as in effect on the date hereof, have been delivered to Parent.

     SECTION 3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule (as defined in Section 6.6) sets forth the name of each subsidiary and joint venture of the Company, the state or jurisdiction of its incorporation or formation, the states of any Foreign Qualifications and the Company's interest therein. None of such entities is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11), respectively, of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other securities of, or interests in, each subsidiary or joint venture of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of its capital stock or other equity interest or securities convertible into or exchangeable for such shares or equity interests or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" of a Person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such Person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity of any such entity. Except as set forth in Section 3.2 of the Company Disclosure Schedule, true, accurate and complete copies of the articles of incorporation, by-laws or similar governing documents of each subsidiary and joint venture of the Company, as in effect on the date hereof, have been delivered to Parent.

     SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock, 5,000,000 shares of preferred stock, no par value per share ("Company Preferred Stock"), and 2,000,000 shares of preference stock, par value $20 per share ("Company Preference Stock"). As of the close of business on December 11, 1998, 30,389,128 shares of Company Common Stock and no shares of Company Preferred Stock or Company Preference Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 3.3 of the Company Disclosure Schedule, there are no (a) outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating the Company or any of its subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its subsidiaries to grant, extend or enter into any such agreement or commitment, (b) contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any subsidiary of the Company or (c) voting trusts or similar agreements to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries.

     SECTION 3.4  Authority; Non-Contravention; Statutory Approvals; Compliance.

     (a) Authority. The Company has all requisite power and authority to enter into this Agreement, and, subject to the applicable Company Shareholders' Approval (as defined in Section 3.13) and the Company Required Statutory Approvals (as defined in subsection (c) of this Section 3.4), to consummate the transactions contemplated hereby, including, without limitation, the Mergers. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

     (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby, including, without limitation, the Mergers, will not, violate or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation") of the Company or any of its subsidiaries or joint ventures pursuant to any provisions of (i) the Articles of Incorporation, By-laws or similar governing documents of the Company or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as hereinafter defined) applicable to the Company or any of its subsidiaries or joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 3.4(b) of the Company Disclosure Schedule (the "Company Required Consents") and the Company Required Statutory Approvals (as defined in clause (c) below), any easement or other similar right to use or access real property, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries or any joint venture of the Company is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (c) Statutory Approvals. Except as described in Section 3.4(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, federal, state, local or foreign (each, a "Governmental Authority"), is required to be obtained, made or given by or on behalf of the Company for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, including, without limitation, the Mergers, the failure of which to obtain, make or give would have, in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals", it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

     (d) Compliance. Except as set forth in Section 3.4(d) or Section 3.7 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports (as defined in Section 3.5), neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any joint ventures of the Company, is in violation of or, to the knowledge of the Company, is under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgments (including, without limitation, applicable Environmental Laws, as hereinafter defined) of any Governmental Authority, except for violations that, in the aggregate, do not have, and, to the knowledge of the Company, would not reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in Section 3.4(d) or Section 3.7 of the Company Disclosure Schedule, the Company and its subsidiaries and any joint ventures have all easements or other similar rights to use or access real property, permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as currently conducted, except those of which the failure to obtain would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.4(d) or Section 3.7 of the Company Disclosure Schedule, neither the Company or any of its subsidiaries nor, to the knowledge of the Company, any joint venture of the Company is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party or both (i) would result in a default by the Company or any subsidiary of the Company or, to the knowledge of the Company, any joint venture of the Company under its articles of incorporation, by-laws or other governing documents or (ii) would reasonably be expected to result in a default by the Company or any subsidiary of the Company or, to the knowledge of the Company, any joint venture of the Company under any easement or other similar right to use or access real property, contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval, permit, franchise or other instrument to which it is a party or by which the Company or any subsidiary or joint venture of the Company is bound or to which any of its property is subject, except in the case of clause (ii) for possible violations, breaches or defaults which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.5 Reports and Financial Statements. Since January 1, 1995, the filings required to be made by the Company and its subsidiaries under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), applicable state laws and regulations regulating public utilities or the Federal Power Act (the "Power Act") have been filed with the Securities and Exchange Commission (the "SEC"), the California Public Utilities Commission, the Arizona Corporations Commission, the Public Utilities Commission of Nevada or the FERC, as the case may be, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the
SEC) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

     SECTION 3.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

     (a) Absence of Changes. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or Section 3.6(a) of the Company Disclosure Schedule, from December 31, 1997, through the date hereof, (i) each of the Company and its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, (ii) there has not been, and no fact or condition exists which would have or, to the knowledge of the Company, is reasonably expected to have, a Company Material Adverse Effect and (iii) the Company and its subsidiaries have not taken action that if taken after the date hereof would constitute a violation of Section 5.1 hereof.

     (b) No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business, (iii) would not reasonably be expected, in the aggregate, to have a Company Material Adverse Effect or (iv) are set forth in Section 3.6(b) of the Company Disclosure Schedule.

     SECTION 3.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.7 of the Company Disclosure Schedule, through the date hereof (i) there is no claim, suit, action or proceeding pending, or, to the knowledge of the Company, threatened, or, to the knowledge of the Company, any investigation or review pending or threatened, relating to or affecting the Company or any of its subsidiaries or joint ventures and (ii) there is no judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries that, when taken together with any of the matters described in clauses (i) or (ii), would reasonably be expected to have a Company Material Adverse Effect. In addition, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.7 of the Company Disclosure Schedule, there have not been any developments since December 31, 1997, with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews, that, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.8 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company in the proxy statement, in definitive form, relating to the Company Meeting (as defined in Section 6.4) to be held in connection with the First Merger (the "Proxy Statement") will, at the date mailed to the Company's shareholders, at any time the Proxy Statement is amended or supplemented and at the time of the Company Meeting (giving effect to any documents incorporated by reference therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.9 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return," as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any of its subsidiaries.

     (a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have filed all material Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

     (b) Payment of Taxes. The Company and each of its subsidiaries have, in all material respects, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all material Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

     (c) Tax Liens. There are no material Tax liens upon the assets of the Company or any of its subsidiaries except liens for Taxes not yet due.

     (d) Withholding Taxes. The Company and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code sec.sec. 1441 through 1446, 3401 through 3509, and 6041 and 6049, as well as similar provisions under any other laws, and have, in all material respects, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required.

     (e) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

     (f) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (g) Expiration of Statute of Limitations. Except as set forth in Section 3.9(g) of the Company Disclosure Schedule, the statute of limitations for the assessment of material Taxes has expired for all applicable Tax Returns of the Company and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any material Taxes has been asserted or assessed against the Company or any of its subsidiaries that has not been resolved and paid in full.

     (h) Audit, Administrative and Court Proceedings. Except as set forth in
Section 3.9(h) of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently in process, and no material issue raised by the Internal Revenue Service (the "IRS") or a state taxing authority in a written notice delivered to the Company remains unsettled, with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries.

     (i) Powers of Attorney. Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, no power of attorney currently in force has been granted by the Company or any of its subsidiaries concerning any Tax matter.

     (j) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would reasonably be expected to result in a Company Material Adverse Effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

     (k) Availability of Tax Returns. The Company and its subsidiaries have made available to Parent complete and accurate copies of (i) all material Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries since January 1, 1990, (ii) all material audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries since January 1, 1990 and (iii) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority since January 1, 1990.

     (l) Tax Sharing Agreements. Except as disclosed in Section 3.9(l) of the Company Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among the Company and any of its subsidiaries.

     (m) Code sec. 341(f). Neither the Company nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Code sec. 341(f) or has agreed to have Code sec. 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code sec. 341(f)(4)) owned by the Company or any of its subsidiaries.

     (n) Code sec. 168. No material property of the Company or any of its subsidiaries is property that the Company or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code sec. 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code sec. 168.

     (o) Code sec. 481 Adjustments. Except as set forth in Section 3.9(o) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is required to include in income for any period ending after the date of this Agreement any adjustment pursuant to Code sec. 481(a) by reason of a voluntary change in accounting method initiated by the Company or any of its subsidiaries, and to the best of the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

     (p) Code sec.sec. 6661 and 6662. To the knowledge of the Company, all transactions that could give rise to a material understatement of federal income tax (within the meaning of Code sec. 6661 or Code sec. 6662) that would reasonably be expected to result in a Company Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing will be adequately disclosed) on the Tax Returns of the Company and its subsidiaries in accordance with Code sec. 6661(b)(2)(B) or Code sec. 6662(d)(2)(B).

     (q) Code sec. 280G. Except as set forth in Section 3.9(q) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, or arrangement that as a direct consequence of the transactions contemplated by this Agreement will result in the obligation for any "excess parachute payments" within the meaning of Code sec. 280G.

     (r) Code sec. 162(m). Except as set forth in Section 3.9(r) of the Company Disclosure Schedule, the Company does not maintain any compensation plan, program or arrangement the payment under which would not reasonably be expected to be deductible as a result of the limitations of Code sec. 162(m) and the Treasury Regulations issued thereunder.

     (s) Liability for Others. Except as set forth in Section 3.9(s) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any material liability for Taxes of any person other than the Company and its subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

     SECTION 3.10  Employee Matters; ERISA.

     (a) Benefit Plans. Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of each employee benefit plan, program or arrangement sponsored, maintained or contributed to by and covering employees, former employees, directors or former directors of the Company (or any of its subsidiaries or any other entity which would be treated under Section 414 of the Code as a single employer with the Company) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, or with respect to which any such entity is treated as an employer under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee, any consulting contract with any person who prior to entering into such contract was a director or officer of the Company or any of its subsidiaries or any plan, agreement, arrangement or understanding similar to any of the foregoing (collectively, the "Company Benefit Plans"). Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, none of the Company Benefit Plans is a multiemployer plan within the meaning of ERISA.

     (b) Contributions. All contributions and other payments required to have been made by the Company or any of its subsidiaries (including any pre- or post-tax contributions or payments by employees or their dependents) to any Company Benefit Plan (or to any person pursuant to the terms thereof) on or prior to the date of this Agreement have been so made or the amount of such payment or contribution obligation has been reflected in the Company Financial Statements.

     (c) Qualification; Compliance. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, each of the Company Benefit Plans that is intended to be "qualified" within the meaning of Code sec. 401(a) has received a favorable determination letter from the IRS and, to the knowledge of the Company, no circumstances exist that are reasonably expected by the Company to result in the revocation of any such determination. Except as set forth in
Section 3.10(c) of the Company Disclosure Schedule, the Company is in compliance in all material respects with, and each of the Company Benefit Plans is or has been operated in compliance in all material respects with, any applicable law, rule or regulation governing such plan, including, without limitation, ERISA and the Code. For purposes of this Section 3.10(c), the term "Company Benefit Plans" shall not include multiemployer plans within the meaning of ERISA.

     (d) Liabilities. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, with respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any of its subsidiaries to any liabilities arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which the Company is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for premiums due to the PBGC, which liabilities, individually or in the aggregate, would reasonably be expected to have a Company Material Effect.

     (e) Welfare Plans. Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, none of the Company Benefit Plans that are "Welfare Plans," within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than elective continuation required pursuant to Code sec. 4980B or coverage that expires at the end of the calendar month following termination of employment.

     (f) Documents Made Available. With respect to each Company Benefit Plan that is not a multiemployer plan within the meaning of ERISA, the Company has made available to Parent a true and correct copy of (i) such plan and the most recent summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan and (v) the most recent actuarial report or valuation. The Company shall make available to Parent as soon as practicable a true and correct copy of each collective bargaining agreement in which the Company or any of its direct or indirect subsidiaries is a party or under which the Company has obligations.

     (g) Payments Resulting from Merger. Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, the consummation, announcement or other action relating to the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or any of its subsidiaries to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Company Benefit Plan being established or being accelerated, vested or payable.

     (h) Funded Status of Plans. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, the amount equal to the greatest of the projected benefit obligations, the accumulated benefit obligations or actuarial accrued liabilities under any Company Benefit Plan that is a "single employer" plan within the meaning of Section 4001(a)(15) of ERISA did not, as of the date of the most recent actuarial valuation for such plan, exceed the then fair market value of the assets of such plan, based on the respective actuarial assumptions and calculations set forth in such valuation, which actuarial assumptions and calculations have been provided to Parent prior to the date of this Agreement, and since the date of such most recent actuarial valuation, there has been no material adverse change in the funding status of such Company Benefit Plan.

     (i) Certain Other Obligations. Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, the termination of, or withdrawal from, any employee pension benefit plan within the meaning of sec. 3(2) of ERISA (including any single employer, multiple employer or multiemployer plan) or subject to Title IV of ERISA by the Company or any corporation or other entity that is, or at any time was, a subsidiary of the Company or would be treated under Section 414 of the Code as single employer with the Company has not, and will not, subject the Company (or any subsidiary of the Company) to any liability of or to any governmental authority, corporation or other person or such employee pension plan that individually or in the aggregate would have a Company Material Adverse Effect.

     (j) Modification or Termination of Plans. Except as may be required by applicable law, neither the Company nor any subsidiary of the Company is subject to any legal, contractual, equitable or other obligation to establish or contribute to as of any date any new Company Benefit Plan or amend any existing Company Benefit Plan.

     (k) Labor Agreements. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.7 or Section 3.10(k) of the Company Disclosure Schedule: (i) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) to the knowledge of the Company, there is no current union representation question involving employees of the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries know of any activity or proceeding of any labor organization or employee group to organize any such employees; (iii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the knowledge of the Company, threatened, against or involving the Company or any of its subsidiaries that would reasonably be expected to have a Company Material Adverse Effect; and
(iv) the Company and each of its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.11  Environmental.

     (a) Compliance. Each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any written communication from any person or Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its subsidiaries has used any waste disposal site, or otherwise disposed of, or transported, or arranged for the transportation of, any Hazardous Materials to any location in violation of any Environmental Law except where the effect of such violation would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Environmental Permits. Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, each of the Company and its subsidiaries has obtained or has applied for all environmental, health and safety permits and authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company is in material compliance with all terms and conditions of the Environmental Permits, in each case except where the failure to obtain or be in compliance with such Environmental Permit or the requirement to make any expenditure in connection with such Environmental Permit would not have a Company Material Adverse Effect.

     (c) Environmental Claims. To the knowledge of the Company, there is no Environmental Claim (as hereinafter defined) pending (i) against the Company or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries or joint ventures has retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations that the Company or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, which, in the case of clauses (i), (ii) and (iii) would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

     (d) Releases. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has no knowledge of any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would reasonably be expected to form the basis of any Environmental Claims against the Company or any subsidiaries or joint ventures of the Company, or against any person or entity whose liability for any Environmental Claim the Company or any subsidiaries or joint ventures of the Company has retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

     (e) Predecessors. The Company has no knowledge, with respect to any predecessor of the Company or any subsidiary or joint venture of the Company, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim, that would reasonably be expected to have a Company Material Adverse Effect.

     (f) Disclosure. The Company has no knowledge of any material facts that the Company reasonably believes would form the basis of a Company Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future or (ii) current remediation costs or remediation costs known to be required in the future.

     (g) As used in this Agreement:

          (i) "Environmental Claim" means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, damages, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location operated, leased or managed by the Company or any subsidiary or joint venture of the Company or at any other location to which the Company or any subsidiary or joint venture of the Company sent, Released, disposed of or transported Hazardous Materials generated, treated, stored or disposed of by the Company or any subsidiary or joint venture of the Company; or (B) any violation of any Environmental Law; or (C) any and all claims by any third party resulting from the presence or release of any Hazardous Materials.

          (ii) "Environmental Laws" means all federal, state, local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words, of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under Environmental Law in a jurisdiction in which the Company or any subsidiary or joint venture of the Company operates.

          (iv) "Releases" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     SECTION 3.12 Regulation as a Utility. The Company is not subject to the 1935 Act (other than the provisions of Section 9(a)(2) thereof). The Company is regulated as a public utility in the States of Arizona, California and Nevada and in no other state.

Neither the Company nor any "subsidiary company" or "affiliate" (as those terms are defined in the 1935 Act) of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

     SECTION 3.13 Vote Required. At the Company Meeting, the Company will seek the approval of the First Merger by a majority of the outstanding shares of Company Common Stock (the "Company Shareholders' Approval"), and no other vote of the holders of any class or series of the capital stock of the Company is required to approve this Agreement and the First Merger.

     SECTION 3.14 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), to the effect that, as of the date hereof, the Merger Consideration to be received by holders of Company Common Stock pursuant to the transactions contemplated by this Agreement is fair from a financial point of view to such holders.

     SECTION 3.15 Brokers. Except for Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries, that is or will be payable by the Company or any of its subsidiaries. The Company is solely responsible for the fees and expenses of Merrill Lynch as and to the extent set forth in the engagement letter dated October 5, 1998. The Company has previously delivered to Parent a complete and correct copy of such engagement letter.

     SECTION 3.16 Insurance. Each of the Company and its subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the businesses conducted by the Company and its subsidiaries. Neither the Company nor its subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of the Company or its subsidiaries. All material insurance policies of the Company and each of its subsidiaries are valid and enforceable policies in all material respects.

     SECTION 3.17 Company Rights Agreement. Prior hereto, the Company has delivered to Parent and its designated counsel a true and complete copy of the Company Rights Agreement. The consummation of the transactions contemplated by this Agreement will not result in the triggering of any right or entitlement of the holders of Company Common Stock or other Company securities under the Company Rights Agreement or any similar agreement to which the Company or any of its subsidiaries is a party.

     SECTION 3.18 Year 2000. Section 3.18 of the Company Disclosure Schedule accurately summarizes the current status of the Company's computer applications and components, compliance plan, communications with suppliers and vendors, contingency plans and estimated cost of remediation as they relate to the Year 2000 issue. The Company has made available to Parent copies of all correspondence between the Company and its third party suppliers and vendors concerning their Year 2000 compliance.

     SECTION 3.19 Hedging. Except as set forth in Section 3.19 of the Company Disclosure Schedule, none of the Company or its subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and agreements entered into or hedge contracts for the purchase or sale of hydrocarbons to which the Company or any of its subsidiaries is a party that are in accordance with the general practices of other similarly situated companies in the industry.

     SECTION 3.20 Regulatory Proceedings. Other than purchase gas adjustment provisions, none of the Company or its subsidiaries all or part of whose rates or services are regulated by a Governmental Authority (a) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to the courts, or (b) is a party to any rate proceeding before a Governmental Authority that would reasonably be expected to result in orders having a Company Material Adverse Effect.

     SECTION 3.21 Title to Properties. Except as set forth in Section 3.21 of the Company Disclosure Schedule, the Company and its subsidiaries own, or have a right to use or a leasehold interest in all real property used by them in the conduct of their respective businesses as such businesses are now being conducted. Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company's nor any subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception, reversion or restriction or claim or charge of any kind ("Liens"), except for such Liens as are not in the aggregate reasonably expected to have a Company Material Adverse Effect. Except as set forth in Section 3.21 of the Company Disclosure Schedule, all personal property owned by the Company or any of its subsidiaries or used by any of them in the conduct of their respective businesses is owned free and clear of any Liens, except for such Liens as are not in the aggregate reasonably expected to have a Company Material Adverse Effect. The assets of the Company and its subsidiaries are sufficient to enable the Company and its subsidiaries to carry on the business of the Company and its subsidiaries as currently conducted without interference, except to the extent that such interference would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.22 Condition of Assets. Except as set forth in Section 3.22 of the Company Disclosure Schedule, to the knowledge of the Company, the buildings, plant, structures and equipment of the Company and its subsidiaries are in good working condition and repair and are suitable in all material respects for the purposes for which they are now being used in the conduct of the business of the Company and its subsidiaries, except to the extent that such failure would not reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

     SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority, and has been authorized by all necessary approvals and orders to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

     SECTION 4.2  Authority; Non-Contravention; Statutory Approvals; Compliance.

     (a) Authority. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as hereinafter defined), if any, to consummate the transactions contemplated hereby, including, without limitation, the Mergers. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

     (b) Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in any Violation by Parent or Merger Sub pursuant to any provisions of (i) the Certificate of Incorporation, By-laws or similar governing documents of Parent or Merger Sub, (ii) subject to obtaining Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or Merger Sub, or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.2(b) of Parent Disclosure Schedule (as defined in Section 6.6) ("Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Merger Sub is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not reasonably be expected to prevent or materially impair or delay the consummation by Parent or Merger Sub of this Agreement and the transactions contemplated hereby (any such material adverse effect being hereinafter referred to as a "Parent Material Adverse Effect").

     (c) Statutory Approvals. Except as described in Section 4.2(c) of the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, the failure of which to obtain, make or give would have, in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

     SECTION 4.3 Information in Proxy Statement. None of the information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the date mailed to the Company's shareholders, at any time the Proxy Statement is amended or supplemented and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     SECTION 4.4 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

     SECTION 4.5 Brokers. Except for PaineWebber Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Merger Sub, that is or will be payable by the Company or any of its subsidiaries. Parent and Merger Sub are solely responsible for the fees and expenses of PaineWebber Incorporated.

     SECTION 4.6 1935 Act. Neither Parent nor Merger Sub is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act.

     SECTION 4.7 Legal Proceedings. There is (a) no claim, suit, action or proceeding pending or, to the knowledge of Parent, threatened, relating to or affecting Parent or any of its subsidiaries and (b) no judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Parent or any of its subsidiaries that, when taken together with any of the matters described in clauses (a) or (b), would reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.8 Consulting, Employment and Assumption Agreements. Parent has entered into a consulting agreement with Michael O. Maffie, an employment agreement with George C. Biehl and assumption agreements with each of Thomas R. Sheets, Edward S. Zub, James P. Kane and James F. Lowman, all effective as of the Effective Time of the First Merger.

     SECTION 4.9 Tax Opinion. Parent has been informed by Jones, Day, Reavis & Pogue, special counsel to Parent, that such firm is willing to deliver an opinion to the effect that neither the First Merger nor the Second Merger will be a taxable transaction for federal income tax purposes to either the Company or Parent.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGERS

     SECTION 5.1 Conduct of Business of the Company. After the date hereof and prior to the Effective Time of the First Merger or earlier termination of this Agreement, the Company agrees, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement and except as expressly contemplated or permitted in Section 5.1 of the Company Disclosure Schedule, or to the extent Parent otherwise consents in writing (which consent as to matters described in clause
(m) shall not be unreasonably withheld):

          (a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on its and their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact its and their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of its and their present officers and employees as a group and (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

          (b) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its or their capital stock other than
     (A) dividends by a wholly-owned subsidiary to the Company or another wholly-owned subsidiary, (B) dividends by a less than wholly-owned subsidiary consistent with past practice, (C) regular quarterly dividends on Company Common Stock with usual record and payment dates that do not exceed the current rate of $0.205 or (D) regular cumulative cash distributions on Southwest Gas Capital I's 9.125% Trust Originated Preferred Securities (the "Preferred Securities") not to exceed an annual rate of 9.125% of the liquidation amount of $25 per Preferred Security;
     (ii) split, combine or reclassify any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary; or (iii) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice or (B) intercompany acquisitions of capital stock.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of its or their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than as provided for in the Company Benefit Plans (including options to be granted to directors of the Company pursuant to such Company Benefit Plans) and any dividend reinvestment plans of the Company in effect as of the date hereof.

          (d) Charter Documents. Except as contemplated herein, the Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its or their respective articles of incorporation, by-laws or similar governing documents.

          (e) Acquisitions. Other than in the ordinary course of business consistent with past practice and except for acquisitions by Northern Pipeline Construction Co. not to exceed an aggregate principal amount of $15 million annually, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets.

          (f) Capital Expenditures. Except as required by law, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in excess of $5 million, other than in the ordinary course of business (not to exceed $230 million annually).

          (g) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice.

          (h) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than
     (i) short-term indebtedness in the ordinary course of business consistent with past practice; (ii) arrangements between the Company and its subsidiaries or among its subsidiaries; (iii) long-term unsecured indebtedness ranking pari passu in right of payment with the Company's current long-term unsecured indebtedness in an aggregate amount not to exceed $50 million annually and having maturities of five years or less;
     (iv) indebtedness incurred in connection with the renewal or replacement of existing credit support or liquidity support facilities in a principal amount that does not exceed the principal amount of indebtedness outstanding under existing credit support or liquidity support facilities prior to such renewal or replacement; (v) long-term indebtedness in a principal amount of up to $35 million evidencing the Company's obligations under industrial development revenue bonds to be issued by Clark County, Nevada; (vi) equipment financing by Northern Pipeline Construction Co. in an aggregate principal amount not to exceed $15 million annually; or (vii) in connection with the refunding of existing indebtedness at a lower cost of funds.

          (i) Compensation, Benefits. Except as (i) may be required by applicable law, (ii) may be required to facilitate or obtain a determination letter from the IRS that a plan is "qualified" within the meaning of Section 401(a) of the Code or (iii) specifically required by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (A) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan, any bonus plan or arrangement or other contract, agreement, commitment, arrangement, plan or policy covering employees, former employees, directors or former directors or their beneficiaries or providing benefits to such persons, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of, or take any other action or grant any benefit (including, without limitation, any stock options or stock option plan) not required under the terms of any existing employee benefit plan, any bonus plan or arrangement or other contract, agreement, commitment, arrangement, plan or policy to or with any director, officer or other employee of the Company or any of its subsidiaries, except for normal increases or grants or actions in the ordinary course of business consistent with past practice or (B) enter into or amend any employment, severance or special pay arrangements with respect to the employment or termination of employment of any director or officer or other employee. This subsection (i) is not intended to restrict the Company from granting promotions to officers or employees based upon job performance or workplace requirements and is not meant to restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices been available to officers and employees in the context of such merit-based promotion. It is agreed, however, that no new officers shall be added to unqualified plans maintained by the Company. This subsection (i) is also not meant to restrict the Company from dealing with matters of employee retention in specific areas of expertise through the use of specialized employment and benefits plans designed for that specific purpose; provided, however, that, in the aggregate, the result of the use of such specialized employment or benefit plans shall not, in the aggregate, result in an annual increase in compensation in excess of $1 million.

          (j) 1935 Act. The Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities that would cause a change in its status, or that of its subsidiaries, under the 1935 Act.

          (k) Accounting. The Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          (l) Affiliate Transactions. The Company shall not, nor shall it permit any of its subsidiaries to, enter into any material agreement or arrangement with any other person that, directly or indirectly, controls or is under common control with or is controlled by the Company, or any of its respective subsidiaries on terms to the Company or its subsidiaries materially less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (m) Rate Matters. The Company shall not, and shall cause its subsidiaries not to, make any filing to change its or its subsidiaries' utility rates on file with any Governmental Authority, or enter into any agreement, arrangement or consent to do so, that would reasonably be expected to have a Company Material Adverse Effect.

          (n) Tax-Exempt Status. The Company shall not, nor shall it permit any subsidiary to, take any action that would likely jeopardize the exclusion from gross income, for purposes of federal income taxation, of the interest on the outstanding revenue bonds issued for the benefit of the Company or any of its subsidiaries, which qualify on the date hereof under Code sec. 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

          (o) Discharge of Liabilities. The Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports, or incurred in the ordinary course of business consistent with past practice.

          (p) Contracts. The Company shall not, except in the ordinary course of business consistent with past practice or as otherwise permitted hereunder or required in order to consummate the transactions contemplated hereby, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement (including, without limitation, easements, licenses, permits or other rights) to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims.

          (q) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the gas utility industry.

          (r) Permits. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect or renew all existing material governmental franchises or permits pursuant to which the Company or its subsidiaries operate.

          (s) Tax Matters. The Company shall not, and shall not permit any of its subsidiaries to, make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change in any material respect any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of its income Tax Return for the prior taxable year, except as may be required by applicable law.

     SECTION 5.2 No Shopping. (a) The Company shall not, and shall not authorize or permit any of its officers, directors, agents, financial advisers, attorneys, accountants or other representatives to, directly or indirectly, solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, a Business Combination or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek a Business Combination; provided, however, that, prior to the time at which the Company Shareholders' Approval has been obtained, the Company may, in response to an unsolicited written proposal from a third party with respect to a Business Combination that the Company's Board of Directors determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, is a Superior Proposal, (i) furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, only if the Company's Board of Directors determines, in its good faith judgment after consultation with its financial advisors and outside legal counsel, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors under applicable law and (ii) take and disclose to the Company's shareholders a position with respect to another Business Combination proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act. Prior to furnishing any non-public information to, entering into negotiations with or accepting a Superior Proposal from such third party, the Company will (x) provide prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (y) receive from such third party an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such third party than the terms contained in the Letter Agreement (as defined in Section 6.1). The Company will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiations with any parties conducted heretofore by the Company or any of its representatives with respect to any Business Combination.

     (b) Except as expressly permitted by this Section 5.2(b), neither the Company's Board of Directors nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or such committee of the First Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, a Business Combination or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Business Combination. Notwithstanding the foregoing, prior to the time at which the Company Shareholders' Approval has been obtained, in response to an unsolicited Business Combination proposal from a third party, if the Company's Board of Directors determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, that such proposal is a Superior Proposal and that failure to do any of the actions set forth in clauses (i), (ii) or (iii) above would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors under applicable law, the Company's Board of Directors may (x) withdraw or modify its approval or recommendation of the First Merger or this Agreement, approve or recommend a Business Combination or cause the Company to enter into a Business Combination and (y) negotiate with a third party with respect to such Business Combination proposal and, subject to the Company having paid to Parent the fees described in Section 8.3(a) and having entered into a definitive agreement with respect to such Business Combination proposal, terminate this Agreement pursuant to Section 8.1(e)(iii); provided, however, that prior to entering into a definitive agreement with respect to a Business Combination proposal, the Company shall give Parent at least five day's notice thereof, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, further, that if the Company and Parent are unable to reach an agreement on such adjustments within five days after such notice from the Company, the Company may enter into such definitive agreement, subject to the provisions of Article VIII.

     (c) The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such offer or proposal and the identity of the Person making
it), within 24 hours of the receipt thereof, shall use all reasonable efforts to keep Parent informed of the status and details of any such inquiry, offer or proposal and shall give Parent two day's advance notice of the first delivery of non-public information to such Person. If any such inquiry, offer or proposal is in writing, the Company shall promptly deliver to Parent a copy of such inquiry, offer or proposal.

     (d) For purposes of this Agreement, (i) "Business Combination" means (other than the transactions contemplated by this Agreement) (A) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its subsidiaries, (B) acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in the Company, or (C) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale) of the Company and (ii) "Superior Proposal" means a proposed Business Combination involving at least 50% of the shares of capital stock or a material portion of the assets of the Company that the Company's Board of Directors determines, after consulting with the Company's financial advisors and outside counsel is financially superior to the transactions contemplated hereby and it appears that the party making the proposal is reasonably likely to have the funds necessary to consummate the Business Combination.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Access to Information. Upon reasonable notice and during normal business hours, the Company shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of Parent reasonable access, throughout the period prior to the Effective Time of the First Merger, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) in a manner that will not disrupt the operations of the Company or its relationship with its customers, suppliers or employees. During such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to Parent
(i) a copy of each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"), and any material reports, schedules or other documents filed with or sent to the California Public Utilities Commission, the Arizona Corporations Commission, the Public Utilities Commission of Nevada, the FERC and any other federal or state regulatory agency or commission, and (ii) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement. Any such investigation by Parent will not affect the representations or warranties contained in this Agreement. Parent shall furnish promptly to the Company all information concerning it, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the Company in connection with any filings, applications or approvals required or contemplated by this Agreement. Parent shall from time to time at the request of the Company discuss its financing arrangements for the Mergers with the Company and shall furnish promptly to the Company such information concerning its financial condition, together with the final drafts of its financing arrangements for the Mergers. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Letter Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Letter Agreement, dated as of November 20, 1998, between the Company and Parent, as it may be amended from time to time (the "Letter Agreement").

     SECTION 6.2  Proxy Statement.

     (a) Preparation and Filing. As soon as reasonably practicable after the date hereof, the Company will prepare and file with the SEC the Proxy Statement. Each of the parties hereto shall furnish all information concerning itself that is required or customary for inclusion in the Proxy Statement. The Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of the First Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure the Company Shareholders' Approval. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement. It shall be a condition to the mailing of the Proxy Statement to the shareholders of the Company that the Company shall have received an opinion of Merrill Lynch, dated the date of the Proxy Statement, to the effect that, as of the date thereof, the Merger Consideration to be received by holders of Company Common Stock pursuant to the transactions contemplated by this Agreement is fair from a financial point of view to such holders.

     (b) Amendments and Supplements. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment or supplement of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement; provided, however, that the Company shall not amend or supplement the Proxy Statement with respect to information concerning Parent or Merger Sub or the description of this Agreement and related agreements contained therein without the prior approval of Parent.

     SECTION 6.3  Regulatory Approvals and Other Matters.

     (a) HSR Filings. Each party hereto shall file or cause to be filed with the FTC and the DOJ any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties will use all commercially reasonable efforts to coordinate such filings and any responses thereto, to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

     (b) Other Approvals. Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other Persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals, the Parent Required Statutory Approvals, the Company Required Consents and the Parent Required Consents. Each party shall have the right to review and approve in advance (such approval not to be unreasonably withheld) all Governmental Authority filings or applications to be made by the other parties in connection with the transactions contemplated by this Agreement. The

Company and Parent will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of Governmental Authorities.

     (c) Financing. Parent shall use all commercially reasonable efforts to obtain financing for the transactions contemplated by this Agreement.

     SECTION 6.4  Shareholder Approval.

     (a) Company Meeting. Subject to the provisions of Section 6.4(b), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Articles of Incorporation and By-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

     (b) Meeting Date. The Company Meeting for the purpose of securing the Company Shareholders' Approval, including any adjournments thereof, will be held on such date or dates as the Company and Parent mutually determine.

     SECTION 6.5  Directors' and Officers' Indemnification.

     (a) Indemnification. Without limiting any existing rights of indemnification or other agreements or policies, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of Parent or the Company, respectively, or any of their subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of Parent or the Company or any of their subsidiaries (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (x) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to Parent promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (y) the Surviving Corporation shall cooperate in the defense of any such matter and (z) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Oklahoma or California law, as applicable, and the articles of incorporation, by-laws or similar governing documents must be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

     (b) Insurance. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by the Company and Parent for the benefit of those persons who are covered by such policies as of the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Surviving Corporation will not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by Parent or the Company, as the case may be, for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the board of directors of Parent for a cost not exceeding such amount.

     (c) Successors. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions must be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 6.5.

     (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of Parent or the Company and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation, by-laws or similar governing documents in effect on the date hereof, or otherwise in effect on the date hereof, will survive the Mergers and will continue in full force and effect for a period of not less than six years from the Effective Time.

     (e) Benefit. The provisions of this Section 6.5 are intended to be for the benefit of, and are enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     SECTION 6.6 Disclosure Schedules. On the date hereof, the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by an executive officer of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 6.6 and Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by an executive officer of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 6.6. The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules will be deemed to have been made on and as of the date hereof.

     SECTION 6.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, (a) the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and (b) may not issue any public announcement or statement with respect hereto without the consent of the other party (which consent will not be unreasonably withheld).

     SECTION 6.8 Employee Benefit Plans. Except as may be required by applicable law and except as provided in Section 2.4 with respect to Company Option Plans and Section 6.9(c) with respect to the Company's Management Incentive Plan (the "MIP"), each Company Benefit Plan in effect on the date hereof (or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees, former employees, directors or former directors of the Company and any of its subsidiaries who are covered by such plans or agreements immediately prior to the Effective Time until Parent determines otherwise on or after the Effective Time, and Parent shall assume as of the Effective Time each Company Benefit Plan maintained by the Company immediately prior to the Effective Time and perform such plan or agreement in the same manner and to the same extent that the Company would be required to perform thereunder; provided, however, that nothing herein contained, other than the provisions of Section 5.1(i), shall limit any reserved right contained in any such Company Benefit Plan to amend, modify, suspend, revoke or terminate any such plan or agreement; provided, further, that Parent or its subsidiaries shall provide to each employee of the Company and any of its subsidiaries (other than Northern Pipeline Construction Co.) who was covered by Company Benefit Plans immediately prior to the Effective Time (i) for a period of no less than one year following the Effective Time, (A) benefits under employee benefit plans intended to qualify under Section 401(a) of the Code (the "Qualified Plans") that are no less favorable in the aggregate than those provided to the employee immediately prior to the Effective Time under Company Benefit Plans that are Qualified Plans, (B) benefits under employee benefit plans that are supplemental retirement benefit and deferred compensation plans which are not Qualified Plans that are no less favorable in the aggregate than those provided to the employee immediately prior to the Effective Time under Company Benefit Plans that are supplemental retirement benefit and deferred compensation plans which are not Qualified Plans, and (C) employer-provided benefits under employee benefit plans that are welfare plans that are no less favorable in the aggregate than those provided to the employee immediately prior to the Effective Time under Company Benefit Plans that are welfare plans, and (ii) thereafter, (A) benefits under Qualified Plans that are no less favorable in the aggregate than those provided from time to time for similarly situated employees of Parent in Oklahoma under Parent's employee benefit plans that are Qualified Plans, (B) benefits under employee benefit plans that are supplemental retirement benefit and deferred compensation plans which are not Qualified Plans that are no less favorable in the aggregate than those provided from time to time for similarly situated employees of Parent in Oklahoma under Parent's employee benefit plans that are supplemental retirement benefit and deferred compensation plans which are not Qualified Plans and (C) employer-provided benefits under employee benefit plans that are welfare plans that are no less favorable in the aggregate than those provided from time to time for similarly situated employees of Parent in Oklahoma under Parent's employee benefit plans that are welfare plans. Without limiting the foregoing, each participant in any Company Benefit Plan who is an employee of the Company or any of its subsidiaries (other than Northern Pipeline Construction Co.) shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes) under any replacement benefit plan of Parent or any of its subsidiaries or affiliates in which such Person becomes a participant for service credited for the corresponding purpose under any such Company Benefit Plan; provided, however, that such crediting of service shall not operate to cause any such plan or agreement to fail to comply with the applicable provisions of the Code and ERISA. No provision contained in this Section 6.8 shall be deemed to constitute an employment contract between Parent or any of its subsidiaries and any individual, or a waiver of Parent's or any of its subsidiaries' right to discharge any employee at any time, with or without cause. Notwithstanding the foregoing, Parent acknowledges that participants in the Company's Supplemental Retirement Plan (the "SERP") shall continue to accrue benefits after the Effective Time under terms at least as favorable as the terms of the SERP in effect on the date of this Agreement, taking into account service compensation earned while employed by Parent and its subsidiaries after the Effective Time.

     SECTION 6.9  Company Stock and Incentive Plans.

     (a) 401(k) Plan. With respect to the Company's 401(k) Savings Plan (the "401(k) Plan"), under which the delivery of Company Common Stock is required upon payment of benefits, (i) Parent shall take such action as may be necessary so that, after the Effective Time, the 401(k) Plan provides for the issuance or purchase in the open market only of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") rather than Company Common Stock, and (ii) Parent shall take all corporate action necessary or appropriate to (A) obtain shareholder approval with respect to such plan to the extent such approval is required for purposes of the Code or other applicable law, or to the extent Parent deems it desirable, (B) reserve for issuance under such plan or otherwise provide a sufficient number of shares of Parent Common Stock for delivery upon payment of benefits and (C) as soon as practicable after the Effective Time, file registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the 401(k) Plan to the extent such registration statement is required under applicable law, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus contained therein or related thereto) for so long as such benefits remain payable.

     (b) Dividend Reinvestment Plan. The dividend reinvestment plan of the Company shall terminate as of the Effective Time of the First Merger.

     (c) Management Incentive Plan. The Company and Parent shall take all actions to provide that the MIP shall terminate as of the Effective Time, and participants in the MIP immediately prior to the Effective Time shall be paid as soon as practicable after the Effective Time (i) a cash amount equal to a prorated portion of the then current year's award opportunity earned on the basis of performance measures applied to the period ending on the Effective Time, with such proration to be based on the number of days that have elapsed for the performance year up to and including the Effective Time, (ii) a cash amount equal to any award earned under the MIP but unpaid as of the Effective Time for performance years ended prior to the Effective Time and (iii) a cash amount equal to 100% of the outstanding performance shares awarded and held under the MIP at the Effective Time in an amount equal to the Merger Consideration per outstanding performance share. Participants in the MIP for the performance year in which the Effective Time occurs will participate in the Parent's annual incentive plan, commencing as of the Effective Time, based on the terms and conditions thereof, except that any award opportunity will be earned on the basis of performance measures applied to the portion of the Parent's fiscal year occurring after the Effective Time and the amount of any such award opportunity earned shall be prorated based on the number of days occurring in the Parent's fiscal year occurring after the Effective Time.

     SECTION 6.10 Expenses. Subject to Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

     SECTION 6.11 Advisory Board. Following the Effective Time, the Surviving Corporation shall establish an advisory board of directors consisting of the current members of the Board of Directors of the Company, other than Messrs. Maffie and Biehl, to advise the Surviving Corporation regarding issues of importance to the communities in which the Southwest Division operates, the employees of the Southwest Division and the Arizona Corporations Commission, the California Public Utilities Commission and the Public Utilities Commission of Nevada. The term "Southwest Division" means the operations of the Surviving Corporation in the states of California, Arizona and Nevada.

     SECTION 6.12 Notification. The Company shall (a) advise Parent of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect and (b) promptly provide Parent with copies of all filings made by the Company or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Parent shall (x) advise Company of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Parent Material Adverse Effect, and (y) promptly provide the Company with copies of all filings made by Parent or Merger Sub with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.13 Las Vegas Office. The Surviving Corporation will establish the headquarters of the Southwest Division in Las Vegas, Nevada and intends to maintain such headquarters in Las Vegas, Nevada.

     SECTION 6.14 Additional Statutory Approvals. Parent agrees not to (a) become involved in, without agreeing to be a party to, or (b) agree to be a party to, in either case, any transaction that would make it necessary for Parent or the Company to make any declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority in connection with the consummation by Parent, Merger Sub or the Company of the transactions contemplated by this Agreement, other than those set forth in
Section 4.2(c) of the Parent Disclosure Schedule or Section 3.4(c) of the Company Disclosure Schedule (each, an "Additional Statutory Approval"). Parent shall be in breach of this covenant and agreement only if either party terminates this Agreement pursuant to Section 8.1(b) as a result of a transaction contemplated by clause (a) above or the Company terminates this Agreement pursuant to Section 8.1(c) as a result of a transaction contemplated by clause (b) above.

     SECTION 6.15 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts, taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the transactions contemplated by this Agreement.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.1  Conditions to Each Party's Obligation to Effect the
Mergers. The respective obligations of each party to effect the Mergers is subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.11 by the joint action of the parties hereto:

          (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained.

          (b) No Challenge. (i) No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of either of the Mergers shall have been issued and be continuing in effect, (ii) there shall not be instituted or pending by any Governmental Authority any action or proceeding before any governmental, regulatory or administrative agency or commission of competent jurisdiction seeking any injunction, order, decree, judgment or ruling having the effect set forth in clause (i) above and (iii) the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c) Statutory Approvals. The Company Required Statutory Approvals (which, for this purpose, shall not include easements, franchises or similar rights), the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time of the First Merger, and such approvals shall have become Final Orders (as defined below). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing, other than at the request of the California Public Utilities Commission or the Arizona Corporations Commission, are exhausted (whether or not any appeal is pending).

          (d) Dissenter's Rights. Demands for payment of dissenters' rights by shareholders of the Company with respect to the First Merger shall not equal or exceed five percent of the outstanding shares of Company Common Stock entitled to vote thereon.

     SECTION 7.2 Conditions to Obligation of Parent to Effect the Mergers. The obligation of Parent and Merger Sub to effect the Mergers is further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent and Merger Sub in writing pursuant to Section 9.11:

          (a) Performance of Obligations of the Company. The Company (or its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time of the First Merger.

          (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement are true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) that would not be reasonably likely to result in a Company Material Adverse Effect.

          (c) Closing Certificate. Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d) Company Required Consents. The Company Required Consents (including, for this purpose, all third party consents or other approvals, whether or not set forth in Section 3.4(b) of the Company Disclosure Schedule), the failure of which to obtain would have a Company Material Adverse Effect, shall have been obtained.

          (e) Trigger of Company Rights. No event that would result in the triggering of any right or entitlement of Company shareholders under the Company Rights Agreement, including a "flip-in" or "flip-over" or similar event commonly described in such rights plans shall have occurred, that, in the reasonable judgment of Parent, would have or would reasonably be expected to result in a Company Material Adverse Effect or materially change the number of outstanding equity securities of the Company, and the Company Rights shall not have become nonredeemable by any action of the Company's Board of Directors.

          (f) Tax Opinion. Parent shall have received from its counsel an opinion to the effect that neither the First Merger nor the Second Merger will be a taxable transaction for federal income tax purposes to either the Company or Parent; provided, however, that the failure of Jones, Day, Reavis & Pogue or other counsel reasonably acceptable to Parent to deliver such an opinion shall not be a condition to Parent's and Merger Sub's obligations to effect the Merger unless the failure to deliver such opinion is the result of a change in, or amendment to, the tax laws (or any regulations thereunder) of the United States or any change in the official interpretation or application of such tax laws or regulations, which change or amendment is announced or becomes effective after the date of this Agreement.

          (g) Regulatory Orders. The Final Orders of the California Public Utilities Commission, the Arizona Corporations Commission, the Public Utilities Commission of Nevada and the FERC (if required) with respect to the Mergers and the transactions contemplated by this Agreement shall not impose terms or conditions (in addition to existing laws, rules or regulations), which would have, or would reasonably be expected to have a material adverse effect on the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects or liabilities of the Southwest Division.

          (h) Additional Statutory Approvals. Any Additional Statutory Approvals shall have been obtained at or prior to the Effective Time, and such approvals shall become Final Orders.

     SECTION 7.3 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to
Section 9.11:

          (a) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub (or its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time of the First Merger.

          (b) Representations and Warranties. The representations and warranties of Parent and Merger Sub in Sections 4.1, 4.2, 4.6, 4.7 and 4.8 of this Agreement are true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in each case for such failures of representations and warranties to be true that would not be reasonably likely to result in a Parent Material Adverse Effect.

          (c) Closing Certificate. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 7.3(a) and (b) have been satisfied.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated and the Mergers abandoned at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of the Company and Parent;

          (b) by any party hereto, by written notice to the other parties, if the Effective Time of the First Merger has not occurred on or before the first anniversary of the date hereof (the "Initial Termination Date"); provided, however, that the right to terminate this Agreement under this
     Section 8.1(b) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if on the Initial Termination Date (i) the conditions to the Closing set forth in Section 7.1(c) shall not have been fulfilled or (ii) any Additional Statutory Approval of the type described in Section 6.14(a) shall not have been obtained and such approval shall not have become a Final Order, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date will be extended to the date that is 18 months after the date hereof;

          (c) by the Company, by written notice to Parent, at the earlier of (i) 60 days after the time at which all other conditions to the Closing have been fulfilled or (ii) the date that is 18 months after the date of this Agreement, if any Additional Statutory Approval of the type described in
     Section 6.14(b) shall not have been obtained and such approval shall not have become a Final Order.

          (d) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Meeting, including any adjournments thereof;

          (e) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the First Merger or the Second Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the First Merger or the Second Merger, and such order, judgment or decree shall have become final and nonappealable;

          (f) by the Company, by written notice to Parent, (i) if there exist breaches of the representations and warranties of Parent made herein as of the date hereof, which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 30 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied; (ii) if Parent (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or (iii) in accordance with Section 5.2(b); provided, however, that the termination described in this clause (iii) shall not be effective unless and until the Company shall have paid to Parent the fee described in Section 8.3(a) and the Company has entered into a definitive agreement with respect to a Business Combination proposal;

          (g) by Parent, by written notice to the Company, if (i) there exist breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within 30 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied; (ii) the Company (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 30 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of the Company or any committee thereof (A) withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or such committee of the First Merger or this Agreement, (B) approves or recommends, or proposes publicly to approve or recommend, a Business Combination, (C) causes the Company to enter into a definitive agreement related to any Business Combination or (D) resolves to take any of the actions specified in clause
     (A), (B) or (C);

          (h) by the Company, by written notice to Parent, at the earlier of (i) 60 days after the time at which all other conditions to the Closing have been fulfilled or (ii) the date that is 18 months after the date of this Agreement, without any liability on the part of either Parent or Merger Sub or their respective officers or directors, if, notwithstanding Parent's compliance with its agreement contained in Section 6.3(c), Parent or Merger Sub is unable to deliver the amount of cash to the Paying Agent required pursuant to Section 2.2(a) as a direct result of the inability of Parent to obtain financing for the transactions contemplated by this Agreement because of the occurrence of significant disruptions in the financial and capital markets that make it impracticable for a company having financial characteristics similar to those of Parent as of the date of this Agreement to finance a transaction of the size and nature of the transactions contemplated by this Agreement; or

          (i) by Parent, by written notice to the Company, if a third party, including a group (as defined under the Exchange Act), acquires securities representing greater than 50% of the voting power of the outstanding voting securities of the Company.

     SECTION 8.2 Effect of Termination. Subject to Section 9.1 and the proviso of this Section 8.2, in the event of termination of this Agreement by either the Company or Parent pursuant to Section 8.1, there will be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Sections 6.10, 6.14, 8.3, 9.8 and 9.9 and the agreement contained in the last sentence of Section 6.1 will survive the termination; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement.

     SECTION 8.3  Termination Fee; Expenses.

     (a) Termination Fee. If this Agreement is terminated pursuant to Section 8.1(f)(iii), Section 8.1(g)(iii) or Section 8.1(i), then the Company shall pay to Parent promptly (but not later than five business days after notice is received from Parent) an amount equal to $30 million in cash.

     (b) Expenses. The parties agree that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 8.3, if the Company fails to promptly pay to Parent any fee due under this Section 8.3, in addition to any amounts paid or payable pursuant to such Section, the Company, as the defaulting party, shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America National Trust and Savings Association from the date such fee was required to be paid.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement will not survive the Mergers, except the covenants and agreements contained in this Section 9.1 and in Article II, the last sentence of Section
6.1 and Sections 6.5, 6.8, 6.9, 6.11, 6.13, 9.8 and 9.9, each of which shall survive in accordance with its terms.

     SECTION 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by overnight courier service (receipt confirmed in writing), (c) delivered by facsimile transmission (with receipt confirmed) or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent, to:

        ONEOK, Inc.
        100 West Fifth Street
        Tulsa, Oklahoma 74103

        Attention: John A. Gaberino, Jr.
                   Telephone: (918) 588-7000
                   Telecopy: (918) 588-7961

with a copy to:

        Jones, Day, Reavis & Pogue
        77 West Wacker
        Chicago, Illinois 60601

        Attention: Robert A. Yolles
                   Telephone: (312) 782-3939
                   Telecopy: (312) 782-8585

and:

        Gable & Gotwals
        100 West Fifth Street
        Tulsa, Oklahoma 74103

        Attention: Donald A. Kihle
                   Telephone: (918) 585-8141
                   Telecopy: (918) 588-7873

If to Merger Sub, to:

        Oasis Acquisition Corporation
        100 West Fifth Street
        Tulsa, Oklahoma 74103

        Attention: Deborah B. Barnes
                   Telephone: (918) 588-7000
                   Telecopy: (918) 588-7961

with a copy to:

        Jones, Day, Reavis & Pogue
        77 West Wacker
        Chicago, Illinois 60601

        Attention: Robert A. Yolles
                   Telephone: (312) 782-3939
                   Telecopy: (312) 782-8585
and:

        Gable & Gotwals
        100 West Fifth Street
        Tulsa, Oklahoma 74103

        Attention: Donald A. Kihle
                   Telephone: (918) 585-8141
                   Telecopy: (918) 588-7873

If to the Company, to:

        Southwest Gas Corporation
        5241 Spring Mountain Road
        Las Vegas, Nevada 89102

        Attention: George C. Biehl
                   Telephone: (702) 876-7237
                   Telecopy: (702) 364-8597

with a copy to:

        O'Melveny & Myers LLP
        400 South Hope Street
        Los Angeles, California 90071

        Attention: Frances E. Lossing
                   Telephone: (213) 430-6000
                   Telecopy: (213) 430-6407

     SECTION 9.3 Certain Definitions. For purposes of this Agreement (unless otherwise provided herein), the term:

          (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

          (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

          (c) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization.

     SECTION 9.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Letter Agreement; (b) may not be assigned by operation of law or otherwise; and (c) shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles.

     SECTION 9.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words, "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 9.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for (a) rights of Indemnified Parties as set forth in Section 6.5 and (b) as set forth in Section 6.8, 6.9 and 6.11, nothing in this Agreement, express or implied, is intended to confer upon any persons, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) without limitation to Section 8.3, any right it may have to receive damages from any other party based on any theory of liability for any special indirect, consequential (including lost profits) or punitive damages.

     SECTION 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties are entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.10 Amendment. This Agreement may be amended by the parties hereto by written agreement executed and delivered by duly authorized officers of the respective parties, at any time before or after the Company Shareholders' Approval has been obtained the Company and prior to the Effective Time of the First Merger, but after such shareholder approval, no such amendment may (a) alter or change the rights or any of the proceedings of the treatment of shares under Article II, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders.

     SECTION 9.11 Waiver. At any time prior to the Effective Time of the First Merger, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

     SECTION 9.12 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provision and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this agreement impossible to perform, in which case this Agreement shall be terminated pursuant to Article VIII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took any action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 6.3(a) or (b) did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     SECTION 9.13 Further Assurances. Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Mergers in accordance with the terms hereof.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          ONEOK, INC.

                                          By:     /s/ LARRY W. BRUMMETT
                                             -----------------------------------
                                              Name: Larry W. Brummett
                                              Title: Chairman and CEO

                                          By:     /s/ DEBORAH B. BARNES
                                             -----------------------------------
                                              Name: Deborah B. Barnes
                                              Title: Secretary

                                          OASIS ACQUISITION CORPORATION

                                          By:     /s/ LARRY W. BRUMMETT
                                             -----------------------------------
                                              Name: Larry W. Brummett
                                              Title: Chairman and CEO

                                          By:     /s/ DEBORAH B. BARNES
                                             -----------------------------------
                                              Name: Deborah B. Barnes
                                              Title: Secretary

                                          SOUTHWEST GAS CORPORATION

                                          By:     /s/ MICHAEL O. MAFFIE
                                             -----------------------------------
                                              Name: Michael O. Maffie
                                              Title: President and CEO

                                          By:      /s/ GEORGE C. BIEHL
                                             -----------------------------------
                                              Name: George C. Biehl
                                              Title: Secretary

                                                                         ANNEX A

                           ARTICLES OF INCORPORATION

                                       OF

                           SOUTHWEST GAS CORPORATION

                                   ARTICLE I

                                      NAME

     The name of the corporation is: Southwest Gas Corporation.

                                   ARTICLE II

                                    PURPOSE

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

                               AGENT FOR SERVICE

     The name in the State of California of this corporation's agent for service of process is:

        Corporation Service Company which will do business in California as CSC-Lawyer's Incorporating Service.

                                   ARTICLE IV

                               AUTHORIZED SHARES

     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 1,000 shares designated as Common Stock.

                                   ARTICLE V

                     LIABILITY OF DIRECTORS/INDEMNIFICATION

     (a) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

     (c) Any amendment, repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment, repeal or modification.

                                                                         ANNEX B

                                     BYLAWS
                                       OF
                           SOUTHWEST GAS CORPORATION
                           (A CALIFORNIA CORPORATION)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I
OFFICES

  Section 1.  Principal Executive Office....................  A-48
  Section 2.  Other Offices.................................  A-48

ARTICLE II

SHAREHOLDERS

  Section 1.  Place of Meetings.............................  A-48
  Section 2.  Annual Meetings...............................  A-48
  Section 3.  Special Meetings..............................  A-48
  Section 4.  Notice of Annual or Special Meetings..........  A-48
  Section 5.  Quorum........................................  A-49
  Section 6.  Adjourned Meetings and Notice Thereof.........  A-49
  Section 7.  Voting........................................  A-49
  Section 8.  Record Date...................................  A-50
  Section 9.  Consent of Absentees..........................  A-50
  Section 10. Action Without Meeting........................  A-51
  Section 11. Proxies.......................................  A-51
  Section 12. Inspectors of Election........................  A-51

ARTICLE III

DIRECTORS

  Section 1.  Powers........................................  A-51
  Section 2.  Committees....................................  A-51
  Section 3.  Number of Directors...........................  A-52
  Section 4.  Election and Term of Office...................  A-52
  Section 5.  Vacancies.....................................  A-52
  Section 6.  Resignation...................................  A-53
  Section 7.  Place of Meetings.............................  A-53
  Section 8.  Annual Meetings...............................  A-53
  Section 9.  Special Meetings..............................  A-53
  Section 10. Quorum........................................  A-53
  Section 11. Participation in Meetings by Conference
              Telephone.....................................  A-53
  Section 12. Waiver of Notice..............................  A-54
  Section 13. Adjournment...................................  A-54
  Section 14. Fees and Compensation.........................  A-54
  Section 15. Action Without Meeting........................  A-54

ARTICLE IV

OFFICERS

  Section 1.  Officers......................................  A-54
  Section 2.  Election......................................  A-54
  Section 3.  Subordinate Officers..........................  A-54

                                                              PAGE
                                                              ----
  Section 4.  Removal and Resignation.......................  A-54
  Section 5.  Vacancies.....................................  A-54
  Section 6.  President.....................................  A-55
  Section 7.  Vice Presidents...............................  A-55
  Section 8.  Secretary.....................................  A-55
  Section 9.  Chief Financial Officer.......................  A-55
  Section 10. Chairman of the Board.........................  A-56

ARTICLE V

OTHER PROVISIONS

  Section 1.  Inspection of Corporate Records...............  A-56
  Section 2.  Inspection of Bylaws..........................  A-56
  Section 3.  Endorsement of Documents; Contracts...........  A-56
  Section 4.  Certificates of Stock.........................  A-56
  Section 5.  Representation of Shares of Other
              Corporations..................................  A-57
  Section 6.  Annual Report to Shareholders.................  A-57
  Section 7.  Construction and Definitions..................  A-57
  Section 8.  Compensation..................................  A-57
  Section 9.  Indemnification of Agents of the Corporation;
              Purchase of Liability Insurance...............  A-57
  Section 10. Corporate Loans and Guarantees to Directors
              and Officers..................................  A-58

ARTICLE VI

AMENDMENTS

                                     BYLAWS

                         FOR THE REGULATION, EXCEPT AS
                      OTHERWISE PROVIDED BY STATUTE OR ITS
                           ARTICLES OF INCORPORATION,

                                       OF

                           SOUTHWEST GAS CORPORATION
                           (A CALIFORNIA CORPORATION)

                                   ARTICLE I

                                    OFFICES

     SECTION 1. Principal Executive Office. The principal executive office of the Corporation shall be fixed and located at such place as the Board of Directors (herein referred to as the "Board") shall determine. The Board is granted full power and authority to change said principal executive office from one location to another.

     SECTION 2. Other Offices. Branch or subordinate offices may be established at any time by the Board at any place or places.

                                   ARTICLE II

                                  SHAREHOLDERS

     SECTION 1. Place of Meetings. Meetings of shareholders shall be held at the principal executive office of the Corporation unless another place within or without the State of California is designated by the Board.

     SECTION 2. Annual Meetings. The annual meeting of shareholders shall be held on January 21st of each year, commencing in 2000, or such other date or such other time as may be fixed by the Board, provided, however, that should said day fall upon a Saturday, Sunday or legal holiday observed by the Corporation at its principal executive office, then any such annual meeting of shareholders shall be held at the same time and place on the next day thereafter ensuing which is a business day. At such meeting, directors shall be elected and any other proper business may be transacted.

     SECTION 3. Special Meetings. Special meetings of the shareholders may be called at any time by the Board, the Chairman of the Board, the President or by the holders of shares entitled to cast not less than ten percent of the votes at such meeting.

     SECTION 4. Notice of Annual or Special Meetings. Written notice of each annual or special meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote thereat.

     Such notice shall be given either personally or by first-class mail, postage prepaid, or by other means of written communication, addressed to the shareholder at the address of such shareholder appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice, or if no such address appears or is given, at the place where the principal executive office of the Corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. After notice is given by mail, the Secretary or the Assistant

Secretary, if any, or transfer agent, shall execute an affidavit of mailing in accordance with this section.

     The notice shall state the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted, or (ii) in the case of the annual meeting, those matters which the Board, at the time of the mailing of the notice, intends to present for action by the shareholders, but, subject to the provisions of applicable law, any proper matter may be presented at the meeting for such action. The notice of any meeting at which directors are to be elected shall include the names of nominees intended at the time of notice to be presented by the Board for election.

     SECTION 5. Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders. Subject to the Articles of Incorporation of the Corporation (herein referred to as the "Articles of Incorporation"), the shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

     SECTION 6. Adjourned Meetings and Notice Thereof. Any meeting of shareholders, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares, the holders of which are either present in person or represented by proxy thereat, but in the absence of a quorum (except as provided in Section 5 of this Article) no other business may be transacted at such meeting.

     It shall not be necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted thereat, other than by announcement at the meeting at which such adjournment is taken; provided, however, when any shareholders' meeting is adjourned for more than 45 days or, if after adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting.

     SECTION 7. Voting. The shareholders entitled to notice of any meeting or to vote at any such meeting shall be only those persons in whose names shares are registered in the stock records of the Corporation on the record date determined in accordance with Section 8 of this Article.

     Except as provided below and except as may be otherwise provided in the Articles of Incorporation, each outstanding share shall be entitled to one vote on each matter submitted to a vote of shareholders. Subject to the requirements of the next sentence, every shareholder entitled to vote at any election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are nominally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of votes which such shareholder normally is entitled to cast) unless such candidate or candidates' names have been placed in nomination prior to the voting and any shareholder has given notice at the meeting prior to the voting of such shareholder's intention to cumulate the shareholder's votes.

     Any holder of shares entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, other than elections to office, but, if the shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares such shareholder is entitled to vote.

     Elections for directors need not be by ballot unless a shareholder demands election by ballot at the meeting and before the voting begins.

     Provided that the quorum requirements of Section 5 above are satisfied: the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the California General Corporation Law or the Articles of Incorporation, provided that whenever under the California General Corporation Law shares are disqualified from voting on any matter, they shall not be considered outstanding for purposes of the determination of a quorum at any meeting to act upon, or the required vote to approve action upon any matter; and in any election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected; votes against the director and votes withheld shall have no legal effect.

     SECTION 8. Record Date. The Board may fix, in advance, a record date for the determination of the shareholders entitled to notice of, or to vote at, any meeting of the shareholders, or the shareholders entitled to receive payment of any dividend or other distribution, or any allotment of rights, or to exercise rights in respect of any other lawful action. The record date so fixed shall be not more than 60 days nor less than 10 days prior to the date of the meeting nor more than 60 days prior to any other action.

     If no record date is fixed by the Board, (i) the record date for determining shareholders entitled to notice of, or to vote at, a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held, and (ii) the record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board has been taken, shall be the day on which the first written consent is given.

     A determination of shareholders of record entitled to notice of, or to vote at, a meeting of shareholders shall apply to any adjournment of the meeting unless the Board fixes a new record date for the adjourned meeting. The Board shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

     SECTION 9. Consent of Absentees. The transactions of any meeting of shareholders, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of the meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Neither the business to be transacted at nor the purpose of any annual or special meeting of shareholders, need be specified in any written waiver of notice, except as provided in the California General Corporation Law.

     SECTION 10. Action Without Meeting. Subject to Section 603 of the California General Corporation Law, any action which, under any provision of the California General Corporation Law, may be taken at any annual or special meeting of shareholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     SECTION 11. Proxies. Every person entitled to vote shares shall have the right to do so either in person or by one or more persons authorized by a valid written proxy signed by such person or such person's attorney in fact and filed with the Secretary. Subject to the provisions of this bylaw and applicable law, any duly executed proxy continues in full force and effect until revoked by the person executing it prior to the vote pursuant thereto.

     SECTION 12. Inspectors of Election. Prior to any meeting of shareholders, the Board may appoint inspectors of election to act at the meeting or any adjournment thereof. If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, the chairman of the meeting may, and on the request of any shareholder or his proxy shall, appoint inspectors of election or persons to replace those who fail to appear or refuse to act at the meeting. The number of inspectors shall be either one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the holders of a majority of shares or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed. The inspectors of election shall (i) determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies, (ii) receive votes, ballots or consents, (iii) hear and determine all challenges and questions in any way arising in connection with the right to vote, (iv) count and tabulate all votes or consents, (v) determine when the poll shall close and the election result and (vi) do any other acts that may be proper to conduct the election or vote with fairness to all shareholders.

     The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as it is practicable. If there are three inspectors of election, the decision, act or certificate of majority is effective in all respects as the decision, act or certificate of all.

                                  ARTICLE III

                                   DIRECTORS

     SECTION 1. Powers. Subject to limitations of the Articles of Incorporation, these Bylaws and the California General Corporation Law relating to actions required to be approved by the shareholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

     SECTION 2. Committees. The Board may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent member of the committee. The appointment of members or alternate members of a committee requires the vote of a majority of the authorized number of directors. Any such committee, to the extent provided in the resolution of the Board, shall have all the authority of the Board, except with respect to (i) the approval of any action required to be approved by the shareholders or by the outstanding shares under the California General Corporation Law, (ii) the filling of vacancies on the Board or in any committee, (iii) the fixing of compensation of the directors for serving on the Board or on any committee, (iv) the adoption, amendment or repeal of Bylaws, (v) the amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable, (vi) a distribution to the shareholders, except at a rate or in a periodic amount or within a price range determined by the Board and (vii) the appointment of other committees of the Board or the members thereof.

     SECTION 3. Number of Directors. The number of directors shall not be less than one nor more than three until changed by amendment of the Articles of Incorporation or by a Bylaw amending this Section 3 duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote, provided that a proposal to reduce the fixed number or the minimum number of directors below five may not be adopted if the votes cast against its adoption at a meeting or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote. The exact number of directors shall be fixed from time to time, within the limitations specified in the Articles of Incorporation or in this Section 3, by a Bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by written consent of the holders of a majority of the outstanding shares entitled to vote, or by the Board. Subject to the foregoing provisions for changing the number of directors, the number of directors of the Corporation has been fixed at three. However, any reduction of the authorized number of directors does not remove any director prior to the expiration of such director's term of office.

     SECTION 4. Election and Term of Office. The directors shall be elected at each annual meeting of the shareholders, but if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of shareholders held for that purpose. Subject to Section 5 of this Article, each director shall hold office until the next annual meeting and until a successor has been elected and qualified.

     SECTION 5. Vacancies. A vacancy or vacancies in the Board shall be deemed to exist in case of the death, resignation or removal of any director, if the authorized number of directors be increased or if the shareholders fail at any annual or special meeting of shareholders at which any directors are elected, to elect the full authorized number of directors to be voted at that meeting.

     Vacancies in the Board, except those existing as a result of a removal of a director, may be filled by a majority of the remaining directors, or, if the number of remaining directors is less than a quorum, by (i) the unanimous written consent of the remaining directors, (ii) the affirmative vote of a majority of the remaining directors at a meeting held pursuant to notice or waivers of notice complying with Section 307 of the California General Corporation Law, or (iii) by a sole remaining director, and each director so elected shall hold office until the next annual meeting and until such director's successor has been elected and qualified.

     Vacancies in the Board created by the removal of a director may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the unanimous written consent of all shares entitled to vote for the election of directors.

     The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.

     SECTION 6. Resignation. Any director may resign effective upon giving written notice to the President, the Secretary or the Board, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

     SECTION 7. Place of Meetings. Regular or special meetings of the Board shall be held at any place within or without the State of California which has been designated in the notice of the meeting or, if not stated therein, as designated by resolution of the Board. In the absence of such designation, meetings shall be held at the principal executive office of the Corporation.

     SECTION 8. Annual Meetings. Immediately following each annual meeting of shareholders, the Board may, but shall not be required to, hold an annual meeting at the same place, or at any other place that has been designated by the Board, for the purpose of organization, election of officers or transaction of other business as the Board may determine. Call and notice of this meeting of the Board shall be in the manner for the conduct of special meetings as provided in Section 9 unless the Board has determined by resolution to conduct a regular meeting at such time and place, in which event call and notice of this meeting of the Board shall not be required unless some place other than the place of the annual shareholders' meeting has been designated.

     SECTION 9. Special Meetings. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the President, the Secretary or by any two directors upon four days' notice by mail or 48 hours' notice given personally or by telephone, telegraph, telex or other similar means of communication. Any such notice shall be addressed or delivered to each director at such director's address as it is shown upon the records of the Corporation or as may have been given to the Corporation by the director for purposes of notice.

     SECTION 10. Quorum. A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business, except to adjourn as hereinafter provided. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number be required by law or by the Articles. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

     SECTION 11. Participation in Meetings by Conference Telephone. Members of the Board may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another.

     SECTION 12. Waiver of Notice. Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

     SECTION 13. Adjournment. A majority of the directors present, whether or not a quorum is present, may adjourn any directors' meeting to another time and place. If a meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors that were not present at the time of adjournment.

     SECTION 14. Fees and Compensation. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by the Board.

     SECTION 15. Action Without Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same effect as a unanimous vote of the members of the Board.

                                   ARTICLE IV

                                    OFFICERS

     SECTION 1. Officers. The officers of the Corporation shall be a President, a Secretary and a Chief Financial Officer. The Corporation may also have, at the discretion of the Board, a Chairman, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Financial Officers and such other officers as may be elected or appointed in accordance with the provisions of
Section 3 of this Article.

     SECTION 2. Election. The officers of the Corporation, except such officers as may be elected or appointed in accordance with the provisions of Section 3 or
Section 5 of this Article, shall be chosen by, and shall serve at the pleasure of, the Board, and shall hold their respective offices until their resignation, removal or other disqualification from service, or until their respective successors shall be elected and qualified.

     SECTION 3. Subordinate Officers. The Board may elect, and may empower the President to appoint, such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

     SECTION 4. Removal and Resignation. Any officer may be removed, either with or without cause, by the Board at any time. Any officer may resign at any time upon written notice to the Corporation without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

     SECTION 5. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular election or appointment to such office.

     SECTION 6. President. The President is the general manager and chief executive officer of the Corporation and has, subject to the control of the Board, general supervision, direction and control of the business and officers of the Corporation. The President shall preside at all meetings of the shareholders and at all meetings of the Board. The President has the general powers and duties of management usually vested in the office of president and general manager of a corporation and such other powers and duties as may be prescribed by the Board.

     SECTION 7. Vice Presidents. In the absence or disability of the President, unless a Chairman has been elected, the Vice Presidents in order of their rank as fixed by the Board or, if not ranked, the Vice President designated by the Board, shall perform all the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board.

     SECTION 8. Secretary. The Secretary shall keep or cause to be kept, at the principal executive office and such other place as the Board may order, a book of minutes of all meetings of shareholders and the Board, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present or represented at meetings of shareholders, and the proceedings thereof. The Secretary shall keep, or cause to be kept, a copy of the Bylaws of the Corporation at the principal executive office or business office in accordance with Section 213 of the California General Corporation Law.

     The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Corporation's transfer agent or registrar, if one be appointed, a share register, or a duplicate share register, showing the names of the shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

     The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board required by these Bylaws or by law to be given, shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board.

     SECTION 9. Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Corporation, and shall send or cause to be sent to the shareholders of the Corporation such financial statements and reports as are by law or these Bylaws required to be sent to them. The books of account shall at all times be open to inspection by any director.

     The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board. The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the President and directors, upon their request, an account of all transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board.

     SECTION 10. Chairman of the Board. If such an officer be elected, the Chairman of the Board shall preside at meetings of the board of directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the board of directors or prescribed by the Bylaws. In the absence of the President, or if there is no President, the Chairman of the Board shall, in addition, be the chief executive officer of the Corporation and shall have the powers and duties described in Section 6 above.

                                   ARTICLE V

                                OTHER PROVISIONS

     SECTION 1. Inspection of Corporate Records. The record of shareholders shall be open to inspection and copying, and the accounting books and records and minutes of proceedings of the shareholders and the Board and committees of the Board, if any, shall be open to inspection, upon written demand on the Corporation of any shareholder at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a shareholder.

     SECTION 2. Inspection of Bylaws. The Corporation shall keep at its principal executive office in the State of California, or if its principal executive office is not in California, at its principal business office in California, the original or a copy of these Bylaws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours. If the principal executive office of the Corporation is outside California and the Corporation has no principal business office in California, it shall upon the written request of any shareholder furnish to such shareholder a copy of these Bylaws as amended to date.

     SECTION 3. Endorsement of Documents; Contracts. Subject to the provisions of applicable law, any note, mortgage, evidence of indebtedness, contract, share certificate, initial transaction statement or written statement, conveyance or other instrument in writing and any assignment or endorsement thereof executed or entered into between the Corporation and any other person shall be valid and binding on the Corporation, when signed by the Chairman, the President or any Vice President and the Secretary, any Assistant Secretary, the Chief Financial Officer or any Assistant Financial Officer of the Corporation unless the other party knew that the signing officers had no authority to execute the same. Any such instruments may be signed by any other person or persons and in such manner as from time to time shall be determined by the Board, and, unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or amount.

     SECTION 4. Certificates of Stock. Every holder of shares of the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the President or a Vice President and by the Chief Financial Officer or an Assistant Financial Officer or the Secretary or an Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be facsimile.

     Except as provided in this Section, no new certificate for shares shall be issued in lieu of an old one unless the latter is surrendered and cancelled at the same time. The Board may, however, if any certificate for shares is alleged to have been lost, stolen or destroyed, authorize the issuance of a new certificate in lieu thereof, and the Corporation may require that the Corporation be given a bond or other adequate security sufficient to indemnify it against any claim that may be made against it (including expense or liability) on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

     SECTION 5. Representation of Shares of Other Corporations. The President or any other officer or officers authorized by the Board or by the President are each authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority herein granted may be exercised either by any such officer in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officer.

     SECTION 6. Annual Report to Shareholders. The requirement of sending an annual report to shareholders which is set forth in the California General Corporation Law is expressly waived, but nothing herein shall be interpreted as prohibiting the Board from issuing annual or other periodic reports to shareholders.

     Notwithstanding the immediately preceding paragraph, if the Corporation has 100 or more holders of record of its shares (determined as provided in the California General Corporation Law), the Board shall cause an annual report to be sent to the shareholders not later than 120 days after the close of the fiscal year. Such report, in addition to such information as may be required by the California General Corporation Law, shall contain a balance sheet as of the end of that fiscal year and an income statement and statement of changes in financial position for that fiscal year, accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized officer of the Corporation that the statements were prepared without audit from the books and records of the Corporation. The requirement of sending such report to the shareholders at least 15 (or, if sent by third-class mail, 35) days prior to the annual meeting of shareholders to be held during the next fiscal year is expressly waived.

     SECTION 7. Construction and Definitions. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the General Provisions of the California Corporations Code and in the California General Corporation Law shall govern the construction of these Bylaws.

     SECTION 8. Compensation. The salaries of all officers and agents of the Corporation shall be fixed by the Board.

     SECTION 9. Indemnification of Agents of the Corporation; Purchase of Liability Insurance. For purposes of this Section 9, "agent" means any person who is or was a director, officer, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation, attorneys' fees and any expenses of establishing a right to indemnification under this Section 9.

     The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding to the fullest extent permitted under the General Corporation Law of the State of California, as amended from time to time.

     SECTION 10. Corporate Loans and Guarantees to Directors and Officers. The Corporation shall not make any loan of money or property to, or guarantee the obligation of, any director or officer of the Corporation or of its parent, if any, unless the transaction, or an employee benefit plan authorizing the loans or guarantees after disclosure of the right under such a plan to include officers or directors, is approved by a majority of the shareholders entitled to act thereon.

     The Corporation shall not make any loan of money or property to, or guarantee the obligation of, any person upon the security of shares of the Corporation or of its parent, if any, if the Corporation's recourse in the event of default is limited to the security for the loan or guaranty, unless the loan or guaranty is adequately secured without considering these shares, or the loan or guaranty is approved by a majority of the shareholders entitled to act thereon.

     Notwithstanding the first paragraph of this Section 10, the Corporation may advance money to a director or officer of the Corporation or of its parent, if any, for any expenses reasonably anticipated to be incurred in the performance of the duties of the director or officer, provided that in the absence of the advance the director or officer would be entitled to be reimbursed for the expenses by the Corporation, its parent, or subsidiary, if any.

     The provisions of the first paragraph of this Section 10 do not apply to the payment of premiums in whole or in part by the Corporation on a life insurance policy on the life of a director or officer so long as repayment to the Corporation of the amount paid by it is secured by the proceeds of the policy and its cash surrender value.

     The provisions of this Section 10 do not apply to any transaction, plan or agreement permitted under Section 408 of the California General Corporation Law relating to employee stock purchase plans.

     For the purposes of this Section, "approval by a majority of the shareholders entitled to act" means either (1) written consent of a majority of the outstanding shares without counting as outstanding or as consenting any shares owned by any officer or director eligible to participate in the plan or transaction that is subject to this approval, (2) the affirmative vote of a majority of the shares present and voting at a duly held meeting at which a quorum is otherwise present, without counting for purposes of the vote as either present or voting any shares owned by any officer or director eligible to participate in the plan or transaction that is subject to the approval, or (3) the unanimous vote or written consent of the shareholders.

                                   ARTICLE VI

                                   AMENDMENTS

     These Bylaws may be amended or repealed either by approval of the outstanding shares (as defined in Section 152 of the California General Corporation Law) or by the approval of the Board; provided, however, that after the issuance of shares, a Bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable number of directors or vice versa may be adopted only by approval of the outstanding shares.

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 1 ("Amendment No. 1"), dated as of April 25, 1999, to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 14, 1998, by and among ONEOK, Inc., an Oklahoma corporation ("Parent"), Oasis Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Southwest Gas Corporation, a California corporation (the "Company").

     WHEREAS, Parent, Merger Sub and the Company have previously executed and delivered the Merger Agreement; and

     WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as set forth herein and pursuant to Section 9.10 thereof;

     NOW, THEREFORE, Parent, Merger Sub and the Company agree as follows:

     1. Definitions. Capitalized terms used but not expressly defined herein shall have the meanings accorded such terms in the Merger Agreement.

     2. Amendment of Section 2.1(a) of the Merger Agreement. The first sentence of Section 2.1(a) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

          "Each issued and outstanding share of Company Common Stock (other than Dissenting Shares (as defined in Section 2.3) covered by Section 2.3) and each associated stock purchase right (the "Company Rights") issued pursuant to the Rights Agreement, dated as of March 5, 1996, as amended, between the Company and Harris Trust Company, as Rights Agent (the "Company Rights Agreement"), which will be terminated at the Effective Time of the First Merger (references herein to Company Common Stock or Shares will be deemed to include the associated Company Rights), will be converted into the right to receive $30.00 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2."

All references to the Merger Consideration in the Merger Agreement or in any other instrument or agreement contemplated thereby shall be deemed to refer to the Merger Consideration as such term is defined in the amended and restated first sentence of Section 2.1(a) set forth above.

     3. Amendment of Section 5.1 of the Merger Agreement. Section 5.1 of the Merger Agreement is hereby amended to add the following new Section 5.1(t):

          "(t) Southern Union Confidentiality Agreement. The Company shall take such actions as shall be necessary and appropriate to enforce all of its rights, powers and remedies under the Confidentiality Agreement, dated February 21, 1999 (the "Southern Union Confidentiality Agreement"), between the Company and Southern Union Company, a Delaware corporation, without amendment or waiver thereof and shall not agree to any amendment or waiver of or supplement to any provision of the Confidentiality Agreement."

     4. Amendment of Section 5.2(b) of the Merger Agreement. Clause (y) of
Section 5.2(b) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows

          "(y) negotiate with a third party with respect to such Business Combination proposal and, subject to the Company having paid to Parent the fees described in Section 8.3(a) and having entered into a definitive agreement with respect to such Business Combination proposal, terminate this Agreement pursuant to Section 8.1(f)(iii)"

     5. Amendment of Section 6.1 of the Merger Agreement. Section 6.1 of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows:

          "SECTION 6.1 Access to Information. Except as otherwise stated in this
     Section 6.1, upon reasonable notice and during normal business hours, the Company shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of Parent reasonable access, throughout the period prior to the Effective Time of the First Merger, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) in a manner that will not disrupt the operations of the Company or its relationship with its customers, suppliers or employees. During such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"), and any material reports, schedules or other documents filed with or sent to the California Public Utilities Commission, the Arizona Corporations Commission, the Public Utilities Commission of Nevada, the FERC and any other federal or state regulatory agency or commission, and (ii) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement. Any such investigation by Parent will not affect the representations or warranties contained in this Agreement. Parent shall furnish promptly to the Company all information concerning it, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the Company in connection with any filings, applications or approvals required or contemplated by this Agreement. Parent shall from time to time at the request of the Company discuss its financing arrangements for the First Merger with the Company and shall furnish promptly to the Company such information concerning its financial condition, together with the final drafts of its financing arrangements for the First Merger. Parent shall promptly advise the Company of any reduction in the rating of Parent's long-term unsecured debt securities by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group. Notwithstanding anything in this Section 6.1 to the contrary, except as required by law (including, but not limited to, a valid and effective subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a federal, state or local, foreign or domestic Governmental Authority), the Company shall not be obligated to provide books, records or documents that the Company is legally or by contract obligated to keep confidential. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material

     (as defined in the Letter Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Letter Agreement, dated as of November 20, 1998, between the Company and Parent, as it may be amended from time to time (the "Letter Agreement")."

     6. Amendment of Section 6.2(a) of the Merger Agreement. The first sentence of Section 6.2(a) of the Merger Agreement is hereby amended and restated to read, in its entirety, as follows

          "On or prior to May 14, 1999, the Company will prepare and file with the SEC the Proxy Statement."

     7. Amendment of Section 6.3 of the Merger Agreement. A new subsection (d) shall be added to Section 6.3 of the Merger Agreement that reads as follows:

          "(d) Ratings. Parent shall cause its long-term unsecured debt securities to be rated at least Baa3 by Moody's Investors Services, Inc. and at least BBB- by Standard & Poor's Ratings Group immediately prior to the Effective Time of the First Merger."

     8. Amendment of Section 9.4 of the Merger Agreement. Section 9.4 of the Merger Agreement is hereby amended to add the following phrase after the word "principles" in clause (c) thereof:

          "except to the extent that certain matters regarding the Mergers are governed as a matter of California law by the laws of the State of California."

     9. Authority.

     (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Amendment No. 1. The execution and delivery of this Amendment No. 1 and the consummation by each of Parent and Merger Sub of the transactions contemplated by the Merger Agreement, as amended hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, including, without limitation, the due approval of this Amendment No. 1 by the Boards of Directors of Parent and Merger Sub. This Amendment No. 1 has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

     (b) The Company has all requisite corporate power and authority to enter into this Amendment No. 1. The execution and delivery of this Amendment No. 1 and the consummation by the Company of the transactions contemplated by the Merger Agreement, as amended hereby, has been duly authorized by all necessary corporate action on the part of the Company, including, without limitation, the due approval of this Amendment No. 1 by the Board of Directors of the Company. This Amendment No. 1 has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     10. Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with the laws of the State of Oklahoma applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles except to the extent that certain matters regarding the Mergers are governed as a matter of California law by the laws of the State of California.

     11. Counterparts; Effect. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     12. Merger Agreement Confirmed. Except as amended hereby, the Merger Agreement is ratified and confirmed in all respects. Each reference in the Merger Agreement or any other related document to the Merger Agreement or this Amendment No. 1 shall be deemed to be a reference to the Merger Agreement as amended hereby.

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          ONEOK, INC.

                                          By:     /s/ LARRY W. BRUMMETT
                                             -----------------------------------
                                              Name: Larry W. Brummett
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer

                                          By:     /s/ DEBORAH B. BARNES
                                             -----------------------------------
                                              Name: Deborah B. Barnes
                                              Title: Corporate Secretary

                                          OASIS ACQUISITION CORPORATION

                                          By:     /s/ LARRY W. BRUMMETT
                                             -----------------------------------
                                              Name: Larry W. Brummett
                                              Title: Chairman of the Board

                                          By:     /s/ DEBORAH B. BARNES
                                             -----------------------------------
                                              Name: Deborah B. Barnes
                                              Title: Corporate Secretary

                                          SOUTHWEST GAS CORPORATION

                                          By:     /s/ MICHAEL O. MAFFIE
                                             -----------------------------------
                                              Name: Michael O. Maffie
                                              Title: President and Chief
                                                     Executive Officer

                                          By:      /s/ GEORGE C. BIEHL
                                             -----------------------------------
                                              Name: George C. Biehl
                                              Title: Secretary

                                   APPENDIX B

                                                   Investment Banking
                                                   Corporate and Institutional
                                                   Client Group
                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1330
(LOGO)                                             212 449 1000

                                                                   June 30, 1999

Board of Directors
Southwest Gas Corporation
5241 Spring Mountain Road
Las Vegas, Nevada 89193-8510

Members of the Board of Directors:

     Southwest Gas Corporation (the "Company"), ONEOK, INC. (the "Acquiror") and Oasis Acquisition Corporation, a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated as of December 14, 1998, as amended (the "Agreement") pursuant to which Acquisition Sub will be merged with the Company in a merger (the "Merger") in which each share of the Company's common stock, par value $1.00 per share (the "Company Shares"), will be converted into the right to receive $30.00 per share in cash (the "Consideration").

     You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

     In arriving at the opinion set forth below, we have, among other things:

        (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

        (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

        (3) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

        (4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

        (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

        (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

        (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

        (8) Reviewed the Agreement; and

        (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     As you are aware, Southern Union Company has proposed a transaction to acquire all of the outstanding Company Shares for $33.50 per share, which we understand the Board of Directors has unanimously rejected.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, portions of which are payable upon execution of the Agreement and approval of the Merger by the holders of the Company Shares, and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company, including acting as lead underwriter in connection with an offering of the Company's common stock in July 1998, and may continue to do so, and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

                                   Very truly yours,

                                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED

                                   APPENDIX C

                               CHAPTER 13 OF THE
                          CALIFORNIA CORPORATIONS CODE

                         CHAPTER 13. DISSENTERS' RIGHTS

SECTION

1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.

1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents.

1302. Submission of share certificates for endorsement; uncertificated securities.

1303. Payment of agreed price with interest; agreement fixing fair market value;
      filing; time of payment.

1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers.

1305. Report of appraisers; confirmation; determination by court; judgment;
      payment; appeal; costs.

1306. Prevention of immediate payment; status as creditors; interest.

1307. Dividends on dissenting shares.

1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.

1309. Termination of dissenting share and shareholder status.

1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval.

1311. Exempt shares.

1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

SEC. 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
           PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC. 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR
           PURCHASE; TIME; CONTENTS

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
           SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
           VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
           MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC. 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT,
           PAYMENT; APPEAL; COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300,

1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SEC. 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC. 1307. DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC. 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
           DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC. 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC. 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
           LITIGATION OF SHAREHOLDERS' APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC. 1311. EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC. 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
           MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

PROXY                      SOUTHWEST GAS CORPORATION                       PROXY
                  P.O. BOX 98510, LAS VEGAS, NEVADA 89193-8510

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Thomas Y. Hartley and Lloyd T. Dyer as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of the undersigned at the Annual Meeting of Shareholders to be held on August 10, 1999, at the Company's Headquarters at 5241 Spring Mountain Road, Las Vegas, Nevada, and any adjournments thereof; and at their discretion, with authorization to vote such shares on any other matters as may properly come before the meeting or any adjournments thereof.

1. ELECTION OF DIRECTORS

George C. Biehl                 Michael B. Jager                Carolyn M. Sparks
Manuel J. Cortez                Leonard R. Judd                 Robert S. Sundt
Lloyd T. Dyer                   James J. Kropid                 Terrance L. Wright
Thomas Y. Hartley               Michael O. Maffie

    [ ] FOR ALL    [ ] FOR ALL EXCEPT*
    ----------------------------------        [ ] WITHHOLD AUTHORITY FOR ALL

*NOTE: TO WITHHOLD AUTHORITY TO VOTE FOR A PARTICULAR NOMINEE, MARK THE FOR ALL EXCEPT BOX AND ENTER THE NAME(S) OF THE EXCEPTIONS IN THE SPACE PROVIDED. UNLESS AUTHORITY TO VOTE FOR ALL THE FOREGOING NOMINEES IS WITHHELD, THIS PROXY WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR EVERY NOMINEE WHOSE NAME IS NOT LISTED.

2. APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the Company

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

               (IMPORTANT -- SIGNATURE REQUIRED ON REVERSE SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. FURTHER, IF CUMULATIVE VOTING RIGHTS FOR THE ELECTION OF DIRECTORS (PROPOSAL 1) ARE EXERCISED AT THE MEETING, THE PROXIES WILL CUMULATIVELY VOTE THEIR SHARES AS PROVIDED FOR IN THE PROXY STATEMENT.

                                                 Dated:                   , 1999

                                                 -------------------------------
                                                           (Signature)

                                                 -------------------------------
                                                  (Signature, if held jointly)

                                                 Please sign exactly as name
                                                 appears hereon. When shares are
                                                 held by joint tenants, both
                                                 should sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 president or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.

                        [ARTHUR ANDERSEN LLP LETTERHEAD]


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders,
Southwest Gas Corporation:

We have audited the accompanying consolidated balance sheets of Southwest Gas Corporation (a California corporation, hereinafter referred to as the Company) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                          /s/ ARTHUR ANDERSEN LLP

Las Vegas, Nevada
March 26, 1999